                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the SEC
                                                Only (as permitted by Rule
                                                14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                      Cogeneration Corporation of America
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

        common stock, par value $.01

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

        6,857,269 shares of common stock outstanding; options to purchase an aggregate of 797,000 shares of common stock outstanding as of September 20, 1999 that are exercisable or will become exercisable as a result of the transaction; and warrant to purchase an aggregate of 16,500 shares of common stock outstanding as of September 20, 1999 that is exerciseable.

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        $25.00 per share

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

        $183,463,413.00 (including the spread between $25.00 per share and the exercise price for the shares of common stock issuable upon exercise of options and warrant).

--------------------------------------------------------------------------------

     (5) Total fee paid:

        $36,692.69

--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: $

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement
No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                   [COGENERATION CORPORATION OF AMERICA LOGO]

                      COGENERATION CORPORATION OF AMERICA

                         One Carlson Parkway, Suite 240
                       Minneapolis, Minnesota 55447-4454

                               November 12, 1999

Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders of Cogeneration Corporation of America ("CogenAmerica") to be held on December 16, 1999 at 9:00 a.m., local time, at The Marquette Hotel, Universe Room, 50th Floor, 710 Marquette Avenue, Minneapolis, Minnesota. Stockholders of record as of November 12, 1999 are entitled to vote at the special meeting.

     At the special meeting, you will be asked to approve (1) the merger of a subsidiary of Calpine Corporation with and into CogenAmerica and (2) an amendment to CogenAmerica's certificate of incorporation to facilitate the merger. As a result of the merger, you will receive $25.00 in cash for each share of CogenAmerica common stock which you own and CogenAmerica will be owned 80% by Calpine and 20% by NRG Energy, Inc., an existing stockholder.

     THE COGENAMERICA BOARD OF DIRECTORS, BASED UPON THE UNANIMOUS RECOMMENDATION OF THE INDEPENDENT DIRECTORS COMMITTEE, COMPRISED OF THREE DISINTERESTED DIRECTORS, HAS DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE AND IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF COGENAMERICA (OTHER THAN NRG ENERGY, INC.), AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE AMENDMENT AND HAS UNANIMOUSLY RECOMMENDED THAT THE COGENAMERICA STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT AND THE AMENDMENT.

     Approval and adoption of the merger agreement at the special meeting requires the affirmative vote of the holders of more than 66 2/3% of the outstanding shares of CogenAmerica common stock entitled to vote at the special meeting. Approval of the charter amendment at the special meeting requires the affirmative vote of the holders of more than 50% of the outstanding shares of CogenAmerica common stock entitled to vote at the special meeting.

     EVEN IF YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY. You have the option to revoke it at any time or to vote your shares personally on request if you attend the special meeting of stockholders. If the merger agreement and the charter amendment are approved by the stockholders, you will receive instructions as soon as practicable after completion of the merger on how to surrender your shares to receive payment.
                                          Sincerely,

                                          DAVID H. PETERSON
                                          David H. Peterson, Chairman

                   [COGENERATION CORPORATION OF AMERICA LOGO]

                      COGENERATION CORPORATION OF AMERICA
                         One Carlson Parkway, Suite 240
                       Minneapolis, Minnesota 55447-4454

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 16, 1999

To the Stockholders of Cogeneration Corporation of America:

     Notice is hereby given that a special meeting of stockholders of Cogeneration Corporation of America ("CogenAmerica"), will be held on December 16, 1999 at 9:00 a.m., local time, at The Marquette Hotel, Universe Room, 50th Floor, 710 Marquette Avenue, Minneapolis, Minnesota:

          (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 26, 1999, pursuant to which Calpine East Acquisition Corp., a Delaware corporation ("Acquisition Sub") and a subsidiary of Calpine Corporation, a Delaware corporation, will be merged with and into CogenAmerica, and each outstanding share of CogenAmerica common stock, $.01 par value, other than shares owned by CogenAmerica, Acquisition Sub and stockholders who exercise their appraisal rights, will be converted into the right to receive $25.00 in cash. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement. The merger agreement is also summarized in the proxy statement.

          (2) To consider and vote upon a proposal to amend CogenAmerica's certificate of incorporation to permit NRG Energy, Inc., a Delaware corporation ("NRG"), to transfer and contribute shares of CogenAmerica common stock owned by NRG to Acquisition Sub immediately prior to consummation of the merger so that, upon completion of the merger, NRG will retain a 20% equity interest in CogenAmerica. A copy of the proposed amendment is attached as Appendix B to the accompanying proxy statement. The amendment is also summarized in the proxy statement.

          (3) To consider and act upon such other matters as may properly come before the special meeting or any adjournment or adjournments thereof.

     A proxy card and a proxy statement containing more detailed information with respect to the matters to be considered at the special meeting accompany this notice.

     THE INDEPENDENT DIRECTORS COMMITTEE AND THE BOARD OF DIRECTORS OF COGENAMERICA HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE CHARTER AMENDMENT AND RECOMMEND THAT THE STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT AND THE CHARTER AMENDMENT.

     Only holders of CogenAmerica common stock of record at the close of business on November 12, 1999, are entitled to notice of, and to vote at, the special meeting. The quorum required to hold the special meeting is 60% of the shares of CogenAmerica common stock entitled to vote at the meeting, present in person or by proxy. The affirmative vote of more than 66 2/3% of the outstanding shares of CogenAmerica common stock is required to approve the merger agreement and the affirmative vote of more than 50% of the outstanding shares of CogenAmerica common stock is required to approve the amendment to CogenAmerica's certificate of incorporation. Each stockholder who signs and returns a proxy in the form enclosed with this proxy statement may revoke the same at any time prior to its use by giving notice of such revocation to CogenAmerica in writing or in person at the special meeting. Unless so revoked, the shares represented by each proxy will be voted at the special meeting and at any adjournments thereof. Presence at the special meeting of a stockholder who has signed a proxy does not alone revoke that proxy.

     Holders of CogenAmerica common stock who do not vote their shares in favor of the merger agreement and who strictly comply with Section 262 the Delaware General Corporation Law (the "DGCL") have appraisal rights to make written demand for payment of the "fair value" of their shares. For a description of the appraisal rights of stockholders, see Section 262 of the DGCL, a copy of which is attached as Appendix D to the accompanying proxy statement. In addition, a description of procedures to be followed in order to exercise appraisal rights is set forth in the accompanying proxy statement.

     It is very important that your shares be represented at the special meeting. You are urged to complete and sign the accompanying proxy card, which is solicited by the CogenAmerica Board of Directors, and mail it promptly in the enclosed envelope.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          THOMAS L. OSTERAAS
                                          Thomas L. Osteraas
                                          Secretary

Minneapolis, Minnesota
November 12, 1999

     PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

     WHETHER OR NOT YOU ARE ABLE TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

     THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT, INCLUDING THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                      COGENERATION CORPORATION OF AMERICA
                         One Carlson Parkway, Suite 240
                       Minneapolis, Minnesota 55447-4454

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 16, 1999

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will happen in the merger?

A: In the merger, a subsidiary of Calpine Corporation will be merged into CogenAmerica, and CogenAmerica will be the surviving corporation. At the time of the merger, each outstanding share of CogenAmerica common stock (other than shares owned by CogenAmerica, by Calpine's acquisition subsidiary and by stockholders who exercise their appraisal rights) will be converted into the right to receive $25.00 per share in cash. After the merger, CogenAmerica will no longer be publicly traded and will be owned 80% by Calpine and 20% by NRG Energy, Inc., an existing stockholder of CogenAmerica. To review the structure of the merger in greater detail, see pages 19 and 20 of this proxy statement.

Q: Why does the CogenAmerica Board of Directors recommend the merger?

A: The CogenAmerica Board of Directors believes that the sale of CogenAmerica is in your best interests by providing you the right to receive $25.00 per share in cash for your shares of CogenAmerica common stock. To review the background of and reasons for the merger in greater detail, see pages 13 through 19 and 20 through 24 of this proxy statement.

Q: What will I receive in the merger?

A: You will have the right to receive $25.00 in cash, without interest, for each share of CogenAmerica common stock that you own. For example, if you own 100 shares of CogenAmerica common stock, you will have the right to receive merger consideration of $2,500.00 in cash upon completion of the merger.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger by December 31, 1999.

Q: What are the tax consequences of the merger to me?

A: The merger will be a taxable transaction for federal income tax purposes to CogenAmerica stockholders and option holders. To review the federal income tax consequences to you in greater detail, see page 45 of this proxy statement. Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q: What am I being asked to vote upon?

A: You are being asked to approve and adopt the merger agreement that provides for the merger and the amendment to CogenAmerica's certificate of incorporation that permits NRG to transfer a portion of its shares of CogenAmerica common stock to Acquisition Sub which will allow NRG to retain a 20% interest in CogenAmerica after the merger. The Board of Directors and the Independent Directors Committee of CogenAmerica have unanimously approved the merger agreement and the amendment, and recommend that the CogenAmerica stockholders vote "FOR" the approval and adoption of the merger agreement and the amendment.

Q: What do I need to do now?

A: Simply indicate on your proxy card how you want to vote and then sign, date and mail the proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting. In addition, you may attend the special meeting and vote your shares in person, rather than voting by proxy. You may withdraw your proxy up to and including the day of the special meeting and either change your vote or attend the special meeting and vote in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares by following the directions your broker provides to you. If you do not provide instructions to your broker, your shares will not be voted and they will be counted as votes against the proposals to approve and adopt the merger agreement and the amendment.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed we will send you written instructions for exchanging your CogenAmerica common stock certificates for the merger consideration.

Q: Whom can I contact if I have additional questions or would like additional copies of the proxy statement or proxy card?

A: You should contact either:
                            Thomas L. Osteraas, Secretary
                            Cogeneration Corporation of America
                            One Carlson Parkway, Suite 240
                            Minneapolis, MN 55447-4454
                            (612) 745-7900

          or our proxy solicitor:
                            D.F. King & Co., Inc.
                            77 Water Street
                            New York, NY 10005
                            Banks and Brokers call:
                              (212) 269-5550
                            All others call toll-free:
                              (800) 848-3094

                               TABLE OF CONTENTS

Summary.....................................................      1
  The Companies.............................................      1
  The Special Meeting.......................................      2
  Record Date; Voting Power; Votes Required.................      2
  Potential Benefits and Detriments of the Merger to
     Unaffiliated Stockholders; Benefits to Insiders........      3
  Recommendations of the Independent Directors Committee and
     the Board of Directors.................................      3
  Opinion of CogenAmerica's Financial Advisor...............      4
  Terms of the Merger Agreement.............................      4
     General................................................      4
     Conditions to the Merger...............................      4
     No Solicitation........................................      5
     Termination............................................      5
     Fees and Expenses......................................      5
  Accounting Treatment......................................      6
  Conflicts of Interests....................................      6
     Board of Directors and Officers of CogenAmerica........      6
     NRG....................................................      6
  Regulatory Approvals......................................      6
  Appraisal Rights..........................................      7
The Special Meeting.........................................      8
  General...................................................      8
  Proposals to be Considered at the Special Meeting.........      8
  Record Date; Voting Power; Votes Required.................      8
  Voting Procedures; Proxies................................      9
Historical Market Information...............................     10
Selected Consolidated Financial Data of CogenAmerica........     11
Proposal 1: The Merger......................................     13
Special Factors.............................................     13
  Background of the Merger..................................     13
  Purpose, Timing and Structure of the Merger...............     19
  Reasons for the Merger....................................     20
  Recommendations of the Independent Directors Committee and
     the Board of Directors.................................     24
  Opinion of Financial Advisor..............................     25
  Perspective of NRG on the Fairness of the Merger..........     30
  Plans for CogenAmerica After the Merger...................     31
  Certain Effects of the Merger.............................     32
  Unsolicited Offers From Third Parties.....................     32
  Conflicts of Interest.....................................     33
     Arrangements with NRG..................................     33
     Arrangements Between Calpine and NRG...................     34
     Directors and Officers of CogenAmerica.................     34
     Severance Agreements for Officers......................     35
     Indemnification........................................     35
Summary of Material Features of the Merger..................     37
  The Merger................................................     37
     General................................................     37

     Merger Consideration......................................................................         37
     Payment for Shares........................................................................         37
     Stock Options and Warrant.................................................................         37
     Closing of Transfer Books.................................................................         37
     Conditions to the Merger..................................................................         38
     Representations and Warranties............................................................         39
     Certain Covenants.........................................................................         39
     No Solicitation of Transactions...........................................................         40
     Termination...............................................................................         41
     Termination Fee...........................................................................         42
     Indemnification...........................................................................         42
     Amendment and Waiver......................................................................         43
     Expenses..................................................................................         43
  Effective Time...............................................................................         43
  Conversion of Common Stock...................................................................         43
  Payment for Stock Options....................................................................         44
  Conduct of Business Pending the Merger.......................................................         44
  Regulatory Filings and Approvals.............................................................         44
  Conditions to the Merger.....................................................................         45
  Federal Income Tax Consequences of the Transaction...........................................         45
  Financing of the Merger; Source of Funds.....................................................         46
  Anticipated Accounting Treatment.............................................................         46
  Appraisal Rights.............................................................................         46
Summary of Material Features of the Calpine/NRG Agreement......................................         50
Proposal 2: The Charter Amendment..............................................................         52
Summary of the Amendment.......................................................................         52
Management of CogenAmerica.....................................................................         52
Interest in Securities of CogenAmerica.........................................................         52
Certain Transactions in Common Stock and Stock Options.........................................         55
Expenses of the Transaction....................................................................         55
Independent Accountants........................................................................         55
Where You Can Find More Information............................................................         56
Incorporation of Certain Documents by Reference................................................         57
Stockholder Proposals..........................................................................         57
Other Matters..................................................................................         57
Appendix to the Proxy Statement................................................................         59
APPENDICES
APPENDIX A -- Agreement and Plan of Merger.....................................................        A-1
APPENDIX B -- Amendment to CogenAmerica Certificate of Incorporation...........................        B-1
APPENDIX C -- Opinion of Donaldson Lufkin & Jenrette Securities Corporation....................        C-1
APPENDIX D -- Text of Section 262 of the Delaware General Corporation Law......................        D-1

                                    SUMMARY

     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this proxy statement carefully, as well as the appendices to this proxy statement, including the merger agreement. For additional information on CogenAmerica, see "Where You Can Find More Information" (page 56).

THE COMPANIES

    Cogeneration Corporation of America
    One Carlson Parkway, Suite 240
    Minneapolis, Minnesota 55447-4454
    Telephone: (612) 745-7900

     Cogeneration Corporation of America, a Delaware corporation, is an independent power producer engaged primarily in the business of developing, owning and managing the operation of cogeneration projects which produce electricity and thermal energy for sale under long-term contracts with industrial and commercial users and public utilities. CogenAmerica's current project portfolio consists of (1) a 122 megawatt ("MW") cogeneration facility in Parlin, New Jersey, (2) a 58 MW cogeneration facility in Newark, New Jersey, (3) a 117 MW cogeneration facility in Morris, Illinois, (4) a 110 MW cogeneration facility in Pryor, Oklahoma, (5) an 83% interest in two standby/peak shaving facilities with an aggregate capacity of 22 MW in Philadelphia, Pennsylvania, and (6) a 50% interest in a 150 MW cogeneration facility in Philadelphia, Pennsylvania. Through its United Kingdom subsidiary called Puma, CogenAmerica also designs and assembles diesel and natural gas fueled power generation systems ranging in size from 5 kilowatts to 5 MW. The CogenAmerica common stock trades on the The Nasdaq Stock Market under the symbol "CGCA".

    Calpine Corporation
    50 West San Fernando Street
    San Jose, California 95113
    Telephone: (408) 995-0505

     Calpine Corporation, a Delaware corporation, is a leading independent power company engaged in the development, acquisition, ownership and operation of power generation facilities and the sale of electricity predominantly in the United States.

    Calpine East Acquisition Corp.
    50 West San Fernando Street
    San Jose, California 95113
    Telephone: (408) 995-0505

     Calpine East Acquisition Corp., a Delaware corporation ("Acquisition Sub"), is currently a wholly-owned subsidiary of Calpine. Calpine formed Acquisition Sub shortly before execution of the merger agreement for the purpose of carrying out the merger. Immediately prior to the merger NRG will contribute to Acquisition Sub approximately

1.4 million shares of its CogenAmerica common stock in exchange for a 20% interest in Acquisition Sub.

     NRG Energy, Inc.
     1221 Nicollet Mall, Suite 700
     Minneapolis, Minnesota 55403-2445
     Telephone: (612) 373-5300

     NRG Energy, Inc., a Delaware corporation, is one of the world's leading independent power producers, specializing in the development, construction, operation, maintenance and ownership of low-cost, environmentally sensitive power plants. Established in 1989 as a wholly owned subsidiary of Northern States Power Company, NRG has a diversified energy portfolio of projects in the United States, Europe, the Pacific Rim, and Latin America. NRG is involved in approximately 15,000 MW of projects utilizing diverse fuel types including natural and landfill gas, hydro and solid fuels such as coal, lignite, biomass and refuse-derived fuel.

THE SPECIAL MEETING (PAGE 8)

     The special meeting will be held on December 16, 1999 at 9:00 a.m., local time, at The Marquette Hotel, Universe Room, 50th Floor, 710 Marquette Avenue, Minneapolis, Minnesota. At the special meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and a proposal to approve the amendment to CogenAmerica's certificate of incorporation. The special meeting has been called by order of the CogenAmerica Board of Directors.

RECORD DATE; VOTING POWER; VOTES REQUIRED (PAGE 8)

     Holders of record of CogenAmerica common stock at the close of business on November 12, 1999 are entitled to notice of and to vote at the special meeting. As of that date, there were 6,857,269 shares of CogenAmerica common stock issued and outstanding held by approximately 2,200 holders of record. Holders of record of CogenAmerica common stock on the record date are entitled to one vote per share on any matter that may properly come before the special meeting. The quorum required to hold the special meeting is 60% of the shares of CogenAmerica common stock entitled to vote at the meeting, present in person or by proxy. If a quorum is present, the affirmative vote of the holders of more than 66 2/3% of the outstanding shares of CogenAmerica common stock is required to approve and adopt the merger agreement and the affirmative vote of the holders of more than 50% of the outstanding shares of CogenAmerica common stock is required to approve the amendment to CogenAmerica's certificate of incorporation.

     On the record date, NRG owned 3,106,612 shares of CogenAmerica common stock or approximately 45.3% of the outstanding shares. Pursuant to the contribution and stockholder agreement dated as of August 26, 1999 (the "Calpine/NRG Agreement") between NRG and Calpine, NRG has granted its proxy to Calpine to vote the CogenAmerica shares held by NRG for approval and adoption of the merger agreement and the charter amendment.

     If either proposal is not approved, the merger will not be completed, CogenAmerica will remain a public company and the stockholders of CogenAmerica will not have the right to receive $25.00 per share for the CogenAmerica common stock. A stockholder who wishes to exercise appraisal rights under the Delaware General Corporation Law

("DGCL") must vote against or fail to vote for approval and adoption of the merger agreement.

POTENTIAL BENEFITS AND DETRIMENTS OF THE MERGER TO UNAFFILIATED STOCKHOLDERS; BENEFITS TO INSIDERS (PAGES 20, 32 AND 33)

     The primary benefit of the merger to you is the opportunity to sell all of your shares of CogenAmerica common stock at a cash price which represents a substantial premium over historical trading prices. The merger consideration of $25.00 per share in cash represents a premium of approximately 48.6% over the average market price for CogenAmerica common stock for the 20 trading days preceding the announcement of the execution of the merger agreement on August 27, 1999. As a result of the merger, however, you will not be entitled to participate in future earnings or growth of CogenAmerica. In addition, you will be required to recognize a taxable gain as a result of the merger if your cost basis in your shares of CogenAmerica common stock is less than $25.00 per share.

     Upon completion of the merger, Calpine will own 80% and NRG will own 20% of the equity interests of CogenAmerica. As the stockholders of CogenAmerica, Calpine and NRG will have complete control over the management and conduct of CogenAmerica's business, all income generated by CogenAmerica and any future increase in CogenAmerica's value. Similarly, Calpine and NRG will also bear the risk of any losses incurred in the operation of CogenAmerica and any decrease in the value of CogenAmerica. Calpine will have operating control over CogenAmerica subject to certain limitations set forth in the Calpine/NRG Agreement.

     Like the unaffiliated stockholders of CogenAmerica, the executive officers and directors of CogenAmerica will have the right to receive $25.00 per share for each of their shares of CogenAmerica common stock. In addition, the officers and directors of CogenAmerica who hold options will have the right to receive
(a) the excess of $25.00 over the exercise price of each option multiplied by
(b) the number of shares of CogenAmerica common stock purchasable upon exercise of the option (after giving effect to any acceleration of the option as a result of the merger), net of withholding and applicable taxes.

     At November 12, 1999, the executive officers and directors of CogenAmerica beneficially owned 737,000 shares of CogenAmerica common stock, including 647,000 shares subject to options that will become exercisable as a result of the merger, representing an aggregate cash payment to such persons upon completion of the merger of $9,482,625. Because current NRG corporate policy prohibits NRG employees from receiving the economic benefit of options granted to them in their capacity as a director of an affiliated company, the three NRG employees, who currently serve as directors of CogenAmerica and were previously granted stock options in their capacity as directors of CogenAmerica, have agreed to cancel their stock options. The three NRG employees who serve as directors of CogenAmerica will receive no cash payment for cancellation of these options.

RECOMMENDATIONS OF THE INDEPENDENT DIRECTORS COMMITTEE AND THE BOARD OF DIRECTORS (PAGE 24)

     Because NRG will retain a 20% equity interest in CogenAmerica after the merger and certain directors of CogenAmerica are or were officers of NRG, the Independent Directors

Committee of the CogenAmerica Board of Directors reviewed and evaluated the proposals to acquire CogenAmerica. At special meetings held on August 26, 1999, the Independent Directors Committee and the Board of Directors of CogenAmerica each unanimously determined that the merger is in furtherance of and consistent with the long-term business strategies of CogenAmerica and is fair to and in the best interest of the CogenAmerica stockholders (other than NRG). The CogenAmerica Board of Directors unanimously recommends that you vote "FOR" approval and adoption of the merger agreement and the charter amendment. You should refer to the matters considered by the Independent Directors Committee and the Board of Directors of CogenAmerica in determining whether to approve the merger agreement, beginning at page 20.

OPINION OF COGENAMERICA'S FINANCIAL ADVISOR (PAGE 25)

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), a nationally recognized investment banking firm, rendered an opinion, dated August 26, 1999 to the Independent Directors Committee of the CogenAmerica Board of Directors that, as of such date, based upon and subject to the assumptions, limitations and qualifications in the opinion, the consideration to be received by the holders (other than NRG) of CogenAmerica common stock in the merger is fair to the holders from a financial point of view. THE FULL TEXT OF THE WRITTEN OPINION OF DLJ IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX C. YOU SHOULD READ THE FAIRNESS OPINION OF DLJ IN ITS ENTIRETY.

TERMS OF THE MERGER AGREEMENT (PAGE 37)

     The merger agreement is attached to this proxy statement as Appendix A. You should read the merger agreement in its entirety. It is the legal document that governs the merger.

     General. The merger agreement provides that Acquisition Sub will be merged into CogenAmerica and CogenAmerica will be the surviving corporation. As a result of the merger, the stockholders of CogenAmerica will have the right to receive $25.00 in cash, without interest, for each share of common stock that they own, other than shares owned by CogenAmerica, Acquisition Sub or CogenAmerica stockholders who exercise their appraisal rights.

     Conditions to the Merger. The completion of the merger depends upon the satisfaction of a number of conditions, including:

     - approval of the merger agreement by the holders of more than 66 2/3% of the outstanding shares of common stock;

     - approval of the charter amendment by the holders of more than 50% of the outstanding shares of CogenAmerica common stock;

     - receipt of all necessary orders and consents of governmental authorities and other persons and the expiration of any regulatory waiting periods;

     - material accuracy of the representations and warranties of the parties and the fulfillment of each party's promises contained in the merger agreement;

     - absence of any court or governmental entity rendering the merger illegal; and

     - absence of litigation having a material adverse effect on CogenAmerica.

     Each party may waive the satisfaction of any condition to its obligations under the merger agreement, other than approval of the merger agreement and the charter amendment by the CogenAmerica stockholders. EVEN IF THE COGENAMERICA STOCKHOLDERS APPROVE THE MERGER AGREEMENT, THERE CAN BE NO ASSURANCE THAT THE CONDITIONS TO THE OBLIGATIONS OF THE PARTIES TO COMPLETE THE MERGER WILL BE MET OR WAIVED OR THAT THE MERGER WILL BE COMPLETED.

     No Solicitation. Until completion or abandonment of the merger, CogenAmerica and its affiliates are not permitted to solicit, initiate or encourage any acquisition proposals from any other party. CogenAmerica may respond to unsolicited acquisition proposals and enter into discussions if, after receiving advice of counsel, the CogenAmerica Board of Directors determines such response is necessary to fulfill its fiduciary obligations and such proposal provides for consideration to CogenAmerica stockholders that is superior to the consideration to CogenAmerica stockholders under the merger agreement.

     Termination. Either CogenAmerica or Calpine may terminate the merger agreement under certain circumstances, including if:

          - CogenAmerica and Calpine mutually consent in writing;

          - the merger is not completed by the close of business on February 28, 2000 or, if the special meeting has not been held by February 28, 2000, then the merger is not completed by the close of business on March 31, 2000;

          - legal constraints or prohibitions prevent the completion of the merger;

          - CogenAmerica stockholders do not approve the merger agreement and the charter amendment;

          - the other party breaches in a material manner any of its representations, warranties or covenants under the merger agreement and the breach is not cured within 30 business days after notice; or

          - CogenAmerica enters into or the CogenAmerica Board of Directors approves an agreement for CogenAmerica to be acquired by another party for consideration to CogenAmerica stockholders that is superior to the consideration to CogenAmerica stockholders under the merger agreement (a "Superior Proposal") so long as (a) CogenAmerica notifies Calpine of the Superior Proposal, (b) Calpine has an opportunity to respond, and (c) CogenAmerica pays Calpine a termination fee of $7,500,000.

     In addition, Calpine may terminate the merger agreement if the CogenAmerica Board of Directors withdraws or modifies its recommendation that CogenAmerica stockholders approve the merger agreement, or recommends an alternative acquisition proposal.

     Fees and Expenses. Each of CogenAmerica, Calpine and Acquisition Sub agreed to pay its own fees and expenses. CogenAmerica will pay a termination fee of $7,500,000 to Calpine if the merger agreement is terminated by reason of a superior proposal permitting termination of the merger agreement or if CogenAmerica is acquired by another party within 12 months following termination of the merger agreement under certain circumstances specified in the merger agreement.

ACCOUNTING TREATMENT (PAGE 46)

     CogenAmerica believes that the merger will be accounted for by Acquisition Sub using the purchase method of accounting in accordance with generally accepted accounting principles.

CONFLICTS OF INTERESTS (PAGE 33)

     Board of Directors and Officers of CogenAmerica. Four members of the CogenAmerica Board of Directors were, at the time the CogenAmerica Board of Directors approved the merger agreement, officers of NRG. However, none of the NRG officers on the Board of Directors were members of the Independent Directors Committee. Because current NRG corporate policy prohibits NRG employees from receiving the economic benefit of options granted to them in their capacity as a director of an affiliated company, the NRG employees, who currently serve as directors of CogenAmerica and were previously granted stock options in their capacity as directors of CogenAmerica, have agreed to the cancellation of their stock options. The NRG employees who serve as directors of CogenAmerica will receive no cash payment for cancellation of these options. The officers of CogenAmerica, including its President and Chief Executive Officer who is also a director of CogenAmerica, own or have options to purchase a substantial number of shares of CogenAmerica common stock. All three disinterested directors of CogenAmerica who comprise the Independent Director Committee own or have options to purchase a substantial number of shares of CogenAmerica common stock.

     NRG. As of the close of business on November 12, 1999, NRG beneficially owned 3,106,612 shares of CogenAmerica common stock which represents approximately 45.3% of the outstanding shares. Pursuant to the Calpine/NRG Agreement, NRG has agreed to contribute immediately prior to completion of the merger part of its holdings (approximately 1.4 million shares of common stock) to Acquisition Sub in exchange for a 20% interest in Acquisition Sub. NRG has granted its proxy to Calpine to vote the CogenAmerica shares held by NRG for approval and adoption of the merger agreement and the charter amendment at the special meeting. In addition, NRG or its subsidiaries and CogenAmerica or its subsidiaries are currently parties to agreements (the "Affiliate Agreements") pursuant to which (1) NRG has agreed to offer to sell to CogenAmerica certain independent power plants developed by NRG, (2) NRG has agreed to provide certain management services to CogenAmerica and CogenAmerica has agreed to reimburse NRG for its costs incurred to provide the management services, and (3) NRG has agreed to manage the operation of independent power plants owned by CogenAmerica in Morris, Illinois, and in Newark and Parlin, New Jersey, and CogenAmerica has agreed to pay NRG certain management fees and reimburses NRG for its operating costs. In connection with the completion of the merger, NRG and CogenAmerica will terminate these agreements and exchange mutual general releases.

REGULATORY APPROVALS (PAGE 44)

     CogenAmerica is required to make filings with or obtain approvals from regulatory authorities in connection with the merger. These filings and approvals include filings with the Securities and Exchange Commission (the "SEC"), the Federal Trade Commission, the Department of Justice, the Federal Energy Regulatory Commission ("FERC") and the New Jersey Department of Environmental Protection. The filings with the SEC consist of this proxy statement and a Schedule 13E-3 providing certain disclosures to

CogenAmerica stockholders concerning the merger and the parties to the transactions contemplated by the merger agreement. An application and notice was filed with the Federal Trade Commission and the Department of Justice as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") on October 13, 1999. An application and notice was filed with the FERC on September 17, 1999. The requisite filings under the New Jersey Industrial Site Recovery Act were made on August 31, 1999.

APPRAISAL RIGHTS (PAGE 46)

     Any stockholder of CogenAmerica who does not vote in favor of the proposal to approve the merger agreement and who strictly complies with the applicable provisions of Section 262 of the DGCL has appraisal rights to receive cash for the "fair value" for such holder's shares of CogenAmerica common stock, which may be more than, the same as, or less than the agreed consideration of $25.00 per share. "Fair value" will be determined based on the value of the shares immediately before completion of the merger without any appreciation or depreciation in anticipation of the merger and may be more than, the same or less than the merger consideration of $25.00 per share. To exercise appraisal rights with respect to the merger, you must follow the required procedures precisely, which include the requirement to give written notice to CogenAmerica before the special meeting of your intent to demand payment. A stockholder who wishes to exercise appraisal rights under the DGCL must vote against or fail to vote for approval and adoption of the merger agreement. The provisions of
Section 262 of the DGCL are attached to this proxy statement as Appendix D.

                              THE SPECIAL MEETING

GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the CogenAmerica Board of Directors for the special meeting of Stockholders of CogenAmerica to be held on December 16, 1999 at 9:00 a.m., local time, at The Marquette Hotel, Universe Room, 50th Floor, 710 Marquette Avenue, Minneapolis, Minnesota and at any adjournments thereof.

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, the CogenAmerica stockholders will be asked to consider and vote upon:

     - a proposal to approve and adopt the merger agreement,

     - a proposal to approve and adopt the charter amendment, and

     - consider and act upon such other matters as may properly come before the special meeting.

     The merger is conditioned on the approval of the merger agreement and the charter amendment by the CogenAmerica stockholders. Subject to the receipt of regulatory approvals, approval by the CogenAmerica stockholders and satisfaction of other conditions, the merger agreement provides for the merger of Acquisition Sub with and into CogenAmerica. If the proposed merger is completed, each issued and outstanding share of CogenAmerica common stock at the effective time of the merger (other than shares owned by CogenAmerica, by Acquisition Sub and by stockholders who exercise their appraisal rights) will be converted into the right to receive $25.00 in cash. The charter amendment enables NRG to transfer and contribute to Acquisition Sub immediately prior to completion of the merger approximately 1.4 million shares of its CogenAmerica common stock in exchange for a 20% equity interest in Acquisition Sub. After completion of the merger, CogenAmerica will be owned 80% by Calpine and 20% by NRG.

RECORD DATE; VOTING POWER; VOTES REQUIRED

     Only holders of record of CogenAmerica common stock on the record date are entitled to notice of and to vote at the special meeting. As of November 12, 1999, there were 6,857,269 shares of CogenAmerica common stock issued and outstanding and held by approximately 2,200 holders of record. Holders of record of CogenAmerica common stock on the record date are entitled to one vote per share on any matter that may properly come before the special meeting. The quorum required to hold the special meeting is 60% of the shares of CogenAmerica common stock entitled to vote at the meeting, present in person or by proxy. If a quorum is present, the affirmative vote of the holders of more than 66 2/3% of the total voting power of the shares of CogenAmerica common stock entitled to vote is required to approve and adopt the merger agreement, and the affirmative vote of the holders of more than 50% of the shares of CogenAmerica common stock entitled to vote is required to approve the charter amendment.

     On the record date, NRG owned 3,106,612 shares of CogenAmerica common stock or approximately 45.3% of the outstanding shares. Pursuant to the Calpine/NRG Agreement, NRG granted its proxy to Calpine to vote the CogenAmerica shares held by NRG for approval and adoption of the merger agreement and the charter amendment. Accordingly, CogenAmerica needs the affirmative vote of an additional 1,464,901 shares to approve and adopt the merger agreement and 322,023 shares to approve the charter amendment.

VOTING PROCEDURES; PROXIES

     If you fail to vote, or vote to abstain, it will have the same legal effect as a vote cast against the proposals. Your broker and, in many cases, your nominee will not have discretionary power to vote on the proposals to be presented at the special meeting. Accordingly, you should instruct your broker or nominee how to vote. A broker non-vote will have the same effect as a vote against the proposals.

     If there are insufficient votes to approve the proposals at the special meeting and if you authorized your shares to be voted in favor of the adjournment of the special meeting in order to provide additional time to solicit additional proxies in favor of the proposals, your shares will be voted to adjourn the special meeting in order to solicit additional proxies in favor of the proposals. If the special meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the special meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the meeting unless you withdraw or revoke your proxy. Your proxy may be voted this way even though it may have been voted on the same or any other matter at a previous meeting.

     Under Delaware law, if you do not vote in favor of the proposals and comply with certain notice requirements and other procedures, you will have the right to dissent and to be paid cash for the "fair value" of your shares as finally determined under such procedures. This payment may be more, the same as or less than the consideration to be received by other CogenAmerica stockholders under the terms of the merger agreement. If you fail to follow such procedures precisely, you may lose your appraisal rights. See "Appraisal Rights."

     Each stockholder who signs and returns a proxy in the form enclosed with this proxy statement may revoke the same at any time prior to its use by giving notice of such revocation to CogenAmerica in writing or in person at the special meeting. Signing and returning a later dated proxy in the form enclosed with this proxy statement will revoke a prior proxy. Presence at the special meeting of a stockholder who has signed a proxy does not alone revoke that proxy. Unless so revoked, all of the shares represented by each proxy will be voted at the special meeting and at any adjournments thereof. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSALS TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE CHARTER AMENDMENT, FOR POSTPONEMENT OR ADJOURNING OF THE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE CHARTER AMENDMENT AND, IN THE DISCRETION OF THE PERSONS NAMED ON THE PROXY, ON SUCH OTHER MATTERS AS MAY PROPERLY BE PRESENTED AT THE SPECIAL MEETING.

     The cost of preparing, assembling and mailing this proxy statement, the notice, the proxy card and other material which may be sent to the stockholders will be borne by CogenAmerica. In addition, directors, officers and regular employees of CogenAmerica and its subsidiaries, at no additional compensation, may solicit proxies by telephone, telegram or in person. Upon request, CogenAmerica will reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of CogenAmerica common stock to give proxies. CogenAmerica has also retained D.F.

King & Co., Inc. to assist in the solicitation of proxies. The proxy solicitor will receive customary fees and expense reimbursement for its services.

     In order to assure the presence of the necessary quorum at the special meeting, please sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of the proxy will not prevent you from attending the meeting and voting in person, should you so desire.

                         HISTORICAL MARKET INFORMATION

     CogenAmerica common stock is currently traded on Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "CGCA". From March 1997 to November 1997, the CogenAmerica common stock was traded on the Nasdaq SmallCap Market. Prior to March 1997, the CogenAmerica common stock was not listed on an exchange or on The Nasdaq Stock Market, but traded from time to time on the pink sheets and on the OTC Bulletin Board. The following table sets forth the high and low sales prices for each quarterly period since 1997 from the quotations published by Nasdaq-Amex Online. Such prices may have reflected inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

                                                                 HIGH        LOW
                                                                -------    -------
1999:
First Quarter...............................................    $ 9.375    $  8.00
Second Quarter..............................................    $ 14.50    $ 8.125
Third Quarter...............................................    $24.438    $ 14.75
Fourth Quarter (through November 8, 1999)...................    $ 24.50    $23.813
1998:
First Quarter...............................................    $19.531    $15.125
Second Quarter..............................................    $ 18.25    $13.313
Third Quarter...............................................    $ 15.00    $  7.25
Fourth Quarter..............................................    $ 10.00    $ 7.625
1997:
First Quarter...............................................    $ 13.75    $ 11.25
Second Quarter..............................................    $ 16.00    $11.125
Third Quarter...............................................    $ 21.00    $ 14.25
Fourth Quarter..............................................    $22.375    $ 18.00

     On August 26, 1999, the last trading day prior to announcement of the execution of the merger agreement, the closing sale price per share of CogenAmerica common stock on The Nasdaq Stock Market as published by Nasdaq-Amex Online was $16.813. On November 8, 1999, the closing sale price per share of CogenAmerica common stock was $24.438. The high and low bid quotations during the period from August 26, 1999 (the date the merger was signed) through November 8, 1999 were $24.50 and $16.813, respectively.

     CogenAmerica has not paid any cash dividends on its common stock.

              SELECTED CONSOLIDATED FINANCIAL DATA OF COGENAMERICA

     The following table shows summarized historical financial data for CogenAmerica. This information is based on historical information presented in CogenAmerica's filings with the SEC. You should read all of the summary financial information in the table in connection with this historical financial information. This historical financial information is incorporated into this proxy statement by reference. See "Where You Can Find More Information" on page
56. Effective December 31, 1996, CogenAmerica changed its fiscal year end from June 30 to December 31.

                            SIX MONTHS   SIX MONTHS       YEAR           YEAR        SIX MONTHS      YEAR       YEAR       YEAR
                              ENDED        ENDED         ENDED          ENDED          ENDED        ENDED      ENDED      ENDED
                             JUNE 30,     JUNE 30,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   JUNE 30,   JUNE 30,   JUNE 30,
                               1999         1998          1998           1997         1996(1)        1996       1995       1994
                            ----------   ----------   ------------   ------------   ------------   --------   --------   --------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
DATA:
Revenues:
Energy....................   $ 45,302     $ 21,801      $ 52,216       $ 43,210       $ 21,669     $ 66,623   $ 74,455   $ 62,647
Equipment sales and
 services.................      7,096        8,334        19,342         19,415         15,607       25,344     19,639     24,304
Rental....................         --        1,481         2,438          2,179          1,062        1,895      2,362      5,372
Development fees and
 other....................         --           --            --             --          1,578        2,685      5,791     14,266
   Total..................     52,398       31,616        73,996         64,804         39,916       96,547    102,247    106,589
Income (loss) before
 extraordinary item.......     12,816        4,052         8,002         23,352          4,780      (17,713)   (40,919)   (16,501)
Net income (loss)(4)......     12,816        4,052         8,002         23,352          6,423      (17,713)   (40,919)   (16,501)
Basic earnings (loss) per
 share(2):
 Before extraordinary
   Item...................   $   1.87     $   0.59      $   1.17       $   3.59       $   0.75     $  (4.24)  $ (11.02)  $  (4.45)
 Extraordinary item.......         --           --            --             --           0.25           --         --         --
 After extraordinary
   Item...................   $   1.87     $   0.59      $   1.17       $   3.59       $   1.00     $  (4.24)  $ (11.02)  $  (4.45)
Diluted earnings (loss)
 per share(2):
 Before extraordinary
   Item...................   $   1.85     $   0.58      $   1.15       $   3.48       $   0.74     $  (4.24)  $ (11.02)  $  (4.45)
 Extraordinary item.......         --           --            --             --           0.25           --         --         --
 After extraordinary
   Item...................   $   1.85     $   0.58      $   1.15       $   3.48       $   0.99     $  (4.24)  $ (11.02)  $  (4.45)
BALANCE SHEET DATA:
   Total assets...........   $341,612     $263,178      $318,674       $227,894       $173,624     $178,162   $189,748   $237,816
Long-term debt, net of
 current maturities:
 Loans due NRG............     40,123        4,439        36,123          4,439         14,388       96,929         --         --
 Nonrecourse long-term
   debt(3)................    186,810      201,077       189,848        143,697        143,972       60,415      3,405     60,310
 Recourse long-term
   debt...................     45,225       25,000        45,225         46,323          6,339        6,374         --      7,073
   Total..................    272,158      230,516       271,196        194,459        164,699      163,718      3,405     67,383
COMPUTATION OF RATIO OF
 EARNINGS TO FIXED
 CHARGES(5):
Pre-tax income (loss) from
 continuing operation.....   $ 20,623     $  6,814      $ 12,880       $  2,898       $  4,512     $(18,176)  $(38,239)  $(14,588)
Undistributed income of
 equity investees less
 than 50% owned...........      2,247        2,646         4,784            105            162           61         --         --
Capitalized interest......         --        1,979         3,858            674             --           --         --         --
Fixed charges of 50% owned
 person...................        970           --            --             --             --           --         --         --
Pre-tax income (loss) from
 continuing operations
 before adjustments for
 minority interests in
 consolidated subsidiaries
 or income or loss from
 equity investees.........   $ 17,406     $  2,189      $  4,238       $  2,119       $  4,350     $(18,237)  $(38,239)  $(14,588)
Fixed charges:
 Interest expense and
   amortization of debt
   expense................     11,310        7,039        15,855         14,768          7,681       18,646     20,583     18,013
 Capitalized interest.....         --        1,979         3,858            674             --           --         --         --
 Fixed charges of 50%
   owned person...........        970
 Rentals at one-third.....         --           27            54             59            168          268        433        436
Total fixed charges.......   $ 12,280     $  9,045      $ 19,767       $ 15,501       $  7,849     $ 18,914   $ 21,016   $ 18,449

                            SIX MONTHS   SIX MONTHS       YEAR           YEAR        SIX MONTHS      YEAR       YEAR       YEAR
                              ENDED        ENDED         ENDED          ENDED          ENDED        ENDED      ENDED      ENDED
                             JUNE 30,     JUNE 30,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   JUNE 30,   JUNE 30,   JUNE 30,
                               1999         1998          1998           1997         1996(1)        1996       1995       1994
                            ----------   ----------   ------------   ------------   ------------   --------   --------   --------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Pre-tax income (loss) from
 continuing operations
 before adjustments for
 minority interests in
 consolidated subsidiaries
 or income or loss from
 equity investees plus
 fixed charges, less
 preferred stock dividend
 requirements of
 consolidated
 subsidiaries.............   $ 29,686     $ 11,234      $ 24,005       $ 17,620       $ 12,199     $    677   $(17,223)  $  3,861
Ratio of earnings to fixed
 charges..................        2.4          1.2           1.2            1.1            1.6           --         --         --
COMPUTATION OF BOOK VALUE
 PER SHARE:
Stockholders' equity
 (deficit)................   $ 16,601     $   (124)     $ (3,813)      $ (4,202)      $(30,513)    $(37,573)  $(40,758)  $    136
Weighted average shares
 outstanding -- diluted...   $  6,942     $  6,999      $  6,966       $  6,725       $  6,463     $  4,182   $  3,712   $  3,712
Book value per share......   $   2.39     $  (0.02)     $   0.55       $  (0.62)      $  (4.72)    $  (8.98)  $ (10.98)  $   0.04

---------------

(1) Effective July 1, 1996, CogenAmerica changed its fiscal year-end from June 30 to December 31.

(2) Net income (loss) per share has been restated for all periods presented to reflect the common shares issued under the terms of the plan of reorganization for O'Brien Environmental Energy, Inc. (now called Cogeneration Corporation of America) which emerged from reorganization under Chapter 11 of the Federal bankruptcy laws on April 30, 1996.

(3) Amount at June 30, 1995 excludes $60,310 of long-term project financing which was included in current liabilities due to a default under the debt agreement.

(4) Amount for 1997 reflects a net tax benefit of $20,454 resulting from the reduction of a tax valuation allowance. See Note 16 of CogenAmerica's Consolidated Financial Statements incorporated by reference into this proxy statement.

(5) For the purposes of determining the ratio of earnings to fixed charges, "earnings" consists of income (loss) before income tax expense and extraordinary item plus fixed charges less undistributed equity in earnings of less than 50% owned investees and capitalized interest. "Fixed charges" consist of interest (whether expensed or capitalized) plus amortization of deferred financing costs and one-third of rental expense (this portion is considered to be representative of the interest factor). Earnings were insufficient to cover fixed charges for the fiscal year ended June 30, 1994, 1995 and 1996 in the amounts of $14.6 million, $38.2 million and $18.2 million, respectively. For the six months ended June 30, 1999, pre-tax income (loss) from continuing operations includes a one-time gain in the amount of $14,536 representing the fair value of additional ownership interest in the Grays Ferry Cogeneration Partnership resulting from settlement of litigation.

                             PROPOSAL 1: THE MERGER

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     CogenAmerica's predecessor, O'Brien Environmental Energy, Inc., filed for protection under Chapter 11 of the Federal bankruptcy laws on September 28, 1994. NRG proposed a plan of reorganization that was approved by the Bankruptcy Court and O'Brien emerged from bankruptcy on April 30, 1996 under the name NRG Generating (U.S.) Inc. ("NRG Generating") which subsequently changed its name to Cogeneration Corporation of America. Under the reorganization plan, NRG advanced NRG Generating $71.2 million under loan agreements, purchased approximately 41.86% of the NRG Generating common stock for approximately $21.2 million, purchased certain subsidiaries of NRG Generating for $7.5 million and funded a cash distribution to the former O'Brien stockholders totaling $7.5 million. The former O'Brien stockholders also retained the remaining common stock or approximately 58.14% of the then outstanding shares that were publicly traded. In addition, as part of the reorganization plan, NRG and NRG Generating entered into a co-investment agreement under which NRG agreed to offer NRG Generating ownership interests in certain power projects that NRG initially developed or had the right under contract to acquire from a third party and a management services agreement under which NRG agreed to provide, at its cost, management and support services. Pursuant to the co-investment agreement, CogenAmerica acquired from NRG the Pryor, Oklahoma plant for $23.9 million in 1998 and the Morris, Illinois plant for a development fee of $4.8 million paid to NRG plus assumption of liabilities related to the project in 1997. Because of NRG's substantial ownership of CogenAmerica and the number of NRG representatives on the CogenAmerica Board of Directors, the new bylaws for CogenAmerica approved as part of the bankruptcy reorganization plan established an Independent Directors Committee of the Board of Directors that is responsible for making all decisions for CogenAmerica in connection with the co-investment agreement and the management services agreement with NRG. Under the bylaws, the Independent Directors Committee must consist of at least two disinterested directors. Currently, the Independent Directors Committee is comprised of the three disinterested directors on the CogenAmerica Board of Directors, Mark Liddell, Lawrence I. Littman, and Charles J. Thayer.

     From January 26, 1999 through May 13, 1999, CogenAmerica received indications of interest from four independent power companies, including Calpine and Bidder A, to acquire 100% of the equity interests of CogenAmerica. These indications of interest were not solicited by the Company or, to the Company's knowledge, by any person acting on behalf of the Company or NRG. The indications of interest were at prices that ranged from $16.00 to $19.00 per share in cash. During this period, the range of the public trading prices for CogenAmerica common stock was $8.00 to $13.00 per share.

     Based on the level of interest from the four parties and the significant premium in their indications of interest over the then market price of the CogenAmerica common stock, management informed the CogenAmerica Board of Directors of the indications of interest and sought advice from financial and legal advisors on how best to proceed in considering the offers. Management contacted DLJ since DLJ had previously served as CogenAmerica's investment banker and was familiar with CogenAmerica's business and the independent power and public utility industries. Management also sought advice from Kaplan, Strangis and Kaplan, P.A. ("KSK"), a Minneapolis, Minnesota law firm experienced in acquisition and merger transactions. Copies of the indications of interest from the four parties were also provided to the directors of CogenAmerica. Based upon the advice of DLJ and KSK, and after the directors had reviewed that advice and considered their alternatives, a meeting of the CogenAmerica Board of Directors was scheduled for May 20, 1999.

     At the meeting of the CogenAmerica Board of Directors on May 20, 1999, the directors reviewed the indications of interest, counsel explained the fiduciary duties of the CogenAmerica Board of Directors under the circumstances and DLJ provided a presentation on current industry conditions and the strategic alternatives available to the CogenAmerica Board of Directors. The CogenAmerica Board of Directors determined that a sale of 100% of the equity interests of CogenAmerica should be explored, approved the engagement of DLJ and KSK, and authorized DLJ to assist management and counsel in the conduct of a process for the sale of CogenAmerica.

     Following the May 20, 1999 CogenAmerica Board of Directors meeting, DLJ assisted management in preparing an "Information Package" to provide interested parties with relevant information on CogenAmerica and its business, assets, operations and personnel. The Information Package consisted of (i) the Annual Report of CogenAmerica for the year ended December 31, 1998; (ii) the Quarterly Report on form 10-Q of CogenAmerica for the Quarter ended March 31, 1999; (iii) the Proxy Statement dated April 26, 1999 for CogenAmerica's annual stockholders meeting; and (iv) a financial model based on management's internal projections for each of CogenAmerica's existing six plants and consolidated statements for CogenAmerica for the period from January 1, 1999 to December 31, 2009. From May 25, 1999 through June 4, 1999, DLJ contacted 13 parties in the independent power industry or the public utility industry that had the financial resources to acquire CogenAmerica and that had been active in acquiring generation capacity. Nine of the 13 parties indicated an interest in reviewing the Information Package for CogenAmerica, including Calpine and Bidder A. CogenAmerica executed confidentiality agreements with each of the eight bidders that had not previously executed a confidentiality agreement. After each bidder had signed a confidentiality agreement, it received an Information Package. After receiving the Information Package, the nine parties were requested to submit preliminary indications of interest on June 11, 1999. Seven parties submitted preliminary indications of interest, while two parties declined to make a submission. The preliminary indications of interest ranged from a low of $15.09 per share to a high of $24.00 per share for 100% of the equity interests in CogenAmerica. On June 11, 1999, DLJ received an unsolicited indication of interest from an investment fund for an acquisition of CogenAmerica.

     On June 21, 1999, the CogenAmerica Board of Directors met to consider the preliminary indications of interest. DLJ summarized the current status of the solicitation process and described the terms of each preliminary indication of interest. DLJ also advised the CogenAmerica Board of Directors that an investment fund had approached DLJ with an unsolicited indication of interest in acquiring CogenAmerica. The CogenAmerica Board of Directors decided to continue the sale process with the five highest bidders and the investment fund upon its execution of a confidentiality agreement. Continuation of the sale process included allowing the six bidders access to CogenAmerica's management and records for purposes of conducting due diligence. The CogenAmerica Board of Directors established July 13, 1999 as the date on which the six remaining parties would be required to submit firm offers. The CogenAmerica Board of

Directors also decided to invite the highest bidder from the June 11 round of bids to make a preemptive bid.

     The due diligence process included an opportunity to review of the corporate, legal and financial records of CogenAmerica, including material contracts, and a management presentation with an opportunity to ask questions of management. Each prospective bidder was also provided forms of merger agreement with CogenAmerica and a stockholder agreement with NRG that had been prepared by CogenAmerica's outside counsel with the input of management and NRG, and approved by CogenAmerica and NRG. The highest bidder in the June 11, 1999 round of bids declined to submit a preemptive offer. On July 13, 1999, the six parties submitted their bids and comments on the proposed forms of merger agreement and stockholder agreement. The cash bids ranged from a low of $18.50 per share to a high of $23.00 per share. All of the bids also required CogenAmerica and NRG to terminate the Affiliate Agreements.

     On July 15, 1999, the CogenAmerica Board of Directors met to consider the bids. DLJ summarized the current status of the solicitation process and described the terms of each bid. Counsel reviewed the changes proposed by the bidders to the forms of merger agreement and stockholder agreement. In this round, Calpine and Bidder A were the highest bidders with bids of $22.50 per share and $23.00 per share, respectively. The CogenAmerica Board of Directors determined that negotiations should proceed with Calpine and Bidder A on the terms of the merger agreement and the stockholder agreement and that each party should complete its due diligence.

     Later that day, Calpine and Bidder A were notified that they were the two final bidders in the sale process and that their bids were virtually equal. Subsequently, representatives of NRG indicated to CogenAmerica's management and outside counsel that NRG might not be able to sell all of its equity interest in CogenAmerica in light of the pending merger transaction involving NRG's parent company, Northern States Power Company ("NSP") which effectively limits the disposition of assets by parties to the merger. As a result, meetings of the Independent Directors Committee and the Board of Directors of CogenAmerica were scheduled for July 22, 1999.

     A meeting of the Independent Directors Committee was held by telephone on July 22, 1999 followed by a meeting of the CogenAmerica Board of Directors. DLJ briefed the independent directors on the status of discussions with the remaining two bidders. Counsel apprised the Independent Directors Committee of the issue that NRG had raised and that resolution of the issue might require a different transaction structure. Counsel also updated the Independent Directors Committee on the progress of negotiations with NRG on the terms of an agreement pursuant to which the various contracts with NRG and its subsidiaries would be terminated in the event of a sale of CogenAmerica. The Independent Directors Committee and the Board of Directors of CogenAmerica determined that the new concerns regarding the transaction structure should be resolved as quickly as possible and that the sale process with the remaining two bidders should proceed.

     On July 27, 1999, representatives from Calpine and its counsel met with representatives of CogenAmerica and its management to negotiate Calpine's proposed changes to the form of merger agreement. Thereafter, NRG's representatives, with CogenAmerica's management and representatives present, negotiated with Calpine its proposed changes to the form of stockholder agreement with NRG. On July 28, 1999, representatives from Bidder A and its counsel met with representatives of CogenAmerica and its management to negotiate Bidder A's proposed changes to the form of merger agreement. Thereafter,

NRG's representatives, with CogenAmerica's management and representatives present, negotiated with Bidder A its proposed changes to the form of stockholder agreement with NRG. At each meeting, counsel for CogenAmerica informed Calpine and Bidder A of the possibility of an alternative transaction structure. Both parties were willing to proceed with the sale process while a viable transaction structure was developed. Based on the negotiating sessions over the definitive agreements, CogenAmerica delivered to Calpine and Bidder A on or about July 30, 1999 revised forms of the merger agreement and stockholder agreement that were acceptable to CogenAmerica. The parties were requested to submit revised bids and any revisions to the merger agreement and the stockholder agreement by August 3, 1999.

     On August 3, 1999, both Calpine and Bidder A submitted new bids, including a mark-up of the merger agreement and stockholder agreement that each party was willing to execute. Calpine initially offered $23.52 per share in cash for 100% of the equity interests of CogenAmerica and Bidder A offered $24.00 per share in cash for 100% of the equity interests in CogenAmerica. A meeting of the CogenAmerica Board of Directors was held on August 4, 1999 to consider the bids. Shortly before the meeting, Calpine increased its bid to $24.52 per share in cash. At the meeting, DLJ summarized the sale process to date and confirmed its view that either party had the requisite financial resources available to consummate the transaction. Counsel described the material changes proposed by Calpine and Bidder A to the merger agreement and stockholder agreement. NRG's representative informed the CogenAmerica Board of Directors that the transaction would have to be restructured to meet NRG's needs if a transaction were to proceed. The CogenAmerica Board of Directors then determined that the Independent Directors Committee should be given full control of the sale process because NRG might have interests that differ from those of CogenAmerica and the unaffiliated stockholders. The Independent Directors Committee met briefly and requested that NRG outline the proposed structure of the transaction before requiring the two remaining bidders to submit final bids. The full CogenAmerica Board of Directors meeting then reconvened and the CogenAmerica Board of Directors was apprised of the determinations by the Independent Directors Committee.

     On August 6, 1999, the Independent Directors Committee held a meeting to determine how to proceed. Counsel reviewed the outline of the possible transaction structure developed by NRG's representatives, which remained subject to approval by NRG's board of directors and advised the committee members that an outline of the proposed transaction could be provided to the two bidders later that day. The outline proposed that the winning bidder would have the right to acquire 80% of the equity interests in CogenAmerica and NRG would retain a 20% equity interest in CogenAmerica. Counsel confirmed that, as a result of the restructuring of the proposed transaction, NRG did in fact have interests that differed from those of CogenAmerica and the unaffiliated stockholders.

     Later that day, the two bidders received the outline of the proposed structure of the transaction. Each of the bidders was also advised that it would have an opportunity to discuss and negotiate the proposed terms of a possible transaction with NRG and that each bidder would be required to resubmit its bid for CogenAmerica by the close of business on August 10, 1999. On Monday, August 9, 1999, each party separately reviewed and negotiated the terms of a possible transaction with NRG representatives. Representatives of DLJ and KSK were present during such discussions.

     At the close of business on August 10, 1999, both Calpine and Bidder A resubmitted their respective bids. Each party provided a mark-up of the merger agreement previously provided by CogenAmerica to reflect the changes required by it and a mark-up of the outline of the possible transaction structure. Neither party changed the price per share in its bid; Calpine offered $24.52 per share in cash and Bidder A offered $24.00 per share in cash for 80% of the equity interests in CogenAmerica.

     On August 11 and 12, 1999, the Independent Directors Committee held telephonic meetings. At each meeting, DLJ reported on the rebids received from the two bidders and counsel summarized the changes to the merger agreement proposed by each bidder and reported the status of the continuing discussions between NRG and each bidder. Following the meetings, at the direction of the Independent Directors Committee, DLJ communicated with both bidders contemporaneously. Bidder A was informed that it needed to increase its bid and Calpine was advised that it needed to accept the merger agreement as proposed by CogenAmerica and the outline as acceptable to NRG's management which remained subject to approval by NRG's board of directors.

     In the evening of August 12, 1999, Calpine delivered a letter to CogenAmerica increasing its offer to $24.77 per share in cash, accepting the merger agreement as proposed by CogenAmerica, accepting the terms acceptable to NRG's management, which remained subject to approval by NRG's board of directors, and indicating its willingness to negotiate and finalize definitive documents on such terms. Calpine stated that its offer required an exclusive period through 5:00 p.m. Eastern Time on August 17, 1999 to finalize the documentation with NRG.

     On August 13, 1999, commencing at approximately 6:00 a.m., Central Time, the Independent Directors Committee held a telephonic meeting. The Independent Directors Committee received reports from KSK and DLJ on the events that transpired the previous evening. At approximately 7:30 a.m., Central Time, Bidder A increased its offer to $24.77 per share, confirmed its acceptance of the merger agreement as proposed by CogenAmerica, and requested a two week exclusivity period to conclude negotiation of a definitive agreement with NRG on the terms acceptable to NRG's management subject to NRG's Board approval. A representative of Bidder A verbally indicated to DLJ that Bidder A did not expect to increase its offer above $24.77 per share.

     The Independent Directors Committee reconvened its meeting at approximately 7:45 a.m., Central Time, on August 13, 1999. DLJ informed the independent directors of the August 13, 1999 letter from Bidder A and the conversation in which Bidder A indicated that it did not expect to increase its offer. After further discussion and considering the recommendations of DLJ and KSK, the Independent Directors Committee authorized DLJ to contact Calpine. DLJ was directed to inform Calpine that the Committee would accept Calpine's proposal with the following modifications: (1) the price would be $25.00 per share, (2) the merger agreement would be changed to provide for a one-step merger rather than a tender offer followed by a second-step merger, and (3) any debt of CogenAmerica that could be accelerated as a result of the merger, including the debt owed to NRG, would be repaid upon completion of the merger.

     Calpine requested that the message be in writing and signed on behalf of the Independent Directors Committee. Counsel for CogenAmerica then prepared a letter dated August 13, 1999 (the "August 13 Exclusivity Letter") incorporating the terms approved by the Independent Directors Committee. The August 13 Exclusivity Letter was signed on behalf of the Independent Directors Committee and transmitted to Calpine via facsimile.

Calpine accepted the proposal and returned the August 13 Exclusivity Letter countersigned by Calpine. With the consent of Calpine, DLJ advised Bidder A that Calpine had been given an exclusive period to conclude the documentation and no further communications would occur with Bidder A during the exclusive period.

     CogenAmerica's counsel then informed NRG of the decision by the Independent Directors Committee and provided NRG with a copy of the August 13 Exclusivity Letter and a revised merger agreement reflecting the change in the structure to a one-step merger from a tender offer followed by a second-step merger.

     During the morning on August 16, 1999, Calpine and its counsel met with CogenAmerica and its counsel to finalize the merger agreement. Commencing in the afternoon of August 16, 1999 and continuing through August 19, 1999, Calpine, NRG and their respective counsel discussed the terms of the proposed Calpine/NRG Agreement.

     On August 19, 1999, Bidder A sent by facsimile a letter addressed to the Board of Directors of NRG, the Independent Directors Committee and the CogenAmerica Board of Directors. The letter affirmed the interest of Bidder A to proceed with a transaction and increased its bid to $24.99 per share. Because CogenAmerica was bound by the exclusivity terms of the August 13 Exclusivity Letter, no response to Bidder A's letter was made by CogenAmerica or its officers, directors, employees, agents or representatives.

     On August 19, 1999, a Calpine representative advised CogenAmerica and NRG that the Calpine board of directors approved the merger agreement and the Calpine/NRG Agreement.

     On August 25, 1999, an NRG representative advised CogenAmerica and Calpine that the NRG board of directors approved the Calpine/NRG Agreement. Meetings of the Independent Directors Committee and Board of Directors of CogenAmerica were called for 9:00 a.m. and 12:00 noon, respectively, on August 26, 1999.

     On August 26, 1999, commencing at approximately 9:00 a.m., Central Time, the Independent Directors Committee held a meeting. All independent directors were present in person as were representatives of DLJ and KSK. At the request of the independent directors, a representative of O'Melveny & Myers ("O&M"), counsel to the Independent Directors Committee, attended by telephone. Representatives of KSK briefed the Independent Directors Committee regarding their fiduciary duties and the terms of the merger agreement, the Calpine/NRG Agreement, the agreement between CogenAmerica and NRG (the "Termination Agreement") terminating the Affiliate Agreements upon completion of the merger, and an agreement among CogenAmerica, Calpine and NRG (the "Cooperation Agreement") pursuant to which the parties agree to cooperate with each other in the preparation of this Proxy Statement and the Schedule 13E-3 that are required to be filed with the SEC. Copies of the final agreements were available to the independent directors and were reviewed during the meeting. Representatives of DLJ briefed the Independent Directors Committee on the sale process and the bases for DLJ's fairness opinion. DLJ also delivered its executed fairness opinion addressed to the Independent Directors Committee. The independent directors also reviewed the benefits and detriments of the proposed merger to the unaffiliated stockholders of CogenAmerica. The factors considered by the Independent Directors Committee are discussed below in the section called "Reasons for the Merger." After considering these factors and the advice of its financial and legal advisors, the Independent Directors Committee unanimously approved the merger agreement, the charter amendment, the Calpine/NRG Agreement, the Termination Agreement and the Cooperation Agreement, and unanimously recom-mended that the CogenAmerica Board of Directors approve the merger agreement, the charter amendment, the Calpine/NRG Agreement and the Cooperation Agreement.

     Following conclusion of the meeting of the Independent Directors Committee and commencing at approximately 12:00 noon, Central Time, the CogenAmerica Board of Directors convened its meeting in Minneapolis, Minnesota to consider the transactions contemplated by the merger agreement. All directors of CogenAmerica were present in person, except for Craig A. Mataczynski and Michael O'Sullivan who participated by telephone. KSK briefed the CogenAmerica Board of Directors on the fiduciary duties of the directors and the terms of the merger agreement, the Calpine/NRG Agreement, the Termination Agreement and the Cooperation Agreement. Copies of the agreements were available to the directors at the meeting and were reviewed during the presentation by KSK on the agreements. Representatives of DLJ reviewed the sale process and the bases for DLJ's fairness opinion. DLJ also confirmed that it had delivered its executed fairness opinion to the Independent Directors Committee and that the entire CogenAmerica Board of Directors was entitled to rely on the opinion. The directors also reviewed the benefits and detriments of the proposed merger to the unaffiliated stockholders of CogenAmerica. The factors considered by the CogenAmerica Board of Directors are discussed below in the section called "Reasons for the Merger." After considering these factors and the advice of the financial and legal advisors to CogenAmerica, the CogenAmerica Board of Directors unanimously approved the merger agreement, the charter amendment, the Calpine/NRG Agreement and the Cooperation Agreement, and unanimously recommended that the CogenAmerica stockholders approve the merger agreement and the charter amendment.

     After the close of business on August 26, 1999, CogenAmerica executed and delivered the merger agreement to Calpine, the Cooperation Agreement to Calpine and NRG, and the Termination Agreement to NRG. Contemporaneously, Calpine executed and delivered the merger agreement to CogenAmerica, the Cooperation Agreement to CogenAmerica and NRG, and the Calpine/NRG Agreement to NRG. Contemporaneously, NRG executed and delivered the Termination Agreement to CogenAmerica, the Cooperation Agreement to CogenAmerica and Calpine, and the Calpine/NRG Agreement to Calpine. Press releases announcing the transactions contemplated by the merger agreement and Calpine/NRG Agreement were issued on the morning of August 27, 1999.

PURPOSE, TIMING AND STRUCTURE OF THE MERGER

     The purpose for the merger is to enable Calpine to acquire 80% and NRG to retain 20% of the entire equity interests of CogenAmerica in a transaction that provides the public stockholders of CogenAmerica and NRG, to the extent its equity interest in CogenAmerica is not being retained, with the opportunity to sell all of their CogenAmerica common stock at a price which represents a substantial premium over market prices in effect immediately prior to the announcement of the merger.

     The timing of the execution of the merger agreement resulted from an extensive sale process conducted by CogenAmerica after it had received four indications of interest for the acquisition of CogenAmerica at significant premiums to the then market price of CogenAmerica common stock. In addition, the market for the sale of independent power company assets has recently been favorable to sellers of such assets as significant consolidation is occurring in the independent power industry. In addition, the Independent Directors Committee and the Board of Directors of CogenAmerica concluded that sufficient additional capital for CogenAmerica to make acquisitions and expand its business would be difficult to obtain given CogenAmerica's current leverage and current stock price and that the development of new plants, so called "green field" projects, would be time consuming and involved significant risk that they would not be completed after substantial management time and expense had been invested in the projects.

     The transaction was structured to achieve both (1) the requirement by NRG that it retain a 20% interest in CogenAmerica after completion of the merger and
(2) the requirement of Calpine that it acquire the remaining 80% equity interest in CogenAmerica in a single transaction, while at the same time facilitating a direct cash payment at a premium price to all holders of CogenAmerica common stock (other than shares held by CogenAmerica, by Acquisition Sub or by stockholders who properly exercise their appraisal rights). CogenAmerica also wished to present its stockholders with a simple transaction that treats equally all unaffiliated stockholders.

     Acquisition Sub is currently a wholly owned subsidiary of Calpine. Immediately prior to the completion of the merger, NRG will contribute shares of CogenAmerica common stock to Acquisition Sub which will enable NRG to retain a 20% equity interest in CogenAmerica after completion of the merger. Calpine formed Acquisition Sub shortly before execution of the merger agreement for the sole purpose of carrying out the merger.

REASONS FOR THE MERGER

     The Independent Directors Committee and the Board of Directors of CogenAmerica have determined that the merger is substantively fair to the unaffiliated stockholders of CogenAmerica for the reasons listed in factors (1) through (8) below, and is procedurally fair to the unaffiliated stockholders of CogenAmerica for the reasons listed in factors (1), (7), (9) and (10) below and because (i) the Independent Directors Committee consisting only of board members representing solely the interest of CogenAmerica and the stockholders other than NRG approved the transaction, (ii) the Independent Directors Committee was advised by independent legal counsel retained to negotiate on behalf of CogenAmerica and the stockholders other than NRG, (iii) the Independent Directors Committee retained, and received advice from, DLJ as its independent financial advisor which assisted in the conduct of a sale process and in the evaluation of the proposed transaction, (iv) the $25.00 per share price and the other terms and conditions of the merger agreement resulted from an extensive sale process and arms'-length bargaining between representatives of the Independent Directors Committee and Calpine and their advisors. See "Special Factors -- Recommendations of the Independent Directors Committee and the Board of Directors." The Independent Directors Committee and the Board of Directors of CogenAmerica unanimously recommend that the CogenAmerica stockholders approve and adopt the merger agreement and the charter amendment. In reaching these conclusions, the Independent Directors Committee and the Board of Directors of CogenAmerica considered and analyzed a number of factors. All of the material factors considered by the CogenAmerica Board of Directors are described below.

     1. Competitive Sale Process. The merger consideration of $25.00 per share was arrived at after an intense and competitive sale process. During the sale process, 13 parties were contacted of which seven parties submitted preliminary indications of interest ranging from $15.09 to $24.00 per share for 100% of the equity interests of CogenAmerica. Six parties were invited to conduct extensive due diligence after which firm bids were submitted. The bids ranged from $18.50 to $23.00 per share for 100% of the equity interests in CogenAmerica. The two highest bidders, Calpine and Bidder A, were invited to conduct on-site plant visits and to negotiate the terms of the definitive documents. Calpine and Bidder A subsequently submitted final bids of $25.00 and $24.77, respectively. Both the Independent Directors Committee and the Board of Directors of CogenAmerica determined that the manner in which the sale process was conducted was a very important factor in concluding that the price resulting from that process was fair to the unaffiliated stockholders.

     2. Premium over Current Market Price. On August 25, 1999, the trading day immediately preceding the meetings of the Independent Directors Committee and the Board of Directors of CogenAmerica, the closing sales price for CogenAmerica common stock was $16.75 per share. The merger consideration of $25.00 per share represented a premium of 49.3% over the closing market price on August 25, 1999. Both the Independent Directors Committee and the Board of Directors of CogenAmerica concluded that the significant premium over the current market price was a very important factor in favor of the transaction and determining the merger consideration was fair to the unaffiliated stockholders.

     3. Premium over Historical Market Price. The merger consideration of $25.00 per share represented a significant premium over the historical market price of CogenAmerica common stock. The following premiums over historical market price were considered to be very important factors to both the Independent Directors Committee and the Board of Directors of CogenAmerica in favor of the transaction and in their determination that the merger consideration was fair to the unaffiliated stockholders:

                                                                    PREMIUM
                                                                OVER HISTORICAL
             DATE OR PERIOD TO MEASURE PREMIUM                   MARKET PRICE
             ---------------------------------                  ---------------
January 26, 1999 (the first date a bidder met formally with
  NRG to express its interest in an acquisition
  transaction)..............................................         170.3%
May 20, 1999 (the date the CogenAmerica Board of Directors
  determined to explore strategic alternatives).............         102.0%
July 29, 1999 (four weeks prior to the approval of the
  merger agreement by the Independent Directors Committee
  and the Board of Directors of CogenAmerica)...............          40.8%
August 19, 1999 (one week prior to the approval of the
  merger agreement by the Independent Directors Committee
  and the Board of Directors of CogenAmerica)...............          50.4%

In addition, both the Independent Directors Committee and the Board of Directors of CogenAmerica considered very important the fact that the historical daily trading volume of CogenAmerica common stock was relatively small, it being in the range of 12,000 to 13,000 shares or approximately 0.2% of the outstanding shares. The merger would enable all unaffiliated stockholders to sell their shares for cash without any depressing effect that the sale of a considerable number of shares might have on the market price of the CogenAmerica common stock.

     4. Presentation and Opinion of DLJ. Both the Independent Directors Committee and the Board of Directors of CogenAmerica considered very important the presentation made by DLJ at their meetings on August 26, 1999 and DLJ's fairness opinion addressed to the Independent Directors Committee in determining that the merger was fair to the unaffiliated stockholders. For a discussion of the DLJ presentation, see the caption entitled "Opinion of Financial Advisor" below and see Appendix C for a copy of the full text of the written opinion of DLJ dated August 26, 1999 which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion.

     5. Going Concern Value. As part of its presentation to the Independent Directors Committee and the Board of Directors of CogenAmerica on August 26, 1999, DLJ presented a discounted cash flow analysis of the value of CogenAmerica as a going concern. Depending on the assumptions for discount rate and multiple of earnings before interest, taxes, depreciation and amortization for the terminal value, the discounted cash flow analysis indicated an implied value of CogenAmerica common stock in the range of $9.62 per share to $22.39 per share. Although the Independent Directors Committee and the Board of Directors of CogenAmerica considered the going concern value (as expressed by the discounted cash flow analysis by DLJ) as an important factor supporting the fairness of the merger consideration to the unaffiliated stockholders, this factor was somewhat less important than the other four factors discussed above.

     6. Future Prospects as a Public Company. Both the Independent Directors Committee and the Board of Directors of CogenAmerica considered the future prospects of CogenAmerica as an independent public company. In order for CogenAmerica to continue its growth, CogenAmerica had to acquire or develop additional independent power plants. CogenAmerica would require additional capital to provide the financial resources necessary for the acquisition or development of new projects. Due to the current high leverage of CogenAmerica, additional debt might not be available or, if available, would be at high interest rates. An analysis by management indicated that the sale of CogenAmerica common stock at a price below $20.00 per share would be dilutive of future earnings and, therefore, not a viable alternative to raising capital. Also, due to the low earnings multiple for CogenAmerica and the competitive prices for independent power plants, it would be difficult for CogenAmerica to make acquisitions using its stock that would be accretive to future earnings. The current competitive market for existing independent power plants made acquisitions of existing plants expensive. The development of new plants, so-called "green field" projects, required a substantial amount of time and investment without any assurance that CogenAmerica would be awarded the project. Based on CogenAmerica's capital constraints and risks of future expansion, both the Independent Directors Committee and the Board of Directors of CogenAmerica considered this factor to be important in determining that the merger was the best alternative for the unaffiliated stockholders.

     7. Right to Terminate Merger Agreement. After following certain procedures and paying Calpine a termination fee of $7,500,000, CogenAmerica has the right to terminate the merger agreement in order to accept a superior takeover proposal from a third party. This so-called "fiduciary out" provision is described in "Summary of Material Features of the Merger -- Termination" below. The Calpine/NRG Agreement provides that the agreement terminates in the event the merger agreement terminates. As a result, if CogenAmerica received a superior takeover proposal from a third party, it would be able to terminate the merger agreement by following the requisite procedures, and NRG would be able to enter into an agreement with the third party on terms comparable to the Calpine/ NRG Agreement. This would enable the Independent Directors Committee and the Board of Directors of CogenAmerica to accept a takeover proposal that provides more value to the unaffiliated stockholders of CogenAmerica. Both the Independent Directors Committee and the Board of Directors of CogenAmerica considered the fiduciary out provision of the merger agreement a significant factor in determining the merger was fair to the unaffiliated stockholders.

     8. Financial Ability of Calpine. Calpine has the financial ability to complete the merger and support CogenAmerica's future business operations. The merger agreement is not conditioned on financing by Calpine. Both the Independent Directors Committee and the Board of Directors of CogenAmerica considered the financial ability of Calpine to fund the merger consideration to be a significant factor in approving the merger agreement.

     9. Appraisal Rights. Stockholders of CogenAmerica who do not support the merger or are dissatisfied with the consideration to be received by the holders of CogenAmerica common stock are able to obtain "fair value" for their shares if they properly exercise their appraisal rights under the DGCL. Both the Independent Directors Committee and the Board of Directors of CogenAmerica considered the ability of unaffiliated stockholders to exercise their appraisal rights as a favorable factor, but not as important as the factors enumerated above in paragraphs 1 through 8.

     10. Stockholder Vote. The proposed merger is not conditioned on the approval of at least a majority of unaffiliated shareholders. Pursuant to the Calpine/NRG Agreement, NRG has granted its proxy to Calpine to vote the CogenAmerica shares held by NRG for approval and adoption of the merger agreement and the charter amendment. Since the proposed merger requires the approval of more than 66 2/3% of the outstanding shares of CogenAmerica common stock and NRG owns approximately 45.3% of the outstanding CogenAmerica common stock, unaffiliated shareholders owning an aggregate of approximately 39.1% of the outstanding CogenAmerica common stock held by unaffiliated shareholders need to vote in favor of the proposals to enable the proposed merger to proceed. Based on the fact that Calpine would not proceed with the transaction unless NRG agreed to grant its proxy to Calpine to vote NRG's CogenAmerica shares in favor of the merger agreement and the charter amendment at the special meeting and that, as discussed in paragraph 7 above, the Calpine/NRG Agreement would terminate in the event the CogenAmerica Board of Directors exercised its "fiduciary out" to terminate the merger agreement in order to accept a superior takeover proposal from another party, the Independent Directors Committee and the Board of Directors of CogenAmerica did not consider the lack of a vote of the majority of the unaffiliated shareholders as an important factor and concluded that the proposed transaction is procedurally fair despite the absence of a requirement that a majority of the unaffiliated shareholders approve the proposed merger.

     11. Net Book Value. The Independent Directors Committee and the Board of Directors of CogenAmerica did not consider the net book value of CogenAmerica as a relevant factor in its determination.

     12. Liquidation Value. Neither the Independent Directors Committee nor the Board of Directors of CogenAmerica considered the liquidation value of CogenAmerica as a relevant factor in its determination. A liquidation of the assets would result in CogenAmerica paying taxes on the gain from the sale of its assets. Therefore, the net proceeds from the sale of its assets would be reduced by taxes and transaction costs before any distribution could be made to stockholders.

     13. Price Paid by NRG for CogenAmerica Common Stock. NRG facilitated the reorganization of CogenAmerica's predecessor in 1996 under Chapter 11 of the Federal Bankruptcy Laws by contributing an aggregate of $21.2 million to the predecessor in exchange for 2,710,357 shares of the predecessor's common stock representing approximately 41.86% of the outstanding shares of CogenAmerica common stock after giving effect to such issuance. The price per share of CogenAmerica common stock paid by NRG was $3.27. Since the operations of CogenAmerica have substantially improved since that time, including the addition of two plants after the 1996 reorganization, neither the Independent Directors Committee nor the Board of Directors of CogenAmerica considered the price paid by NRG for its shares of CogenAmerica common stock as a relevant factor in its determination.

     In view of the variety of factors considered in connection with its evaluation of the merger, the Independent Directors Committee and the Board of Directors of CogenAmerica found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the reasons for the merger described above or determine that any reason was of particular importance in reaching its determination that the merger is fair to and in the best interest of CogenAmerica stockholders (other than NRG), except that the factors enumerated in paragraphs 1 through 4 above were the most important, the factors enumerated in paragraphs 5 and 6 above were important, the factors in paragraphs 7 and 8 were also important but less significant than the first six factors, the factor enumerated in paragraph 9 was less significant than the first eight factors, the factor enumerated in paragraph 10 was not important, and the factors enumerated in paragraphs 11 through 13 were not relevant. The Independent Directors Committee and the Board of Directors of CogenAmerica view their recommendations as being based upon their judgment, in light of the totality of the information presented and considered, as summarized in the reasons for the merger described above, and the overall effect of the merger on CogenAmerica's stockholders compared to continuing the business of CogenAmerica in the ordinary course or seeking other potential parties to effect a business combination.

RECOMMENDATIONS OF THE INDEPENDENT DIRECTORS COMMITTEE AND THE BOARD OF
DIRECTORS

     The Independent Directors Committee is a standing committee of the CogenAmerica Board of Directors that is comprised of three disinterested directors. The purpose of the Independent Directors Committee is to consider and act upon matters where the interests of NRG, as the principal stockholder and whose officers constitute four members of the CogenAmerica Board of Directors, may be in conflict with the interests of the unaffiliated stockholders of CogenAmerica. When it became apparent in the sale process undertaken by CogenAmerica that NRG would be treated differently from the unaffiliated stockholders of CogenAmerica, the Independent Directors Committee took over control of the sale process. The Independent Directors Committee then retained financial and legal advisors to assist it in the sale process and the other matters related to the transactions contemplated by the merger agreement. On August 26, 1999, the Independent Directors Committee determined that the merger was in the best interests of CogenAmerica and was fair to CogenAmerica stockholders (other than NRG). Accordingly, the Independent Directors Committee unanimously approved the merger agreement, the charter amendment, the Termination Agreement, the Calpine/NRG Agreement and the Cooperation Agreement, and recommended that the CogenAmerica Board of Directors approve the merger agreement, the charter amendment and the Cooperation Agreement after receiving reports from its financial and legal advisors, including reports on the sale process, the terms of the operative documents and the valuation analysis by DLJ, and the written opinion from DLJ that, as of its date and subject to the assumptions, limitations and qualifications set forth in the written opinion, the consideration to be paid to the CogenAmerica stockholders (other than NRG) in the merger was fair from a financial point of view. The Independent Directors Committee took such actions for the reasons set forth above under the caption "Reasons for the Merger."

     Following the meeting of the Independent Directors Committee, the CogenAmerica Board of Directors held a meeting on August 26, 1999 to consider the transactions contemplated by the merger agreement. The CogenAmerica Board of Directors received reports from financial and legal advisors for CogenAmerica. The reports included a review of the sale process, a discussion of the terms of the operative agreements and the valuation analysis by DLJ. DLJ also provided the directors with a copy of the opinion of DLJ addressed to the Independent Directors Committee that, as of its date and subject to the assumptions, limitations and qualifications set forth in the written opinion, the consideration to be paid to the stockholders other than NRG in the merger was fair from a financial point of view, and DLJ indicated that the directors were entitled to rely on the opinion. The Independent Directors Committee also informed the CogenAmerica Board of Directors that it had unanimously approved the merger agreement, the charter amendment, the Termination Agreement, the Calpine/NRG Agreement and the Cooperation Agreement, and unanimously recommended that the CogenAmerica Board of Directors approve the merger agreement, the charter amendment and the Cooperation Agreement. Based on these reports and recommendations and for the reasons set forth above under the caption "Reasons for the Merger," the CogenAmerica Board of Directors also determined that the merger was in the best interests of CogenAmerica and was fair to the unaffiliated stockholders of CogenAmerica. The CogenAmerica Board of Directors unanimously approved the merger agreement, the charter amendment, the Calpine/NRG Agreement and the Cooperation Agreement and recommended that the CogenAmerica stockholders approve the merger agreement and the charter amendment.

     THE INDEPENDENT DIRECTORS COMMITTEE AND THE BOARD OF DIRECTORS OF COGENAMERICA HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE CHARTER AMENDMENT, AND THE COGENAMERICA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COGENAMERICA STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CHARTER AMENDMENT.

OPINION OF FINANCIAL ADVISOR

     CogenAmerica asked DLJ, in its role as financial advisor to CogenAmerica, to render an opinion to the Independent Directors Committee of CogenAmerica as to the fairness, from a financial point of view, to the holders of CogenAmerica common stock, other than NRG, of the consideration to be received by such holders in the merger. On August 26, 1999, DLJ delivered to the Independent Directors Committee its written opinion to the effect that, as of such date, based on and subject to the assumptions, limitations and qualifications set forth in such written opinion, the consideration to be received in the merger by the holders of CogenAmerica common stock, other than NRG, was fair to such holders from a financial point of view.

     THE FULL TEXT OF DLJ'S OPINION IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT. THE SUMMARY OF DLJ'S OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF DLJ'S OPINION. COGENAMERICA STOCKHOLDERS ARE URGED TO READ DLJ'S OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ IN CONNECTION WITH SUCH OPINION.

     DLJ PREPARED ITS OPINION FOR THE INDEPENDENT DIRECTORS COMMITTEE SOLELY WITH RESPECT TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED IN THE MERGER BY HOLDERS OF COGENAMERICA COMMON STOCK, OTHER THAN NRG, AS OF THE DATE THEREOF. DLJ EXPRESSED NO OPINION AS TO THE PRICES AT WHICH COGENAMERICA COMMON STOCK WOULD ACTUALLY TRADE AT ANY TIME AND DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AND THE OTHER BUSINESS STRATEGIES CONSIDERED BY THE INDEPENDENT DIRECTORS COMMITTEE NOR DOES IT ADDRESS THE INDEPENDENT DIRECTORS COMMITTEE'S DECISION TO PROCEED WITH THE MERGER. DLJ'S OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY COGENAMERICA STOCKHOLDER AS TO HOW TO VOTE ON THE MERGER AND SHOULD NOT BE RELIED UPON BY ANY STOCKHOLDER AS SUCH.

     CogenAmerica selected DLJ as its financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. DLJ was not retained as an advisor or agent to the stockholders of CogenAmerica or any other person. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. CogenAmerica did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion. For purposes of rendering its opinion, DLJ among other things, reviewed the Agreement and Plan of Merger and the company letter, dated August 26, 1999, and the Calpine/NRG Agreement, also dated August 26, 1999, which sets forth the essential terms and conditions upon which NRG would be able to sell its CogenAmerica common stock. DLJ also reviewed certain financial and other business information that was publicly available or furnished by CogenAmerica, including information provided during discussions with management, for recent years and interim periods to date. Included in the information provided during discussions with management were certain internal financial forecasts and projections of the Company for the period beginning January 1, 1999 and ending December 31, 2009 prepared by the management of the Company. DLJ met with the management of CogenAmerica to review and discuss such information and the Company's business, operations, assets, financial condition and future prospects.

     In addition, DLJ reviewed the historical stock prices and trading volumes of CogenAmerica common stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ assumed and relied upon without independent verification the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by CogenAmerica, or its representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections and assumptions supplied to DLJ, DLJ assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CogenAmerica as to the future operating and financial performance of CogenAmerica. DLJ expressed no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they were based. DLJ did not make any independent valuation or appraisal of the assets or liabilities of CogenAmerica and did not make any independent verification of the information reviewed by DLJ. DLJ was not furnished with any such valuations or appraisals. DLJ's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. DLJ states in its opinion that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

     The following is a summary of the financial analyses presented by DLJ to the Independent Directors Committee on August 26, 1999 in connection with the preparation of DLJ's opinion.

     Common Stock Trading History. DLJ examined the historical closing prices of CogenAmerica common stock from August 20, 1998 to August 23, 1999. During this time period, CogenAmerica common stock reached a high of $18.13 per share and a low of $7.94 per share. DLJ also examined the historical trading range of CogenAmerica common stock from August 20, 1998 to August 23, 1999 relative to an independent power producer index made up of The AES Corporation, Calpine Corporation, MidAmerican Energy Holdings Company, Trigen Energy Corporation and CogenAmerica. This information was presented solely to provide the Independent Directors Committee with background information on the stock price of CogenAmerica over the periods indicated.

     Premiums Paid Analysis. DLJ determined the premium over the common stock trading prices for one day, one week and four weeks prior to the announcement date in all merger and acquisition transactions of U.S. public companies ranging from $250 million to $750 million in size announced between January 1, 1996 and August 20, 1999. DLJ obtained information for this analysis from Securities Data Corp. DLJ analyzed the high, low and median of the premiums paid one day, one week and four weeks prior to the announcement date. The median premiums for the selected transactions over the common stock trading prices for one day, one week and four weeks prior to the announcement date were 23.3%, 29.3% and 36.7%, respectively. Applying the median premiums to the closing price of CogenAmerica one day, one week and four weeks prior to the announcement date, DLJ estimated a value per share of CogenAmerica common stock ranging from $21.42 to $24.61.

     Comparable Publicly Traded Company Analysis. As part of its analysis, DLJ compared the market values and trading multiples of CogenAmerica with that of the following publicly traded independent power companies:

     1. The AES Corporation

     2. Calpine Corporation

     3. MidAmerican Energy Holdings Company (formerly CalEnergy Company, Inc.), and

     4. Trigen Energy Corporation.

In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of its respective: LTM revenue; LTM EBITDA and LTM EBIT. LTM means last reported twelve months. EBITDA means earnings before interest expense, income taxes, depreciation and amortization. EBIT means earnings before interest expense and income taxes. DLJ also calculated the equity value of each company as a multiple of its respective: LTM net income; and projected net income for the calendar year 1999. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. Projected net income for the calendar year 1999 was obtained from First Call estimates.

For the purpose of this analysis, DLJ calculated EBITDA and EBIT to include equity in income/loss of affiliates, and calculated enterprise value to include investment in unconsolidated affiliates.

     DLJ's analysis of the comparable companies yielded the following: revenue multiples for the LTM ended June 30, 1999 ranging from 1.8x to 8.3x; EBITDA multiples for the LTM ended June 30, 1999 ranging from 7.9x to 16.7x; EBIT multiples for the LTM ended June 30, 1999 ranging from 14.1x to 24.8x; net income multiples for the LTM ended June 30, 1999 ranging from 9.7x to 41.6x; and projected net income multiples for the calendar year 1999 ranging from 14.0x to 34.0x. Based on an analysis of this data and CogenAmerica's results for comparable periods, DLJ estimated a value per share of CogenAmerica common stock ranging from $16.10 to $34.40.

     These companies were selected by DLJ because they are in the same business as CogenAmerica, which is the independent power business, and because they have publicly traded securities. These companies comprise all of the independent power companies which have publicly traded securities. However, no company utilized in the comparable public company analysis is identical to CogenAmerica. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of CogenAmerica and other factors that could affect the public trading value of the companies to which it is being compared. In evaluating the comparable companies, DLJ made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CogenAmerica, such as the impact of competition on CogenAmerica and the industry generally, industry growth and the assumed absence of any adverse material change in the financial conditions and prospects of CogenAmerica or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company data.

     Precedent Merger and Acquisition Transaction Analysis. DLJ analyzed acquisition multiples paid in the acquisition of Sithe Energies by Marubeni Corporation. This was the most comparable acquisition of a publicly traded independent power company occurring prior to August 26, 1999. DLJ's analysis of this comparable transaction yielded the following: (i) a revenue multiple for the LTM ended September 30, 1995 of 3.3x; (ii) an EBITDA multiple for the LTM ended September 30, 1995 of 10.4x; (iii) an EBIT multiple for the LTM ended September 30, 1995 of 13.7x; and (iv) a net income multiple for the LTM ended September 30, 1995 of 29.2x. Based on an analysis of this data and CogenAmerica's results for comparable periods, DLJ estimated a value per share of CogenAmerica common stock ranging from $20.81 to $32.80.

     Using publicly available information, DLJ also reviewed certain acquisitions involving the sale of generation assets by various independent power companies and public utilities conducted over the year to date period beginning January 1, 1999. In examining these transactions, DLJ analyzed the enterprise value of the acquired assets as a multiple of their net generating capacity. DLJ applied the high, low, median and average of these multiples to CogenAmerica's net generating capacity to obtain an enterprise value, and equity value per share. DLJ's analysis yielded an enterprise value multiple range of $147/kW to $955/kW. Based on an analysis of this data and CogenAmerica's net generating capacity, DLJ estimated a valuation range of CogenAmerica common stock with a high end of $27.78 per share. The other end of the range was deemed not meaningful due to CogenAmerica's relatively high enterprise value to net generating capacity compared to the sample transactions that were examined by DLJ. No transaction utilized as a comparison in the analysis of selected precedent transactions is identical to the merger in both timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of CogenAmerica and other factors that would affect the acquisition value of the companies to which it is being compared. In evaluating the precedent transactions, DLJ made judgments and assumptions with regard to industry performance, global business, economic, market and financial conditions and other matters, many of which are beyond the control of CogenAmerica, such as the impact of competition on CogenAmerica and the industry generally, industry growth and the assumed absence of any adverse material change in the financial conditions and prospects of CogenAmerica or the industry or the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using precedent transactions data.

     Discounted Cash Flow ("DCF") Analysis. DLJ also performed a DCF analysis of the projected cash flows of CogenAmerica for the fiscal years ending December 31, 2000 through December 31, 2009, using projections and growth assumptions provided by the management of CogenAmerica. The DCFs for CogenAmerica were estimated using discount rates ranging from 9% to 11%, based on estimates of and judgments related to the weighted average costs of capital of CogenAmerica, and terminal multiples of estimated EBITDA for CogenAmerica's fiscal year ending December 31, 2009 ranging from 9.0x to 12.0x. Based on this analysis, DLJ estimated a value per share of CogenAmerica common stock ranging from $9.62 to $22.39.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation made by DLJ to the Independent Directors Committee on August 26, 1999. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place any particular reliance or weight on any individual analysis or factor considered by it, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to CogenAmerica that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of DLJ's analysis of the fairness of the merger price, pursuant to the merger agreement, from a financial point of view to the holders of shares of CogenAmerica common stock, other than NRG, and were provided to the CogenAmerica Board of Directors in connection with the delivery of DLJ's written opinion, dated August 26, 1999. The analyses do not purport to be appraisals or to reflect the prices at which CogenAmerica might actually be sold. In addition, as described above, DLJ's opinion and presentation to the CogenAmerica Board of Directors is one of many factors taken into consideration by the CogenAmerica Board of Directors in making its determination to approve the merger. Consequently, the DLJ analysis described above should not be viewed as determinative of the opinion of the CogenAmerica Board of Directors or the view of the management of CogenAmerica with respect to the value of CogenAmerica.

     Other Relationships. In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of CogenAmerica, Calpine and NSP for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in CogenAmerica, NSP or Calpine securities. In addition, DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking services for CogenAmerica and Calpine in the past and has been compensated for such services. DLJ acted as co-lead manager for Calpine's secondary offering of 7,200,000 common shares which closed in November 1999.

     Engagement Letter. Pursuant to the terms of a letter agreement, dated June 3, 1999, between CogenAmerica and DLJ, CogenAmerica (1) has agreed to pay DLJ
(a) a retainer fee of $200,000 and (b) a fee of $750,000 upon notification by DLJ that it is prepared to deliver a fairness opinion with respect to a transaction covered under the letter agreement, and (2) a transaction fee equal to $2,500,000; plus, if the price per share of the outstanding CogenAmerica common stock in any transaction exceeds $21.00, three percent (3%) of the amount by which such price per share exceeds $21.00 multiplied by the number of shares of CogenAmerica common stock outstanding (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding) upon consummation of the merger. The fees paid to DLJ pursuant to clause (1) of the first sentence of this paragraph are to be deducted from the transaction fee to which DLJ is entitled upon consummation of the merger. In addition, CogenAmerica has agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement and to indemnify DLJ and certain related persons against certain liabilities and expenses in connection with its engagement, including liabilities under federal securities laws. DLJ and CogenAmerica negotiated the terms of the fee arrangement. DLJ has consented to this summary of this opinion and the attachment of this opinion as an appendix to this proxy statement.

PERSPECTIVE OF NRG ON THE FAIRNESS OF THE MERGER

     NRG has concluded that the merger and related transactions are fair to CogenAmerica and the unaffiliated CogenAmerica stockholders. In addition, the Independent Directors Committee and DLJ made a determination as to the substantive fairness of the transaction. See "Special Factors - Recommendations of the Independent Directors Committee and the Board of Directors" and "-- Opinion of Financial Advisor." NRG's conclusion is based upon the following reasons:

          1. The Independent Directors Committee consisted only of board members representing solely the interests of CogenAmerica and the stockholders other than NRG.

          2. The Independent Directors Committee was advised by independent legal counsel retained to negotiate on behalf of CogenAmerica and the stockholders other than NRG.

          3. The Independent Directors Committee retained, and received advice from, DLJ as its independent financial advisor to assist in the conduct of a sale process and assist in the evaluation of the proposed transaction.

          4. The $25.00 per share price and the other terms and conditions of the merger agreement resulted from an extensive sale process and arms'-length bargaining between representatives of the Independent Directors Committee and Calpine and their respective advisors.

          5. The conclusions and recommendations of the Independent Directors Committee and the Board of Directors (see "Special Factors -
     Recommendations of the Independent Directors Committee and the Board of Directors" and "-- Opinion of Financial Advisor.")

     The affirmative vote of more than 66 2/3% of the outstanding shares of CogenAmerica common stock is required to approve and adopt the merger agreement and related transactions. NRG currently holds 45.3% of the outstanding shares of CogenAmerica common stock and has granted a proxy to Calpine to vote the CogenAmerica shares owned by NRG for adoption and approval of the merger agreement and charter amendment. See "Summary-Record Date; Voting Power; Votes Required." The transaction is not structured to require the affirmative vote of a majority of unaffiliated stockholders to approve the merger. Nevertheless, approval of the merger requires the affirmative vote of a significant amount of unaffiliated stockholders. In addition, the Independent Directors Committee did not perceive the lack of a vote of the majority of unaffiliated stockholders as an important factor in its consideration of the merger agreement and related transactions on behalf of the Company and its unaffiliated stockholders. See "Reasons for the Merger -- Stockholder Vote." In light of the foregoing, NRG believes that the merger agreement and related transactions are procedurally fair despite the absence of a requirement that the majority of unaffiliated CogenAmerica stockholders approve the transaction.

PLANS FOR COGENAMERICA AFTER THE MERGER

     CogenAmerica has been advised by Calpine that it intends to conduct a review of CogenAmerica and its assets, corporate structure, dividend policy, capitalization, operations, properties and policies and to consider, subject to the terms of the merger agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in CogenAmerica's business, operations, corporate structure, capitalization, Board of Directors, or policies.

     Upon consummation of the merger, Calpine will own 80% of the fully-diluted equity and voting power of CogenAmerica. The merger agreement provides that the directors and officers of Acquisition Sub will be the directors and officers of CogenAmerica after the completion of the merger. The Calpine/NRG Agreement provides that the board of directors of the surviving corporation will consist of no more than seven directors, one of which shall be appointed by NRG.

     Except as described in this proxy statement, CogenAmerica and its affiliates currently have no plans or proposals which relate to or would result in an extraordinary corporate transaction involving CogenAmerica or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets, any change in the CogenAmerica Board of Directors or management (other than as described above), any material change in CogenAmerica's capitalization or dividend policy or any other material change in CogenAmerica's corporate structure or business, CogenAmerica Board of Directors or management.

CERTAIN EFFECTS OF THE MERGER

     As a result of the merger, the equity interests of CogenAmerica will be owned 80% by Calpine and 20% by NRG, and the current stockholders, other than NRG, will have no continuing interest in CogenAmerica. Therefore, following the merger, the stockholders of CogenAmerica, other than NRG, will no longer benefit from any increases in the value of CogenAmerica and will no longer bear the risk of any decreases in the value of CogenAmerica. Following the merger, the operation of CogenAmerica will be subject, among other things, to the agreements between Calpine and NRG reflected in the Calpine/NRG Agreement. For a description of the Calpine/NRG Agreement, see the section under the caption "Summary of Calpine/NRG Agreement" below.

     Following the merger, the CogenAmerica common stock will no longer meet the requirements of The Nasdaq National Market for continued listing and therefore will be delisted from The Nasdaq National Market.

     CogenAmerica common stock is currently registered as a class of securities under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Registration of the CogenAmerica common stock under the Exchange Act may be terminated upon application of CogenAmerica to the SEC if the CogenAmerica common stock is not listed on a national securities exchange or quoted on the Nasdaq National Market and there are fewer than 300 record holders of the CogenAmerica common stock. Termination of registration of the CogenAmerica common stock under the Exchange Act would substantially reduce the information required to be furnished by CogenAmerica to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with the stockholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to CogenAmerica. It is the present intention of Calpine and NRG to cause CogenAmerica to make an application for the termination of the registration of the CogenAmerica common stock under the Exchange Act as soon as practicable after completion of the merger.

UNSOLICITED OFFERS FROM THIRD PARTIES

     Since entering into the merger agreement on August 26, 1999 to the date of this proxy statement, CogenAmerica has not received any unsolicited offers from third parties for a merger or other business combination involving CogenAmerica or any of its subsidiaries or any unsolicited proposal or offer to acquire in any manner a substantial equity interest in, a substantial portion of the voting securities of, or a substantial portion of the assets of CogenAmerica or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

CONFLICTS OF INTEREST

     In considering the actions of the Independent Directors Committee and the Board of Directors of CogenAmerica with respect to the merger, stockholders should be aware that directors and officers of CogenAmerica, as well as NRG, have interests in connection with the merger which may present them with actual or potential conflicts of interest as summarized below. The CogenAmerica Board of Directors was aware of these interests and considered them among the other matters described, but such conflicts, individually or in the aggregate, did not influence the determination of the Independent Directors Committee or the Board of Directors of CogenAmerica that the merger is fair to and in the best interests of the CogenAmerica stockholders (other than NRG).

     Arrangements with NRG. As of the close of business on August 26, 1999, the date on which the merger agreement was signed, NRG beneficially owned 3,106,612 shares of CogenAmerica common stock, or approximately 45.3% of the outstanding shares of CogenAmerica common stock. NRG and its subsidiaries also have various agreements with CogenAmerica and its subsidiaries that affect the operation and conduct of CogenAmerica's business. The agreements consist of the following: (1) a co-investment agreement pursuant to which NRG agreed to offer to sell CogenAmerica certain independent power plants which is how CogenAmerica acquired the power plants it currently owns in Pryor, Oklahoma and Morris, Illinois; (2) a management services agreement pursuant to which NRG provides certain management and technical services to CogenAmerica and its subsidiaries and is reimbursed for its costs and expenses for providing the services; (3) separate operation and maintenance agreements (each an "O&M Agreement") for CogenAmerica's plants in Newark and Parlin, New Jersey and Morris, Illinois pursuant to which NRG operates those plants in return for a fixed annual fee subject to certain offsets plus reimbursement of all costs and expenses incurred to operate the plants; (4) loan and security agreements pursuant to which NRG made certain loans to CogenAmerica or its subsidiaries and was granted certain security interests in the assets of CogenAmerica or its subsidiaries; and (5) various agreements pursuant to which either NRG or CogenAmerica sold the other certain assets or stock of certain corporations. Pursuant to the co-investment agreement, NRG sold CogenAmerica the plant in Pryor, Oklahoma for $23.9 million in 1998 and the plant in Morris, Illinois for a development fee of $4.8 million paid to NRG plus assumption of liabilities related to the project. For the year ended December 31, 1998 and the six months ended June 30, 1999, NRG has charged CogenAmerica $422,227 and $52,527, respectively, under the management services agreement. For the year ended December 31, 1998 and the six months ended June 30, 1999, NRG has charged CogenAmerica management fees of $147,033 and $73,641, respectively, and operating cost reimbursements of $35,657 and $17,904, respectively, under the O&M Agreement for the Newark, New Jersey plant. For the year ended December 31, 1998 and the six months ended June 30, 1999, NRG has charged CogenAmerica management fees of $196,044 and $98,189, respectively, and operating cost reimbursements of $59,705 and $24,180, respectively, under the O&M Agreement for the Parlin, New Jersey plant. For the year ended December 31, 1998 and the six months ended June 30, 1999, NRG has charged CogenAmerica management fees of none and $166,667, respectively, and operating cost reimbursements of none and $35,883, respectively, under the O&M Agreement for the Morris, Illinois plant. As of August 31, 1999, CogenAmerica owed NRG for borrowed money an aggregate of $55,191,100 consisting of $53,933,649 in principal and $1,257,451 in accrued interest. In connection with completion of the merger, the various Affiliate Agreements will be terminated pursuant to the

Termination Agreement and the NRG and CogenAmerica parties will exchange mutual general releases subject to certain exceptions.

     Arrangements between Calpine and NRG. In addition to the Calpine/NRG Agreement, Calpine and NRG entered into an acknowledgement pursuant to which NRG consented to the execution of certain agreements by CogenAmerica at the effective time of the merger with Calpine including (i) a tax sharing agreement,
(ii) a management services agreement, (iii) operating and maintenance agreements for certain of CogenAmerica's project subsidiaries and (iv) a form of energy services agreement which may be entered into with certain of CogenAmerica's project subsidiaries.

     The tax sharing agreement, which will be entered into at the effective time of the merger, allocates responsibility between Calpine and CogenAmerica for preparing and filing tax returns and specifies which party will make tax payments and how tax liabilities and obligations will be allocated among the parties.

     The form of energy services agreement, if entered into between Calpine and a CogenAmerica project subsidiary, provides that Calpine will provide fuel management, marketing and contract administration services in connection with such subsidiary's gas agreements and will perform certain other services related to the project. The agreement also provides that Calpine will provide marketing, scheduling and contract administration services with respect to power generated by each such project. Under the agreement, in exchange for such services, CogenAmerica will pay Calpine $10,000 per month in the aggregate for all project subsidiaries which execute energy services agreements.

     The management services agreement, if entered into at the effective time of the merger, will be on substantially the same terms as CogenAmerica's existing management services agreement with NRG. The management services agreement provides that Calpine will provide management, administrative, operation, maintenance and certain other services to CogenAmerica in connection with CogenAmerica's day to day business.

     The operating and maintenance agreement for the Morris, Illinois, Newark, New Jersey and Parlin, New Jersey projects, if entered into at the effective time of the merger, will be on substantially the same terms as CogenAmerica's existing operating and maintenance agreements with NRG for such projects. The operating and maintenance agreement for the Pryor, Oklahoma project, if entered into at the effective time of the merger, will be in a form previously agreed to by Calpine and NRG.

     Directors and Officers of CogenAmerica. Four members of the CogenAmerica Board of Directors were officers of NRG as of the date the CogenAmerica Board of Directors approved the merger agreement. David H. Peterson, a director and Chairman of CogenAmerica, is Chairman of the Board, President and Chief Executive Officer of NRG. Craig A. Mataczynski, a director of CogenAmerica, is the President and Chief Executive Officer of NRG's North America Division. Ronald J. Will, a director of CogenAmerica, is the Managing Director and Chief Executive Officer of NRG's European operations. Michael O'Sullivan, a director of CogenAmerica, was a Vice President of NRG's North America Division until he resigned effective September 3, 1999 to accept a position with a party not affiliated with NRG. Messrs. Peterson, Mataczynski and Will each hold options to acquire 30,000 shares of CogenAmerica common stock at an exercise price of $5.4375 per share. NRG has advised CogenAmerica that current NRG corporate policy prohibits NRG employees, including Messrs. Peterson, Mataczynski and Will, from receiving the economic benefit of the options granted to them in their capacities as directors of

CogenAmerica. The NRG employees who serve as directors of CogenAmerica and were previously granted stock options in their capacity as directors of CogenAmerica, have agreed to the cancellation of their stock options. The amount of NRG's required contribution into Acquisition Sub will be reduced by the amount determined by multiplying (i) the number of cancelled options by (ii) the excess of $25.00 over the exercise prices for the options, thereby ensuring that NRG receives credit equal to the value of the cancelled options by the Board members who are employees of NRG. The NRG employees who serve as directors of CogenAmerica and whose options have been cancelled will receive no cash payment for these options. Julie A. Jorgensen, a director and the President and Chief Executive Officer of CogenAmerica, owns 1,500 shares of CogenAmerica common stock and has options to purchase 30,000 shares of CogenAmerica common stock at $9.125 per share and 200,000 shares of CogenAmerica common stock at $11.5625 per share, including 100,000 shares which will become vested and exercisable as a result of the completion of the merger. The three disinterested directors who comprise the Independent Directors Committee are Mark Liddell, Lawrence I. Littman and Charles T. Thayer. CogenAmerica has a policy of granting options to non-employee directors. Mr. Liddell who was elected as a director at the 1999 annual meeting has an option to acquire 10,000 shares of CogenAmerica common stock at $12.375 per share which will become vested and exercisable upon completion of the merger. Mr. Littman owns 70 shares of CogenAmerica common stock and has options to acquire 30,000 shares at an exercise price of $5.4375 per share. Mr. Thayer owns 40,000 shares of CogenAmerica common stock and has options to acquire 10,000 shares at an exercise price of $5.4375 per share. A description of the value of options for each executive officer is included under "Interests in Securities of CogenAmerica" (page 53).

     Severance Agreements for Officers. Under the employment agreement dated May 1, 1999 between CogenAmerica and Ms. Jorgensen, Ms. Jorgensen will be entitled to terminate her employment after completion of the merger and receive a lump sum severance payment equal to her base annual salary ($200,000) plus her current annual target bonus ($100,000) for a total payment of $300,000. On June 11, 1999, the Compensation Committee of the CogenAmerica Board of Directors adopted a severance policy for designated employees, including officers other than Ms. Jorgensen, that provides the following severance in the event of a termination of employment for any reason after the merger: (1) the payment in a lump sum of the balance of the employee's 1999 base salary and target bonus or maximum bonus depending upon the timing of the payment elected by the employee;
(2) the payment in a lump sum of the employee's base salary for a specified period that is 12 months for officers of CogenAmerica, and (3) continuation of health, dental, life and disability insurance benefits for the severance period. Assuming that the merger and termination of employment occurs on December 15, 1999, officers of CogenAmerica other than Ms. Jorgensen would receive the following payments for salary and bonus: $278,092 (target bonus) or $459,292 (maximum bonus) to Timothy P. Hunstad, Vice President and Chief Financial Officer; $307,558 (target bonus) or $507,958 (maximum bonus) to Richard C. Stone, Vice President -- Business Development and Marketing; and $208,125 (target bonus) or $329,625 (maximum bonus) to Thomas L. Osteraas, General Counsel and Secretary.

     Indemnification. The bylaws of CogenAmerica provide for the indemnification of its directors and officers against expenses and liabilities in connection with any proceeding by reason of his or her being or having been a director or officer. The merger agreement provides that for six years after the merger, Calpine will cause CogenAmerica to indemnify all past and present officers and directors of CogenAmerica and its subsidiaries to the same extent as is indemnified at the date of the merger agreement for acts or omissions occurring at or prior to the merger. Calpine also agreed to provide, or cause CogenAmerica as the surviving corporation in the merger, for not less than six years after the merger, a directors' and officers' insurance and indemnification policy providing coverage for events occurring prior to the merger with coverage substantially similar to CogenAmerica's existing policy or, if substantially similar coverage is unavailable, then best available coverage. Calpine and CogenAmerica are not collectively required to pay premiums of more than $360,000 in any calendar year.

                   SUMMARY OF MATERIAL FEATURES OF THE MERGER

THE MERGER

     General. The merger agreement provides that, subject to its conditions and in accordance with the DGCL, Acquisition Sub will be merged into CogenAmerica when a certificate of merger is filed with the Delaware Secretary of State or such other date or time as is stated in the certificate of merger. Following the merger, the separate existence of Acquisition Sub will cease, and CogenAmerica will continue as the surviving corporation. At the effective time, each issued and outstanding share of CogenAmerica common stock, other than shares owned by CogenAmerica, by Acquisition Sub or by stockholders who exercise their appraisal rights, will be converted into the right to receive, upon surrender of the certificate formerly representing the shares of CogenAmerica common stock (the "Certificate"), $25.00 in cash. As a result of the merger, the CogenAmerica common stock will no longer be publicly traded and the equity of the surviving corporation will be owned 80% by Calpine and 20% by NRG.

     Merger Consideration. When the merger is completed, each share of CogenAmerica common stock issued and outstanding immediately prior to the effective time of the merger will no longer be outstanding and will automatically be canceled and retired. Each holder of a Certificate will have only the right to receive an amount in cash equal to the number of such shares multiplied by $25.00 per share at the time the Certificate is surrendered.

     Payment for Shares. As soon as practicable, after the effective time, America Stock Transfer Company (the "Payment Agent") will mail to each holder of record of a Certificate a form of letter of transmittal which instructs CogenAmerica stockholders how to surrender their shares of CogenAmerica common stock and receive the merger consideration. Risk of loss and title to the Certificate will pass only when the Payment Agent receives delivery. When a record holder has delivered to the Payment Agent all Certificates for its shares of CogenAmerica common stock together with the duly executed letter of transmittal, the Payment Agent will issue a check for the merger consideration, net of any withholding or other taxes, if applicable, and mail the check to the record holder.

     Stock Options and Warrant. The merger agreement provides that at the effective time of the merger all options and the warrant to purchase CogenAmerica common stock will be canceled and each holder of an option or warrant will have the right to receive, upon execution and delivery to the Payment Agent of an option or warrant termination agreement, with respect to his or her options, a cash payment equal to (a) the excess, if any, of $25.00 over the exercise price of his or her option or warrant, multiplied by (b) the total number of shares of CogenAmerica common stock for which such option or warrant are then vested and exercisable (after giving effect to any acceleration of vesting as a result of the consummation of the merger) pursuant to the terms of such option or warrant. The payment of the consideration for an option, net of any withholding or other applicable taxes, or for the warrant upon delivery to the Payment Agent of an option or warrant termination agreement, will constitute full satisfaction of all rights pertaining to the option or for the warrant.

     Closing of Transfer Books. At the effective time of the merger, the stock transfer books of CogenAmerica will be closed and no further transfer of shares of CogenAmerica common stock will be made on the records of CogenAmerica. On or after the effective time, any Certificates presented to the surviving corporation or the Payment Agent will be canceled and exchanged for the merger consideration.

CONDITIONS TO THE MERGER.

     Each party's obligation to complete the merger is conditioned upon the following: (a) adoption and approval of the merger agreement by the vote of the holders of more than 66 2/3% of the outstanding shares of the CogenAmerica common stock, (b) approval of the charter amendment by the vote of the holders of more than 50% of the outstanding shares of CogenAmerica common stock, (c) expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act, (d) the obtaining of all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, the failure of which would have the effect of making the merger or any transaction described in the merger agreement illegal or would have, individually or in the aggregate, a material adverse effect on Calpine (assuming the merger has taken place), and (e) the absence of any statute, rule, regulation, legislation, interpretation, judgment, order or injunction or other action (i) challenging the acquisition by Calpine or Acquisition Sub of any CogenAmerica common stock, (ii) seeking to prohibit or limit the ownership or operation by CogenAmerica, Calpine or any of their respective subsidiaries of any material portion of the business or assets of CogenAmerica, Calpine or any of their respective subsidiaries, or to compel CogenAmerica, Calpine or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of CogenAmerica, Calpine or any of their respective subsidiaries, (iii) seeking to impose limitations on the ability of Calpine or Acquisition Sub to acquire or hold, or exercise full rights of ownership of, any shares of CogenAmerica common stock, including the right to vote the CogenAmerica common stock purchased by it on all matters properly presented to the stockholders of CogenAmerica, (iv) seeking to prohibit Calpine or any of its subsidiaries from effectively controlling in any material respect the business or operations of CogenAmerica and its subsidiaries in connection with the merger or the merger agreement, or (v) which otherwise is reasonably likely to have a material adverse effect on CogenAmerica.

     The obligation of CogenAmerica to complete the merger is subject to the satisfaction of the following conditions at or prior to the effective time: (a) each of Calpine and Acquisition Sub has performed in all material respects each of its agreements contained in the merger agreement and the representations and warranties of Calpine and Acquisition Sub contained in the merger agreement are true and complete except for such exceptions as would not have a material adverse effect on Calpine; and (b) no governmental entity has imposed any requirement which, individually or in the aggregate, would have a material adverse effect on Calpine.

     The obligations of Calpine and Acquisition Sub to complete the merger are subject to the satisfaction of the following conditions at or prior to the effective time: (a) CogenAmerica shall have complied with covenants regarding conduct of CogenAmerica's business in the merger agreement and complies with its agreements and covenants contained in the merger agreement in all material respects and the representations and warranties of CogenAmerica contained in the merger agreement shall be true and complete except for such exceptions as would not have a material adverse effect on CogenAmerica; (b) there shall not be instituted or pending any suit, action or proceeding initiated as a result of the merger agreement or any transactions contemplated thereby (i) challenging the acquisition by Calpine or Acquisition Sub of any CogenAmerica common stock, seeking to restrain or prohibit the making or consummation of the merger or any other transaction, (ii) seeking to prohibit or limit the ownership or operation by CogenAmerica, Calpine or any of their respective subsidiaries of any material portion of the business or assets of CogenAmerica, Calpine or any of their respective subsidiaries, or to compel CogenAmerica, Calpine or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of CogenAmerica, Calpine or any of their respective subsidiaries, (iii) seeking to impose limitations on the ability of Calpine or Acquisition Sub to acquire or hold, or exercise full rights of ownership of, any shares of CogenAmerica common stock, including the right to vote CogenAmerica common stock purchased by it on all matters properly presented to the CogenAmerica stockholders, (iv) seeking to prohibit Calpine or any of its subsidiaries from effectively controlling in any material respect the business or operations of CogenAmerica and its subsidiaries in connection with the merger or the merger agreement, or (v) which otherwise is reasonably likely to have a material adverse effect on CogenAmerica; and (c) since the date of the merger agreement, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on CogenAmerica.

     EVEN IF THE COGENAMERICA STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE COMPLETED.

REPRESENTATIONS AND WARRANTIES.

     CogenAmerica made representations and warranties in the merger agreement, qualified in certain instances by materiality or as disclosed in CogenAmerica's disclosure letter (the "CogenAmerica Letter") regarding the following: its organization and good standing; authority to enter into the merger agreement and complete the transactions contemplated by the merger agreement; the capital structure of CogenAmerica and its subsidiaries; the non-contravention of the merger agreement with CogenAmerica's certificate of incorporation, bylaws, any contract or law; requisite governmental and other consents and approvals; compliance with the SEC filing requirements; its financial statements; the accuracy of information in this proxy statement and compliance with the Exchange Act; the absence of certain material changes since December 31, 1998; possession of permits and compliance with governing documents and laws; absence of undisclosed material contracts; absence of material events of default or basis for material events of default; requisite tax filings and examinations; absence of outstanding orders, judgments, injunctions and similar actions and absence of disputes involving CogenAmerica or its subsidiaries or their businesses; agreements relating to certain employment, consulting and benefit matters of CogenAmerica; compliance with worker safety, labor and employment and environmental laws; absence of state takeover laws applicable to CogenAmerica; the required vote of stockholders of CogenAmerica necessary to approve the merger agreement; absence of brokers or similar fees other than to DLJ; the receipt of the DLJ fairness opinion; the applicability and compliance with certain utility regulations; insurance coverage; and related party transactions.

CERTAIN COVENANTS.

     Until the merger is completed, CogenAmerica has agreed that CogenAmerica and its subsidiaries will conduct their business in the ordinary course and use their best efforts to preserve their current business organizations, keep available the services of its current officers and employees and preserve their third party relationships.

     CogenAmerica has also agreed that, without the consent of Calpine unless contemplated by the CogenAmerica disclosure, neither CogenAmerica nor its subsidiaries will: (a) declare or pay any dividend on or make any other distribution in respect of its capital stock, or split, combine or reclassify any class of stock or purchase, redeem or acquire any shares of capital stock;
(b) issue or encumber any shares of its capital stock or other securities other than the issuance of shares of CogenAmerica common stock upon the exercise of options; (c) amend its governing documents; (d) acquire by merger or consolidation or asset purchase or equity purchase any entity or division other than transactions in the ordinary course of business consistent with past practice and that have a transaction value of less than $250,000 individually or $1,000,000 in the aggregate and which are not material to CogenAmerica; (e) sell or otherwise dispose of assets other than in the ordinary course of business consistent with past practice and that have a transaction value of less than $250,000 individually or $1,000,000 in the aggregate; (f) incur indebtedness for borrowed money or make loans or investments, except for obligations incurred in the ordinary course of business consistent with past practice that are less than $500,000 in the aggregate and transactions between or among CogenAmerica and its subsidiaries; (g) alter the corporate structure or ownership of CogenAmerica or its subsidiaries; (h) adopt or amend existing benefit plans, severance plans or employment or consulting agreements, except for immaterial changes as required by applicable law; (i) increase compensation to directors, officers, employees, independent contractors or consultants, grant severance or termination pay or enhance or accelerate rights under any plan or arrangement for the benefit of any director, officer, employee, independent contractor or consultant; (j) violate or fail to perform any obligation imposed by material federal, state or local law, rule or regulation; (k) change any accounting policies or procedures, except as required to by generally accepted accounting principles; (l) file tax returns inconsistent with past practice or take any position inconsistent with prior positions; (m) make tax elections or settle or compromise any material tax liability; (n) enter into or amend any contract which involves aggregate payments in excess of $250,000 for individual contracts or $1,000,000 in the aggregate for all contracts or make or agree to make new capital expenditures in excess of $250,000 individually or $500,000 in the aggregate; or (o) pay or discharge any obligations other than the payment or discharge of obligations in the ordinary course of business consistent with past practice that are reflected in or as contemplated by the most recent financial statements, or certain payments of indebtedness owed by CogenAmerica or a subsidiary under an existing credit facility.

NO SOLICITATION OF TRANSACTIONS.

     The merger agreement provides that CogenAmerica will not, directly or indirectly (a) solicit, initiate or encourage the submission of any Takeover Proposal (as defined below), (b) enter into any agreement with respect to any Takeover Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. If the CogenAmerica Board of Directors reasonably determines the Takeover Proposal constitutes a Superior Proposal (as defined below), then, to the extent required by the fiduciary obligations of the CogenAmerica Board of Directors, as determined in good faith by a majority of the disinterested members after receiving the advice of independent legal counsel, CogenAmerica may, in response to an unsolicited request, furnish information with respect to CogenAmerica to, and enter into discussions with, any person that has made such a Takeover Proposal pursuant to a customary confidentiality agreement.

     The merger agreement defines a "Takeover Proposal" to mean any proposal for a merger or other business combination involving CogenAmerica or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, a substantial portion of the voting securities of, or a substantial portion of the assets of CogenAmerica or any of its subsidiaries, other than the transactions contemplated by the merger agreement. A "Superior Proposal" means a bona fide Takeover Proposal made by a third party which a majority of the disinterested members of the CogenAmerica Board of Directors determines in its reasonable good faith judgment to be more favorable to CogenAmerica's stockholders than the merger, and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members is highly likely to be financed by the third party. In making these determinations and judgments, the CogenAmerica Board of Directors must receive a written opinion from an independent financial advisor of nationally recognized reputation that the value of the consideration provided for in the alternative proposal exceeds the value of the consideration provided for in the merger and written advice as to the likelihood of the third party obtaining any necessary financing.

     The merger agreement requires CogenAmerica to advise Calpine of (a) any Takeover Proposal or inquiry with respect to or which could lead to any Takeover Proposal, (b) the material terms of such Takeover Proposal, and (c) the identity of the person making any such Takeover Proposal or inquiry. The merger agreement also requires CogenAmerica to keep Calpine fully informed of the status and details of any such Takeover Proposal or inquiry.

TERMINATION.

     The merger agreement may be terminated at any time prior to the effective time, whether before or after approval of the matters presented in connection with the merger by the stockholders of CogenAmerica:

          1. by mutual written consent of Calpine and CogenAmerica; or

          2. by either Calpine or CogenAmerica if the other party fails to comply in any material respect with any of its covenants or agreements in the merger agreement, and the failure is not cured within 30 business days following receipt of notice; or

          3. by either Calpine or CogenAmerica if there has been a breach by the other party (in the case of Calpine including a material breach by Acquisition Sub) of any representation or warranty that would have a material adverse effect on the breaching party or would prevent the breaching party from consummating the merger; or

          4. by either Calpine or CogenAmerica if the merger has not been effected on or prior to the later of (a) February 28, 2000 or, if the sole reason that the merger has not been consummated by February 28, 2000 is that the special meeting has not been held by such date, or (b) March 31, 2000, in either case for a reason other than the failure of the terminating party to comply with its obligations under the merger agreement; or

          5. by either Calpine or CogenAmerica if any court or other governmental entity having jurisdiction has issued an order or taken other action permanently enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such action has become final and nonappealable; or

          6. by either Calpine or CogenAmerica if the stockholders of CogenAmerica do not approve the merger agreement at the special meeting or any adjournment or postponement thereof; or

          7. by CogenAmerica if concurrently with or immediately after such termination, CogenAmerica enters into a merger, acquisition or other agreement to affect a Superior Proposal and prior to such termination CogenAmerica has (a) delivered to Calpine a written notice of intent to enter into an agreement to effect a Superior Proposal, (b) four business days have elapsed following the notice, (c) CogenAmerica informed Calpine of the terms and conditions of the Takeover Proposal and the identity of the person making the proposal, (d) the CogenAmerica Board of Directors has continued reasonably to believe following the notice period that the Takeover Proposal constitutes a Superior Proposal after taking into account any amendment of the terms of the merger by Calpine or any proposal by Calpine to amend the terms of the merger agreement, the merger or any other Takeover Proposal made by Calpine, and (e) CogenAmerica has paid Calpine a termination fee of $7,500,000; or

          8. by Calpine if prior to the effective time the CogenAmerica Board of Directors or any committee thereof shall have withdrawn or modified in a manner adverse to Calpine or Acquisition Sub its approval or recommendation of the merger or shall have recommended or approved a Superior Proposal, or shall have resolved to do any of the foregoing.

TERMINATION FEE.

     If (a) the merger agreement is terminated pursuant to paragraph 7 of the preceding section entitled "-- Termination" or (b) if (i) the merger agreement is terminated by (A) CogenAmerica or Calpine pursuant to paragraph 6 of the preceding section or (B) by Calpine pursuant to paragraphs 2, 3 or 8 of the preceding section, (ii) prior to such termination any person makes a Takeover Proposal, and (iii) concurrently with or within 12 months after such a termination a Third Party Acquisition Event (as defined below) occurs, in each case CogenAmerica will be obligated to pay to Calpine a termination fee of $7,500,000 in cash (the "Termination Fee").

     A "Third Party Acquisition Event" occurs when, pursuant to a legally binding definitive agreement or agreement in principal with CogenAmerica, any person, entity or group (other than Calpine, Acquisition Sub or any of their affiliates), in one or a series of transactions, acquires more than 50% of the outstanding CogenAmerica common stock or assets of CogenAmerica through open market purchases, merger, consolidation, tender or exchange offer, reorganization or other business combination.

INDEMNIFICATION.

     The merger agreement provides that for six years from the effective time, Calpine will cause the surviving corporation to indemnify and hold harmless all past and present officers and directors of CogenAmerica to the same extent as such persons are indemnified at the date of the merger agreement for acts or omissions occurring at or prior to the effective time. Calpine has agreed to provide, or cause the surviving corporation to provide, for not less than six years from the effective time a directors and officers insurance and indemnification policy providing coverage for events occurring prior to the effective time with coverage substantially similar to CogenAmerica's existing policy or if substantially similar coverage is unavailable, then best available, provided that Calpine shall not be required to pay premiums aggregating more than $360,000 in any calendar year.

AMENDMENT AND WAIVER.

     The merger agreement may be amended pursuant to action taken or authorized by the respective Boards of Directors of Calpine and CogenAmerica at any time prior to or after approval of the merger agreement by the stockholders of CogenAmerica but, after such approval, no amendment will be made without the further approval of the stockholders if further approval is required by law. At any time prior to the effective time, any of the parties to the merger agreement may extend, in writing, the time for performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or any document delivered pursuant to the merger agreement and waive compliance with any of the agreements or conditions contained in the merger agreement.

EXPENSES.

     Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense.

EFFECTIVE TIME

     The merger will become effective at the effective time. It is expected that the effective time will be the date of closing of the merger, which is expected to be December 16, 1999, or as soon thereafter as is practicable subject to satisfaction or waiver of the conditions to closing.

CONVERSION OF COMMON STOCK

     As of the effective time, each share of CogenAmerica common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by CogenAmerica, by Acquisition Sub or by stockholders who properly exercise their appraisal rights under the DGCL) will be converted into the right to receive the merger consideration when the Certificate formerly representing such share of CogenAmerica common stock is surrendered and a duly executed letter of transmittal is delivered to the Payment Agent. The Payment Agent will mail to each record holder of CogenAmerica common stock, as soon as practicable after the effective time of the merger, a letter of transmittal which will contain instructions for surrendering the Certificates for CogenAmerica common stock in exchange for the merger consideration. When so converted, all such shares of CogenAmerica common stock will no longer be outstanding and will automatically be canceled and retired and each holder of a Certificate formerly representing any such shares will have only the right to receive the merger consideration in cash (without interest) upon the surrender of the Certificate. Holders of options will receive payment in accordance with the procedures described below under "Payment for Stock Options."

     As soon as practicable after the effective time of the merger, Calpine will deposit with the Payment Agent, in trust for the holders of the CogenAmerica common stock converted in the merger and holders of options, an amount of cash equal to or exceeding the aggregate merger consideration and the consideration for the options, net of any withholding or other taxes, if applicable.

     COGENAMERICA'S STOCKHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYMENT AGENT WITHOUT A LETTER OF TRANSMITTAL. STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD.

     The payment of the merger consideration, net of any withholding or other taxes, if applicable, upon surrender of any Certificate will be deemed to constitute full satisfaction of all rights pertaining to the shares of CogenAmerica common stock represented by the Certificate. Until surrendered as contemplated by the merger agreement, each Certificate for CogenAmerica common stock will be deemed at any time after the effective time to represent only the right to receive the merger consideration upon surrender; no interest will be paid or will accrue on any merger consideration payable to stockholders. At the effective time of the merger, the stock transfer books of CogenAmerica will be closed. Neither Calpine nor the surviving corporation will be liable to any former stockholder or holder of an option for any cash held in the payment fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

PAYMENT FOR STOCK OPTIONS AND WARRANT

     Each option and the warrant to purchase CogenAmerica common stock which is outstanding immediately prior to the effective time of the merger will be canceled, and the holder will have the right to receive, upon execution and delivery to the Payment Agent of an option or warrant termination agreement, a cash payment equal to the (a) excess of $25.00 over the exercise price of the option or warrant, multiplied by (b) the total number of shares of CogenAmerica common stock for which such option or warrant are then vested and exercisable (after giving effect to any acceleration of vesting as a result of the consummation of the merger) pursuant to the terms of such options or warrant. The payment of the consideration for an option, net of any withholding or other applicable taxes, or for the warrant upon delivery to the Payment Agent of an option or warrant termination agreement signed by the holder of the option or warrant, will constitute full satisfaction of all rights pertaining to the option or warrant.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the merger agreement, CogenAmerica has agreed to carry on its business prior to the effective time of the merger in all material respects in the ordinary course of its business as conducted on the date of the merger agreement, subject to certain covenants by CogenAmerica in the merger agreement.

REGULATORY FILINGS AND APPROVALS

     CogenAmerica believes that the following filings or approvals are required with respect to the merger: (a) filings with and approvals of the FERC, (b) filings by CogenAmerica and Calpine with the Federal Trade Commission and the Department of Justice pursuant to the requirements of the HSR Act, (c) filings by CogenAmerica, Calpine, Acquisition

Sub and NRG with the SEC pursuant to the Exchange Act, (d) filings by CogenAmerica under the New Jersey Industrial Site Recovery Act, (e) filing the certificate of amendment to effect the charter amendment with the Delaware Secretary of State, and (e) filing of the certificate of merger to effect the merger with the Delaware Secretary of State.

CONDITIONS TO THE MERGER

     The obligations of Calpine, Acquisition Sub and CogenAmerica to effect the merger are subject to the fulfillment of certain conditions described more fully under "Summary of Material Terms of the Merger Agreement -- Conditions to the Merger" (page 38).

FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

     The following discussion summarizes the material federal income tax considerations relevant to the merger that are generally applicable to holders of CogenAmerica common stock and those options to purchase CogenAmerica common stock that were granted by CogenAmerica or any of its subsidiaries as compensation for services. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the holders of the CogenAmerica common stock or options as described here. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts and stockholders who acquired CogenAmerica common stock through the exercise of options or otherwise as compensation prior to the effective time of the merger.

     The conversion of the CogenAmerica common stock at the effective time of the merger into the right to receive the merger consideration of $25.00 per share in cash will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state and other tax laws. In general, a stockholder will recognize gain or loss equal to the difference between the tax basis of the CogenAmerica common stock and the amount of merger consideration received in exchange for the CogenAmerica common stock. The gain or loss will be treated as capital gain or loss if the CogenAmerica common stock is a capital asset in the hands of the stockholder.

     The receipt of the consideration for options (that were granted by CogenAmerica or any of its subsidiaries as compensation for services) upon delivery to the Payment Agent of an option termination agreement will be taxable as ordinary income for federal and state income and other tax purposes. The consideration for such options will be paid to the holders of such options net of withholding and other applicable taxes.

     The federal income tax consequences set forth above are for general information only. Each stockholder and each holder of options is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her of the merger, including the applicability and effect of state and other tax laws.

FINANCING OF THE MERGER; SOURCE OF FUNDS

     Calpine has represented in the merger agreement that it has sufficient capital resources necessary to perform its obligations under the merger agreement. Calpine intends to finance the transaction with working capital funds and borrowings under existing credit facilities.

ANTICIPATED ACCOUNTING TREATMENT

     CogenAmerica believes that the merger will be accounted for by Calpine using the purchase method of accounting in accordance with generally accepted accounting principles.

APPRAISAL RIGHTS

     If the merger is consummated, holders of shares of CogenAmerica common stock are entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established by Section 262.

     Section 262 is reprinted in its entirety as Appendix D to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix D. This discussion and Appendix D should be reviewed carefully by any stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

     A record holder of shares of CogenAmerica common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents thereto in writing will be entitled, in lieu of the $25.00 cash per share of CogenAmerica common stock to be paid in the merger, to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of CogenAmerica common stock. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of common stock" are to the record holder or holders of shares of CogenAmerica common stock. Except as set forth herein, stockholders of CogenAmerica will not be entitled to appraisal rights in connection with the merger.

     VOTING AGAINST, ABSTAINING FROM VOTING OR FAILING TO VOTE ON APPROVAL AND ADOPTION OF THE MERGER WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262 OF THE DGCL.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement constitutes such notice to the record holders of CogenAmerica common stock.

     Holders of shares of CogenAmerica common stock who desire to exercise their appraisal rights must not vote in favor of the merger and must deliver a separate written demand for appraisal to CogenAmerica prior to the vote by the stockholders of

CogenAmerica on the merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform CogenAmerica of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the CogenAmerica common stock. A proxy or vote against the merger will not by itself constitute such a demand. Within ten days after the effective time of the merger, CogenAmerica must provide notice of the effective time of the merger to all stockholders who have complied with Section 262.

     A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: Cogeneration Corporation of America,
Attention: Thomas L. Osteraas, General Counsel and Secretary, One Carlson Parkway, Suite 240, Minneapolis, Minnesota 55447-4454.

     A person having a beneficial interest in shares of CogenAmerica common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of CogenAmerica common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of CogenAmerica common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of CogenAmerica common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

     A record holder, such as a broker, fiduciary, depositary or other nominee who holds shares of CogenAmerica common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of CogenAmerica common stock outstanding in the name of such record owner.

     Within 120 days after the effective time of the merger, either CogenAmerica or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on CogenAmerica in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of CogenAmerica to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that CogenAmerica will file such a petition or that CogenAmerica will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of CogenAmerica common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from CogenAmerica a statement setting forth the aggregate number of shares of CogenAmerica common stock not voting in favor of the merger and with respect to which demands for appraisal were received by CogenAmerica and the number of holders of such shares. Such statement must be mailed (i) within 10 days after the written request therefor has been received by CogenAmerica or (ii) within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

     If a petition for an appraisal is filed timely, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of CogenAmerica common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     Although CogenAmerica believes that the merger consideration for each share of CogenAmerica common stock held by a stockholder is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, CogenAmerica does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of
Section 262, the "fair value" of a share of CogenAmerica common stock is less than the merger consideration. In determining "fair value," the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion that does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

     Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. Several decisions by the Delaware courts have held that a controlling stockholder has a fiduciary duty to the other stockholders which requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered among other things, the type of and amount of consideration to be received by stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger, that although the remedy ordinarily available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above, such appraisal remedy may not be adequate "in certain cases, particularly where fraud, misrepresentations, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved,"and that in such cases the Delaware Court would be free to fashion any form of appropriate relief.

     Stockholders considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares. The Delaware Court will determine the amount of interest, if any, to be paid on amounts to be received by persons whose shares have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon application of a dissenting stockholder of CogenAmerica, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

     At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of CogenAmerica. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, stockholders' rights to appraisal shall cease, and all holders of shares of CogenAmerica common stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as CogenAmerica has no obligation to file a petition for an appraisal, and CogenAmerica has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholders' demand for appraisal by delivering to CogenAmerica a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of CogenAmerica and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

     A stockholder will fail to perfect his or her right of appraisal if he or she (a) does not deliver a written demand for appraisal to CogenAmerica prior to the vote for approval and adoption of the merger agreement, (b) votes his or her shares of CogenAmerica common stock in favor of approval and adoption of the merger agreement, (c) does not file a petition for appraisal within 120 days after the effective time of the merger, or (d) delivers to the company both a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger agreement, except that any such attempt to withdraw such demand not made within 60 days after the effective time of the merger requires the written approval of CogenAmerica. If any stockholder who properly demands appraisal of such stockholder's shares of CogenAmerica common stock under Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal, the shares of CogenAmerica common stock of such stockholder will be converted into the right to receive $25.00 per share in cash in accordance with the merger agreement.

     Cash received pursuant to the exercise of appraisal rights may be subject to federal or state income tax. See "Federal Income Tax Consequences of the Transaction" (page 45).

     ANY HOLDER OF COGENAMERICA COMMON STOCK WHO FAILS TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE WILL FORFEIT HIS OR HER APPRAISAL RIGHTS UNDER THE DGCL AND WILL RECEIVE THE MERGER CONSIDERATION FOR HIS OR HER SHARES. SEE APPENDIX D.

     IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS IN THE DGCL, STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND EXERCISING THEIR RIGHTS UNDER SECTION 262 SHOULD CONSULT THEIR LEGAL ADVISORS.

           SUMMARY OF MATERIAL FEATURES OF THE CALPINE/NRG AGREEMENT

     Concurrently with the execution of the merger agreement, Calpine, Acquisition Sub and NRG entered into the Calpine/NRG Agreement on August 26, 1999. The Calpine/ NRG Agreement provides that, subject to the terms and conditions thereof, immediately prior to the consummation of the merger:

     - NRG will contribute to Acquisition Sub a number of shares of CogenAmerica common stock equal in value to (i) at least 20% of the total equity value of CogenAmerica less (ii) the value of the CogenAmerica stock options held by NRG employees which have been or will be cancelled prior to the merger, in exchange for 20% of the ownership interest in Acquisition Sub; and

     - Calpine will contribute to Acquisition Sub cash equal to 80% of the total equity value of CogenAmerica in exchange for 80% of the ownership interest in Acquisition Sub. The total equity value of CogenAmerica is defined as the sum of (i) the total number of issued and outstanding shares of CogenAmerica common stock immediately prior to completion of the merger multiplied by $25.00 and (ii) the aggregate amount of the excess of $25.00 per share over the exercise price per share of each of the outstanding CogenAmerica options.

     Pursuant to the Calpine/NRG Agreement, Calpine has also agreed to contribute cash, in the form of a loan, sufficient to satisfy certain obligations of CogenAmerica. Upon consummation of the merger, NRG shall own 20% and Calpine shall own 80% of the outstanding shares of CogenAmerica common stock. The obligations of Calpine and NRG to make their respective capital contributions described above is conditioned upon the satisfaction or waiver of all of the closing conditions set forth in the merger agreement, including the approval and adoption of the merger agreement by CogenAmerica stockholders.

     The Calpine/NRG Agreement provides that the Board of Directors of the surviving corporation (i.e., CogenAmerica following the merger) will consist of no more than seven directors with one director being appointed by NRG. In addition, the consent of NRG is required for the surviving corporation or its subsidiaries to take certain actions including, without limitation, actions relating to:

     - the issuance of securities;

     - the sale or disposition of subsidiaries or assets;

     - amendments to the certificate of incorporation or by-laws;

     - mergers or consolidations with third parties; and

     - certain agreements with affiliates.

     The Calpine/NRG Agreement prohibits Calpine and NRG from transferring their respective shares of CogenAmerica common stock of the surviving corporation for a period of three years after completion of the merger without the prior written consent of the other stockholder, which consent cannot be unreasonably withheld or delayed.

     Pursuant to the Calpine/NRG Agreement, NRG has granted Calpine an irrevocable proxy with respect to all of the shares of CogenAmerica common stock held by it (constituting 45.3% of the outstanding shares) to vote such shares in favor of approval of the merger agreement and charter amendment at a duly convened meeting of CogenAmerica's stockholders for such purpose. NRG has also agreed that prior to the consummation of the merger, it shall not (i) solicit third parties with respect to sale of shares of CogenAmerica common stock owned by NRG and (ii) transfer the shares of CogenAmerica common stock owned by NRG except as contemplated by the Calpine/ NRG Agreement.

     NRG and Calpine have agreed that prior to the consummation of the merger, each party shall use reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to permit the consummation of the merger. Calpine has agreed not to cause the merger agreement to be amended or waive any of its rights thereunder in any way that would be materially adverse to NRG without NRG's prior written consent.

     In the Calpine/NRG Agreement, NRG has granted Calpine with a right of first refusal to acquire the shares of surviving corporation stock held by NRG. Further, the Calpine/NRG Agreement provides that (i) Calpine can require that NRG sell its shares in the event Calpine sells all or substantially all of its shares in the surviving corporation (i.e., drag-along rights), and (ii) NRG can require that its shares of surviving corporation stock be included in a transaction in which Calpine sells any of its shares in the surviving corporation to a third party (i.e., tag-along rights). The Calpine/NRG Agreement also provides that Calpine shall have the right to acquire NRG's 20% interest in CogenAmerica during the 365-day period commencing on the third anniversary of the closing of the merger for the fair market value of the interest as determined by an independent investment bank. Pursuant to the Calpine/NRG Agreement, the surviving corporation is required to pay Calpine certain management fees for management services to be provided by Calpine after consummation of the merger through the fourth anniversary thereof.

                       PROPOSAL 2: THE CHARTER AMENDMENT

                        SUMMARY OF THE CHARTER AMENDMENT

     Article VII of CogenAmerica's Amended and Restated Certificate of Incorporation places certain restrictions on the transfer of shares of CogenAmerica common stock by any person that owns more than 5% of the outstanding shares of CogenAmerica common stock until April 30, 2002. The purpose of Article VII is to assure that the net operating loss carryforwards ("NOLs") of CogenAmerica will not be adversely affected by the transfer of shares by such a holder. Article VII would require NRG to provide certain legal opinions or that the CogenAmerica Board of Directors make certain determinations as to the continued availability of the NOLs. Article VII provides an exception for these requirements in the event the transfer is pursuant to a tender offer for at least 66 2/3% of the outstanding shares of CogenAmerica common stock that is followed by a merger in which the remaining stockholders receive the same consideration as the stockholders that tendered their shares in the tender offer. Since the merger does not technically fit within the express language of
Article VII and it may be difficult to comply with the requirements of Article VII in connection with the transfer of shares by NRG to Acquisition Sub immediately prior to completion of the merger, the CogenAmerica Board of Directors has approved and recommends that stockholders approve an amendment to
Article VII that will permit NRG to transfer shares of CogenAmerica common stock to Acquisition Sub immediately prior to completion of the merger in order for NRG to retain a 20% equity interest in CogenAmerica after the merger. A copy of the charter amendment is attached as Appendix B to this proxy statement.

     THE COGENAMERICA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CHARTER AMENDMENT, AND THE COGENAMERICA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE CHARTER AMENDMENT.

                           MANAGEMENT OF COGENAMERICA

     Information concerning the management of CogenAmerica, the names, principal occupations and employment history of the directors and executive officers of CogenAmerica, is provided in CogenAmerica's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 that is incorporated by reference in this proxy statement (SEC File No. 1-9208). All of the directors and executive officers of CogenAmerica are citizens of the United States. The business addresses of each director and executive officer of CogenAmerica is listed in footnote 1 to the table under "Interests in Securities of CogenAmerica."

                     INTEREST IN SECURITIES OF COGENAMERICA

     The following table sets forth certain information with respect to the beneficial ownership of the CogenAmerica common stock as of November 12, 1999 by
(a) all persons known to CogenAmerica to own beneficially more than 5% of the CogenAmerica common stock, (b) each executive officer and each director of CogenAmerica, (c) all executive officers and directors of CogenAmerica as a group, (d) the Employee Savings Plan (401(k) Plan) of CogenAmerica, (e) NRG and Calpine, and (f) four officers or former officers of NRG who are directors of CogenAmerica. Except as set forth below, no other executive officer or director of Calpine, Acquisition Sub or NRG or its ultimate parent, NSP, beneficially owns CogenAmerica common stock. As of November 12, 1999, there were 6,857,269 outstanding shares of CogenAmerica common stock. Information presented with respect to options for purposes of this proxy statement assumes that, as provided in the merger agreement on the date of completion of the merger all options that are then exercisable, including the acceleration of vesting as a result of the merger, will be converted into the right to receive a cash amount equal to the excess, if any, of $25.00 over the exercise price of the options multiplied by the number of shares of CogenAmerica common stock so exercisable under the options. Value of stock options is the aggregate cash amount payable to each owner of options upon completion of the merger.

                                                        SHARES BENEFICIALLY OWNED(1)
                                                 ------------------------------------------
                                                   PERCENTAGE OF
                                                    OUTSTANDING
                                    NUMBER OF      SHARES AS OF      NUMBER OF    VALUE OF
         NAME AND ADDRESS             SHARES     NOVEMBER 12, 1999    OPTIONS     OPTIONS
         ----------------           ----------   -----------------   ---------   ----------
NRG Energy, Inc.(2)...............   3,106,612         45.3%               --            --
1221 Nicollet Mall, Suite 700
Minneapolis, MN 55403-2445
Wexford Capital Partners II,
  L.P.(3).........................     443,976          6.5%               --            --
411 West Putnam Avenue
Greenwich, CT 06380
Calpine Corporation(2)............   3,106,612         45.3%
50 West San Fernando Street
San Jose, CA 95113
David H. Peterson(4)(14)..........      31,000            *            30,000    $  586,875
Julie A. Jorgensen(5).............     231,500          3.3%          230,000     3,163,750
Mark Liddell(6)...................      10,000            *            10,000       126,250
Lawrence I. Littman(7)............      30,070            *            30,000       586,875
Craig A. Mataczynski(8)(14).......      30,500            *            30,000       586,875
Michael O'Sullivan................          --           --                --
Charles J. Thayer(9)..............      50,000            *            10,000       195,625
Ronald J. Will(10)(14)............      32,500            *            30,000       586,875
Timothy P. Hunstad(11)............     112,500          1.6%          112,000     1,922,938
Thomas L. Osteraas(12)............      45,000            *            45,000       604,687
Richard C. Stone(13)..............     120,000          1.7%          120,000     1,121,875
Directors and Executive Officers
  of CogenAmerica as a group......     683,070          9.1%

---------------
  * Represents less than 1.0% of the outstanding shares of CogenAmerica common stock.

 (1) Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days as well as any securities owned by such person's spouse, children or relatives living in the same household. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. The address of Messrs. Peterson, Mataczynski, O'Sullivan and Will is 1221 Nicollet Mall, Suite 700, Minneapolis, Minnesota 55403-2445. The address of Ms. Jorgensen and Messrs. Hunstad, Osteraas and Stone is One Carlson Parkway, Suite 240, Minneapolis, Minnesota 55447-4454. The address of Mr. Liddell is 6307 Waterford Boulevard, Suite 100, Oklahoma City, Oklahoma 73118. The address of Mr. Littman is 1660 S A1, Apt. 212, Jupiter, Florida 33477-8449. The address of Mr. Thayer is 420 Isle of Capri Drive, Fort Lauderdale, Florida 33301-2438.

 (2) Calpine may be deemed to be the beneficial holder of securities owned by NRG as a result of entering into the Calpine/NRG Agreement. Under the terms of the Calpine/NRG Agreement, NRG has granted Calpine an irrevocable proxy with respect to all of the shares of CogenAmerica common stock held by NRG to vote those shares in favor of approval and adoption of the merger agreement and the charter amendment at a duly convened meeting of CogenAmerica's stockholders.

 (3) Includes 348,672 shares owned by Wexford Capital Partners II, LP and 95,304 shares owned by Wexford Overseas Partners Fund I, LP. Through an investment management agreement, Wexford Management LLC, which manages the funds, has sole voting and investment power of the funds. This information is as of the date set forth in and based on the Schedule 13D filed May 8, 1997 and other information furnished to CogenAmerica by Wexford Management LLC.

 (4) Includes 30,000 shares issuable upon exercise of stock option at an exercise price of $5.4375 per share.

 (5) Represents 300 shares owned jointly with spouse and 1,200 beneficially owned by Ms. Jorgensen and includes 30,000 shares issuable upon exercise of stock option at an exercise price of $9.125 per share and 200,000 shares issuable upon exercise of stock option at an exercise price of $11.5625 per share, including 100,000 shares which will become vested and exercisable as a result of the completion of the merger.

 (6) Includes 10,000 shares issuable upon exercise of stock option at an exercise price of $12.375 per share which will become vested and exercisable as a result of the completion of the merger.

 (7) Includes 30,000 shares issuable upon exercise of stock option at an exercise price of $5.4375 per share.

 (8) Represents 500 shares beneficially owned by Mr. Mataczynski and includes 30,000 shares issuable upon exercise of stock option at an exercise price of $5.4375 per share.

 (9) Represents 50,000 shares beneficially owned by Mr. Thayer and includes 10,000 shares issuable upon exercise of stock option at an exercise price of $5.4375 per share.

(10) Represents 2,500 shares held jointly with spouse and includes 30,000 shares issuable upon exercise of stock option at an exercise price of $5.4375 per share.

(11) Represents 500 shares owned by Mr. Hunstad and includes 75,000 shares issuable upon exercise of stock option at an exercise price of $5.4375 per share, 17,000 shares issuable upon exercise of stock option at an exercise price of $14.00 per share, including 11,333 shares which will become vested and exercisable as a result of the merger, and 20,000 shares issuable upon exercise of stock option at an exercise price of $11.5625 per share, all of which will become vested and exercisable as a result of the completion of the merger.

(12) Includes 45,000 shares issuable upon exercise of stock options at an exercise price of $11.5625, all of which will become vested and exercisable as a result of the completion of the merger.

(13) Includes 100,000 shares issuable upon exercise of stock option at an exercise price of $16.46875 per share, including 86,667 shares which will become vested and exercisable as a result of the completion of the merger, and 20,000 shares issuable upon exercise of stock option at an exercise price of $11.5625 per share, all of which will become vested and exercisable as a result of the completion of the merger.

(14) Current NRG corporate policy prohibits NRG employees from receiving the economic benefit of options granted to them in their capacity as a director of CogenAmerica. The NRG employees who currently serve as directors of CogenAmerica and were previously granted stock options in their capacity as directors of CogenAmerica, have agreed to the cancellation of their stock options. The NRG employees who serve as directors of CogenAmerica will receive no cash payment for these options.

             CERTAIN TRANSACTIONS IN COMMON STOCK AND STOCK OPTIONS

     No transactions in CogenAmerica common stock or options have been effected during the 60 days preceding the date of this proxy statement by CogenAmerica or by the persons named under the caption "Interest in Securities of CogenAmerica" except as provided in the Calpine/NRG Agreement described under the caption "Summary of Calpine/NRG Agreement."

                          EXPENSES OF THE TRANSACTION

     The aggregate fees and expenses paid and estimated to be paid by CogenAmerica in connection with the merger and related transactions are as follows:

Investment Banking Fee..............................  $ 3,418,500(1)
Legal and Accounting................................      775,000
Printing and Distribution...........................       50,000
SEC and Regulatory Filings..........................       36,635
Miscellaneous.......................................       19,865
                                                      -----------
     Total..........................................  $ 4,300,000
                                                      ===========

---------------
(1) DLJ is also entitled to reimbursement of out-of-pocket expenses incurred in connection with its engagement (including reasonable fees and expenses of counsel).

                            INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP, independent certified public accountants, are the independent accountants for CogenAmerica. A representative of PricewaterhouseCoopers LLP, will be available at the special meeting to answer questions.

                      WHERE YOU CAN FIND MORE INFORMATION

     CogenAmerica files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CogenAmerica's SEC filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at http:\\www.sec.gov. Reports, proxy statements and other information concerning CogenAmerica also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

     The SEC allows CogenAmerica to incorporate by reference information into this document, which means that CogenAmerica can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that CogenAmerica has previously filed with the SEC. These documents contain important business information about CogenAmerica and its financial condition.

     CogenAmerica may have sent to you some of the documents incorporated by reference, but you can obtain any of them through CogenAmerica or the SEC or the SECs world wide web site described above. Documents incorporated by reference are available from CogenAmerica without charge, excluding all exhibits, unless specifically incorporated by reference as an exhibit to this document. Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

     Cogeneration Corporation of America
     One Carlson Parkway, Suite 240
     Minneapolis, Minnesota 55447-4454
     Attention: Thomas L. Osteraas
     Telephone: (612) 745-7900

     Calpine, Acquisition Sub and NRG have filed a Schedule 13E-3 with the SEC with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to the Schedule 13E-3 or such other document, and each such statement shall be deemed qualified in its entirely by such reference.

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM COGENAMERICA, PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SPECIAL MEETING.

     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. CogenAmerica has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated November 15, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the SEC by CogenAmerica (SEC File No. 1-9208) are incorporated by reference in this proxy statement:

          (i) CogenAmerica's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          (ii) CogenAmerica's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

          (iii) CogenAmerica's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999; and

          (iv) CogenAmerica's Current Report on Form 8-K filed on September 2, 1999.

     All documents filed by CogenAmerica with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting will be deemed to be incorporated by reference in this document. Information filed with the SEC in future documents will automatically update and supersede the information in this document.

                             STOCKHOLDER PROPOSALS

     If the merger is not completed for any reason, proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by Thomas L. Osteraas, Secretary and General Counsel, Cogeneration Corporation of America, One Carlson Parkway, Suite 240, Minneapolis, Minnesota 55447-4454 on or prior to January 20, 2000 to be eligible for inclusion in CogenAmerica's proxy statement and proxy card relating to that meeting. CogenAmerica is not required to include in its proxy statement and proxy card for the 2000 Annual Meeting any stockholder proposals which do not meet all of the requirements then in effect for inclusion.

                                 OTHER MATTERS

     Management knows of no other business to be presented at the special meeting. If other matters do properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment unless the authority to do so is withheld in such proxy.

                                          By Order of the Board of Directors

                                                    JULIE A. JORGENSEN
                                          Julie A. Jorgensen
                                          President and Chief Executive Officer

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     THIS PROXY STATEMENT, THE SCHEDULE 13E-3 TRANSACTION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND OTHER STATEMENTS MADE FROM TIME TO TIME BY COGENAMERICA, CALPINE, ACQUISITION SUB, NRG OR THEIR REPRESENTATIVES CONTAIN FORWARD-LOOKING STATEMENTS. THOSE STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF COGENAMERICA, CALPINE, ACQUISITION SUB AND NRG AND MEMBERS OF THEIR RESPECTIVE MANAGEMENT TEAMS, AS WELL AS THE ASSUMPTIONS ON WHICH SUCH STATEMENTS ARE BASED. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS CURRENTLY KNOWN TO MANAGEMENT OF COGENAMERICA, CALPINE, ACQUISITION SUB AND NRG THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE RISKS DETAILED IN THIS PROXY STATEMENT AND THE
SCHEDULE 13E-3 TRANSACTION STATEMENT, AND THOSE FACTORS SET FORTH FROM TIME TO TIME IN REPORTS OF COGENAMERICA FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE PROTECTION FROM LIABILITY OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES REFORM ACT OF 1995 IS NOT APPLICABLE TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR THE SCHEDULE 13E-3 TRANSACTION STATEMENT OR IN STATEMENTS INCORPORATED BY REFERENCE IN EITHER DOCUMENT.

                        APPENDIX TO THE PROXY STATEMENT

APPENDIX A -- Agreement and Plan of Merger..................    A-1
APPENDIX B -- Amendment to CogenAmerica Certificate of
  Incorporation.............................................    B-1
APPENDIX C -- Opinion of Donaldson Lufkin & Jenrette
  Securities Corporation....................................    C-1
APPENDIX D -- Text of Section 262 of the Delaware General
  Corporation Law...........................................    D-1

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                             DATED AUGUST 26, 1999
                                     AMONG
                              CALPINE CORPORATION,
                         CALPINE EAST ACQUISITION CORP.
                                      AND
                      COGENERATION CORPORATION OF AMERICA

                               TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

ARTICLE I          THE MERGER................................................      1
  Section 1.1      The Merger................................................      1
  Section 1.2      Effective Time............................................      1
  Section 1.3      Effects of the Merger.....................................      2
  Section 1.4      Charter and By-Laws; Directors and Officers...............      2
  Section 1.5      Conversion of Securities..................................      2
  Section 1.6      Payment Agent.............................................      4
  Section 1.7      Transfer Taxes; Withholding...............................      4
  Section 1.8      Return of Payment Fund....................................      5
  Section 1.9      No Further Ownership Rights in Company Common Stock.......      5
  Section 1.10     Closing of Company Transfer Books.........................      5
  Section 1.11     Lost Certificates.........................................      5
  Section 1.12     Further Assurances........................................      5
  Section 1.13     Closing...................................................      5
ARTICLE II         REPRESENTATIONS AND WARRANTIES OF
                   PARENT AND SUB............................................      6
  Section 2.1      Organization, Standing and Power..........................      6
  Section 2.2      Authority.................................................      6
  Section 2.3      Consents and Approvals; No Violation......................      7
  Section 2.4      Information Supplied......................................      8
  Section 2.5      Actions and Proceedings...................................      8
  Section 2.6      Operations of Sub.........................................      8
  Section 2.7      Brokers...................................................      8
  Section 2.8      Financing.................................................      8
ARTICLE III        REPRESENTATIONS AND WARRANTIES OF
                   THE COMPANY...............................................      9
  Section 3.1      Organization, Standing and Power..........................      9
  Section 3.2      Capital Structure.........................................      9
  Section 3.3      Authority.................................................     10
  Section 3.4      Consents and Approvals; No Violation......................     10
  Section 3.5      SEC Documents and Other Reports...........................     11
  Section 3.6      Information Supplied......................................     12
  Section 3.7      Absence of Certain Changes or Events......................     12
  Section 3.8      Permits and Compliance....................................     13
  Section 3.9      Tax Matters...............................................     14
  Section 3.10     Actions and Proceedings...................................     15
  Section 3.11     Certain Agreements........................................     16
  Section 3.12     ERISA.....................................................     16
  Section 3.13     Compliance with Worker Safety and Environmental Laws......     17
  Section 3.14     Labor Matters.............................................     18
  Section 3.15     State Takeover Statute....................................     18
  Section 3.16     Required Vote of Company Stockholders.....................     18
  Section 3.17     Brokers...................................................     18
  Section 3.18     Opinion of Financial Advisor..............................     18
  Section 3.19     Utility Regulation........................................     18
  Section 3.20     Insurance.................................................     19

  Section 3.21     Related Party Transactions................................     19
ARTICLE IV         COVENANTS OF THE COMPANY..................................     19
  Section 4.1      Conduct of Business Pending the Merger....................     19
  Section 4.2      No Solicitation...........................................     22
ARTICLE V          ADDITIONAL AGREEMENTS.....................................     23
  Section 5.1      Stockholder Meeting.......................................     23
  Section 5.2      Preparation of the Proxy Statement and Schedule 13e-3.....     23
  Section 5.3      Access to Information.....................................     24
  Section 5.4      Fees and Expenses.........................................     24
  Section 5.5      Best Efforts..............................................     25
  Section 5.6      Public Announcements......................................     26
  Section 5.7      Real Estate Transfer and Gains Tax........................     26
  Section 5.8      Indemnification; Directors and Officers Insurance.........     26
  Section 5.9      Notification of Certain Matters...........................     28
  Section 5.10     Employee Benefit Plans and Agreements.....................     28
  Section 5.11     Performance by Sub........................................     28
  Section 5.12     Additional Consents and Approvals.........................     28
ARTICLE VI         CONDITIONS PRECEDENT TO THE MERGER........................     29
  Section 6.1      Conditions to Each Party's Obligation to Effect the
                   Merger....................................................     29
  Section 6.2      Conditions to Obligation of the Company to Effect the
                   Merger....................................................     30
  Section 6.3      Conditions to Obligations of Parent and Sub to Effect the
                   Merger....................................................     30
ARTICLE VII        TERMINATION, AMENDMENT AND WAIVER.........................     31
  Section 7.1      Termination...............................................     31
  Section 7.2      Effect of Termination.....................................     32
  Section 7.3      Amendment.................................................     32
  Section 7.4      Waiver....................................................     32
ARTICLE VIII       GENERAL PROVISIONS........................................     33
  Section 8.1      Non-Survival of Representations and Warranties............     33
  Section 8.2      Notices...................................................     33
  Section 8.3      Interpretation............................................     33
  Section 8.4      Counterparts..............................................     34
  Section 8.5      Entire Agreement; No Third-Party Beneficiaries............     34
  Section 8.6      Governing Law.............................................     34
  Section 8.7      Assignment................................................     34
  Section 8.8      Severability..............................................     34
  Section 8.9      Enforcement of this Agreement.............................     34
  Section 8.10     Consent to Jurisdiction...................................     34

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of August 26, 1999 (the "Agreement"), is executed by and among CALPINE CORPORATION, a Delaware corporation ("Parent"), CALPINE EAST ACQUISITION CORP., a Delaware corporation and a subsidiary of Parent ("Sub"), and COGENERATION CORPORATION OF AMERICA, a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                                   RECITALS:

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger") of Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") not owned by Parent, Sub or the Company will be converted into the right to receive $25.00 per share (the "Merger Price") in cash pursuant to this Agreement;

     WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and NRG Energy, Inc., a Delaware corporation (the "Principal Company Stockholder"), are entering into an agreement (the "Company Stockholder Agreement" and together with this Agreement, the "Transaction Documents") pursuant to which the Principal Company Stockholder and Parent or Sub have agreed to take specified actions in connection with the transactions contemplated by this Agreement;

     WHEREAS, the Board of Directors of the Company has duly and unanimously adopted resolutions approving the transactions contemplated by the Transaction Documents in form and substance sufficient to render Section 203 of the Delaware General Corporation Law (the "DGCL") inapplicable to Parent and Sub; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     Section 1.2 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon the mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date or time of effectiveness of the Merger. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for record or such later date or time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

     Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     Section 1.4 Certificate of Incorporation and By-Laws; Directors and
Officers

     (a) Certificate of Incorporation and By-Laws. The Certificate of Incorporation of the Company shall be amended as set forth in Exhibit A to this Agreement (the "Amendment"), which amendment shall be effective as soon as practicable after the Company's shareholders have approved the amendment and prior to the Effective Time. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read as did the Certificate of Incorporation of Sub immediately prior to the Effective Time. At the Effective Time, the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read as did the By-Laws of Sub immediately prior to the Effective Time. As so amended and restated, such Certificate of Incorporation and By-Laws of the Company shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) Directors and Officers. From and after the Effective Time, the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. From and after the Effective Time, the officers of the Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

     (a) Each issued and outstanding share of common stock, without par value, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (b) All shares of Company Common Stock that are held in the treasury of the Company or owned by Parent, Sub or any Subsidiary (as defined in Section 2.1) of either of them shall be canceled and no cash or other consideration shall be delivered in exchange therefor.

     (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b) and Dissenting Shares (as defined in Section 1.5(e)) shall be converted into the right to receive an amount of cash equal to the Merger Price without interest. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate (the "Certificate") formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive the cash to be paid to such holder pursuant to Article I hereof (the "Merger Consideration") upon the surrender of a Certificate or Certificates in accordance with Section 1.6 hereof.

     (d)(i) At the Effective Time, each outstanding option to purchase Company Common Stock (each a "Company Stock Option") granted under the Company Stock Plans (as defined herein), whether or not then exercisable, shall be cancelled and each holder of a cancelled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company, upon execution and delivery to the Payment Agent (as defined in Section 1.6 below) of an option termination agreement, in form and substance reasonably acceptable to Parent in consideration for the cancellation of such Company Stock Option an amount in cash (the "Option Consideration") equal to (x) the number of shares of Company Common Stock previously subject to such Company Stock Option that but for the cancellation thereof pursuant to the provisions of this Section 1.5(d) would have been currently exercisable (after giving effect to any acceleration of vesting pursuant to the terms of such Company Stock Option as a result of the consummation of the Merger), multiplied by (y) the excess, if any, of the Merger Price over the exercise price per share of Company Common Stock previously subject to such Company Stock Option (such payment to be net of applicable withholding taxes).

     (ii) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Company Stock Plans, (x) the Company Stock Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time and (y) the Company shall use all reasonable efforts to ensure that following the Effective Time no holder of Company Stock Options or any participant in the Company Stock Plans or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     (e) Notwithstanding anything in this Agreement to the contrary, shares ("Dissenting Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by Persons who are entitled to demand and have properly demanded dissention rights with respect to such Dissenting Shares pursuant to, and who comply in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into the Merger Consideration as provided in Section 1.5(c), but rather the holders of Dissenting Shares shall be entitled to payment of the fair market value of such Dissenting Shares in accordance with Section 262; provided, however, that if any holder of Dissenting Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to Dissenting under Section 262, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the Merger Consideration, as provided in Section 1.5(c). The Company shall serve prompt notice to Parent of any demands received by the Company for dissenter's rights with respect to any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

     Section 1.6 Payment Agent.

     (a) Exchange of Certificates. Parent shall authorize a commercial bank or trust company (or such other Person or Persons as shall be reasonably acceptable to Parent and the Company) to act as Payment Agent hereunder (the "Payment Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Payment Agent, in trust for the holders of shares of Company Common Stock converted in the Merger and holders of Company Stock Options, an amount of cash equal to or exceeding the aggregate Merger Consideration to be paid to holders of Company Common Stock pursuant to Article I hereof and any Option Consideration to be paid to holders of Company Stock Options pursuant to the terms of Section 1.5(d) (such amount hereinafter the "Payment Fund").

     (b) Exchange Procedures. Parent shall instruct the Payment Agent, as soon as practicable after the Effective Time, to mail to each record holder of a Certificate or Certificates a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Payment Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender for cancellation to the Payment Agent of all Certificates held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration, and any Certificate so surrendered shall forthwith be canceled. Holders of Company Stock Options shall receive payment, if any, for such Company Stock Options pursuant to Section 1.5(d).

     Section 1.7 Transfer Taxes; Withholding. If any Merger Consideration is to be paid to any Person other than to the Person named in the Certificate surrendered in exchange therefor, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Payment Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than to the Person named in the Certificate surrendered, or shall establish to the satisfaction of the Payment Agent that such tax has been paid or is not applicable. Parent or the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or holder of a Company Stock Option such amounts as Parent or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Payment Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of a Company Stock Option in respect of which such deduction and withholding was made by Parent or the Payment Agent. For purposes of this Agreement, "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     Section 1.8 Return of Payment Fund. Any portion of the Payment Fund which remains undistributed for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Article I and holders of Company Stock Options who have not yet received the Option Consideration shall thereafter look only to Parent for payment of their claim for any Merger Consideration or Option Consideration, as the case may be. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock or holder of a Company Stock Option for any cash held in the Payment Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 1.9 No Further Ownership Rights in Company Common Stock. The payment of the Merger Consideration upon surrender of any Certificate shall be deemed to constitute full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificate.

     Section 1.10 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Payment Agent or the Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

     Section 1.11 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Payment Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Payment Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Payment Agent will pay the Merger Consideration in exchange for such lost, stolen or destroyed Certificate.

     Section 1.12 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

     Section 1.13 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in

Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     Section 2.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Parent is duly qualified to do business, and is in good standing in each jurisdiction where the character of the properties owned or held under lease by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Parent. For purposes of this Agreement (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be; provided, however, that in determining whether a Material Adverse Change or Material Adverse Effect has occurred with respect to either referenced party, any change or effect, to the extent it is attributable to changes in prevailing interest rates or to any change in general economic conditions affecting companies in industries similar to the industries in which the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, operate, shall not be considered when determining if a Material Adverse Change or Material Adverse Effect has occurred; and (b) "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

     Section 2.2 Authority. On or prior to the date of this Agreement, Parent and Sub have each approved the Transactions and the Transaction Documents. Each of Parent and Sub has the requisite corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated hereby. The execution and delivery of the Transaction Documents by Parent and Sub to which it is a party and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent or Sub, as the case may be, subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The Transaction Documents to which it is a party have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of each of Parent or Sub, as the case may be, enforceable against them in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of specific performance and other equitable remedies.

     Section 2.3 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
2.3 have been obtained and all filings and obligations described in this Section
2.3 have been made, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or the By-Laws of Parent or the Certificate of Incorporation or By-Laws of Sub, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of any Transaction Agreement by Parent or Sub or is necessary for the consummation of the Transactions, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino AntiTrust Improvement Act of 1976 (the "HSR Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the final order of the Federal Energy Regulatory Commission ("FERC") approving the transfer of jurisdictional facilities under
Section 203 of the Federal Power Act in connection with the power generating project of one of the Company's subsidiaries in Parlin, New Jersey (the "Regulatory Approval"), (iii) in connection, or in compliance, with the provisions of the New Jersey Industrial Site Recovery Act and the New Jersey Environmental Cleanup Responsibility Act (the "Applicable New Jersey Law"), (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (v) such filings, authorizations, orders, notices and approvals as may be required by state takeover laws (the "State Takeover Approvals"), and (vi) such consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, or materially impair the ability of Parent or Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. Neither the Parent nor the Sub is an electric utility or an electric utility holding company or companies, or any affiliate of either, in each case as those terms are utilized by the FERC in regulations or orders implementing the Public Utility Regulatory Policies Act of 1978, as amended, and its successors ("PURPA"). Consummation of the Merger will not result in the loss of the status of any project as a "Qualifying Facility" as defined under PURPA in which the Company or any of its Subsidiaries, directly or indirectly, have an equity interest.

     Section 2.4 Information Supplied. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Schedule 13e-3 to be filed pursuant to the Exchange Act in connection with the transactions contemplated by the Transaction Documents (together with any amendments or supplements thereto, the "Schedule 13e-3") or the proxy statement relating to the Stockholder Meeting (as hereinafter defined) (together with any amendments or supplements thereto, the "Proxy Statement") will, (i) in the case of the
Schedule 13e-3, at the time of its filing, at the time of the dissemination of the Schedule 13e-3 and until the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement and at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or NRG Energy, Inc. for inclusion or incorporation by reference therein.

     Section 2.5 Actions and Proceedings. As of the date of this Agreement, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of Parent or any of its Subsidiaries, as such, or any of its or their properties, assets or business that, individually or in the aggregate, would materially impair the ability of Parent to perform its obligations hereunder. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business that, individually or in the aggregate, would materially impair the ability of Parent to perform its obligations hereunder. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement. For purposes of this Agreement, "Knowledge of Parent" means the actual knowledge of the executive officers of Parent after due inquiry.

     Section 2.6 Operations of Sub. Sub is a direct subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 2.7 Brokers. No broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transaction contemplated by this Agreement based upon the arrangements made by or on behalf of Parent or Sub.

     Section 2.8 Financing. Parent has sufficient capital resources necessary to perform its obligations under the Transaction Documents, including but not limited to the advances under Section 5.11.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub that, subject to the disclosures set forth in the letter dated as of the date hereof and delivered on the date hereof by Company to Parent (the "Company Letter"):

     Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has delivered or otherwise made available to Parent true and complete and correct copies of the Company's Certificate of Incorporation and By-laws and the certificate of incorporation, by-laws or other constitutive documents of each of the Company's Subsidiaries, in each case as amended to the date of this Agreement.

     Section 3.2 Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 20,000,000 shares of undesignated preferred stock, par value $.01 per share ("Company Preferred Stock"). As of the date of this Agreement, (i) 6,857,269 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 39,800 shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, (iii) 877,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options under the Company's stock plans described under Section 3.2 of the Company Letter (collectively, the "Company Stock Plans"), and (iv) 797,000 Company Stock Options are currently exercisable or will become exercisable upon consummation of the Transactions. A true and complete list of the options (and their exercise prices) referred to in clause (iv) above that are entitled to Option Consideration are set forth on Section 3.2 of the Company Letter. No Company Stock Options have been granted since May 31, 1999. The Company Stock Plans are the only benefit plans of the Company or its Subsidiaries under which any securities of the Company or any of its Subsidiaries are issuable. No shares of Company Preferred Stock are outstanding. As of the date of this Agreement, except as set forth above no shares of capital stock or other voting securities of the Company or any Subsidiary were issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2, there are no outstanding equity equivalents or interests in the ownership or earnings of the Company or any Subsidiary and there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or voting securities of the Company or any of its Subsidiaries or obligating the

Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever ("Claims"). With respect to the Grays Ferry Cogeneration Partnership, which is the only Subsidiary of the Company which is a partnership (the "Partnership"), CogenAmerica Schuylkill, Inc. has good and valid title to the partnership interests owned by it in the Partnership, free and clear of all Claims. There are no outstanding (i) subscriptions or other rights to purchase or otherwise acquire any partnership interest in the Partnership, (ii) securities convertible into or exchangeable for any partnership interest in the Partnership, or (iii) obligations of the Partnership to issue, deliver or sell any partnership interest, voting securities or securities convertible into or exchangeable for partnership interests in the Partnership. Except for the Subsidiaries of the Company disclosed in the Company SEC Documents (as defined in Section 3.5 below), the Company does not own or control, directly or indirectly, any capital stock or other securities of, or have any ownership interest in, any Person. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Company Annual Report"), as filed with the Securities and Exchange Commission ("SEC"), is a true, accurate and correct statement in all material respects of all of the information as of December 31, 1998 required to be set forth therein by the regulations of the SEC.

     Section 3.3 Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has approved this Agreement in accordance with the DGCL, resolved to recommend the adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for adoption. The Company has all requisite corporate power and authority to enter into each Transaction Document to which it is a Party and, subject, in the case of the Merger, to approval by the stockholders of the Company, to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval of this Agreement by the stockholders of the Company and (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of the Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of specific performance and other equitable remedies. The filing of the Proxy Statement with the SEC has been duly authorized by the Company's Board of Directors.

     Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.4 have been obtained and all filings and obligations described in this Section
3.4 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Claim upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or By-Laws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of any Transaction Document to which it is a party or is necessary for the consummation of the Transactions, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business,
(iii) such filings, authorizations, notices, orders and approvals as may be required to obtain the Regulatory Approval, the State Takeover Approvals and in connection with the Applicable New Jersey Laws (collectively, the "Governmental Approvals") and (iv) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     Section 3.5 SEC Documents and Other Reports.

     (a) The Company has filed all required documents with the SEC since April 30, 1996 pursuant to Sections 13(a) and 15(d) of the Exchange Act (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents (the "Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), are in accordance with the books and records of the Company and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since December 31, 1998, made any change in the accounting practices or policies applied in the preparation of financial statements. Except as and to the extent set forth in the Company Annual Report, neither the Company nor any of its Subsidiaries had as of December 31, 1998 any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on the consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) included in the Financial Statements that are not so reflected.

     (b) The Company has provided to Parent true and complete copies of the financial statements for its Subsidiaries described in Section 3.5 of the Company Letter (the "Project Financial Statements"). The Project Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), are in accordance with the books and records of the relevant Subsidiary, and fairly present, in all material respects, the financial position of such Subsidiary as at the respective dates thereof and the results of its operations and its cash flows for the periods then ended.

     Section 3.6 Information Supplied. Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement, including, without limitation, the Proxy Statement and the Schedule 13e-3, and any amendments or supplements thereto will comply in all material respects with the provisions of the Exchange Act. Neither the Proxy Statement (other than with respect to information contained in the Proxy Statement provided to the Company by Parent for inclusion in the Proxy Statement) nor any of the information supplied by the Company for inclusion or incorporation by reference in the Schedule 13e-3, together with any amendments or supplements thereto, will (i) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) in the case of information supplied by the Company for inclusion or incorporation by reference in the Schedule 13e-3, at the time of its filing, at the time of the dissemination of the Schedule 13e-3 and until the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     Section 3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, since December 31, 1998 to the date hereof, (A) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, (B) there has been no change in the capital stock of the Company except for the issuance of shares of the Company Common Stock pursuant to the exercise of Company Stock Options and no dividend or distribution of any kind declared, paid or made by the

Company on any class of its stock, (C) there has not been (x) any granting by the Company or any of its Subsidiaries to any executive officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (y) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents or (z) any entry by the Company or any of its Subsidiaries into any employment, deferred compensation, severance or termination agreement with any such executive officer, and (D) there has been no event causing a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on the Company.

     Section 3.8 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and as of the date of this Agreement no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in violation of (A) its Certificate of Incorporation, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement none of the Company or any of its Subsidiaries is a party to any Material Contract. For purposes of this Agreement, "Material Contract" shall mean any contract or agreement filed as an exhibit to the Company SEC Documents or any other contract or agreement that is material to the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money, or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. All Material Contracts (other than the Affiliate Arrangements (as defined in Section 3.21 below) which will be terminated at the Effective Time) to which the Company or any of its Subsidiaries is a party are in full force and effect and are the valid and binding obligations of the Company or the applicable Subsidiary, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of specific performance and other equitable remedies. The Company has made available or delivered to Parent true and complete copies of the Material Contracts and all other documents referred to in the Company Letter, in each case as amended to the date of this Agreement. As of the date of this Agreement, set forth in Section 3.8 of the Company Letter is a description of any material changes to the amount and terms of the indebtedness of the Company and its Subsidiaries as described in the Company Annual Report. For purposes of this Agreement, "Knowledge of the Company" means the actual knowledge of the executive officers of the Company after due inquiry.

     Section 3.9 Tax Matters. (i) The Company and each of its Subsidiaries have timely filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (ii) all Taxes shown to be due on such Tax Returns have been timely paid, taking into account extensions for payment that have been properly obtained, or such Taxes are being timely and properly contested which contests as of the date of this Agreement have been disclosed in Section 3.9 of the Company Letter; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (v) any Tax Returns referred to in clause (i) relating to federal and state income Taxes have been examined by the IRS or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending and each such examination has been completed; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested which contests as of the date of this Agreement have been disclosed in Section 3.9 of the Company Letter; and (viii) no withholding is required under Section 1445 of the Code in connection with the Merger; (ix) neither the Company nor any of its Subsidiaries is party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority); (x) neither the Company nor any of its Subsidiaries nor any affiliated group that includes any of them shall be required to include in a taxable period ending after the Closing Date any material amount of taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local, or foreign Tax law, or for any other reason; (xi) neither the Company nor any of its Subsidiaries has made any consent under Section 341 of the Code, no property of the Company or of any of its Subsidiaries is "tax exempt use property" within the meaning of Section 168(h) of the Code, neither the Company nor any of its Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 and none of the assets of the Company or of any of its Subsidiaries is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof;
(xii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax return, which return has not yet been filed; and (xiii) no power of attorney with respect to any Taxes has been executed or filed with any taxing authority by or on behalf of the Company or any of its Subsidiaries. The Company has delivered or made available to Parent for inspection (A) true and complete copies of all material Tax returns of the Company and any affiliated group of which the Company is a member and of any of the Company's Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (B) complete and correct copies of all material private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents, submitted by, received by or agreed to by or on behalf of the Company or any such group or Subsidiary, or, to the extent related to the income, business, assets, operations, activities or status of the Company or any such group or Subsidiary, submitted by, received by or agreed to by or on behalf of any affiliated group of which the Company is or has ever been a member, and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. No material liens exist for Taxes (other than liens for Taxes not yet due and payable) with respect to any of the assets or properties of the Company or any of its Subsidiaries. The Federal income Tax returns of the Company and its Subsidiaries and any affiliated group that includes any of them have expressly disclosed any Tax positions of the Company, such Subsidiaries or such group that, if not disclosed, could give rise to material penalties under Section 6662 of the Code. For purposes of this
Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 3.10 Actions and Proceedings. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there are, as of the date of this Agreement, no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving (i) the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, (iii) any of the properties, assets or businesses of the Company or any of its Subsidiaries or (iv) any Company Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder. As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving (i) the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, (iii) any of the properties, assets or businesses of the Company or any of its Subsidiaries or (iv) any Company Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder. As of the date hereof, there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting (i) the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, (iii) any of the properties, assets or businesses of the Company or any of its Subsidiaries or (iv) any Company Plan, in each case relating to the transactions contemplated by this Agreement. The Company is not in default with respect to any material final judgment, order or decree of any court or any governmental agency or instrumentality.

     Section 3.11 Certain Agreements. Except as set forth in Section 3.11 of the Company Letter or as provided pursuant to Section 1.7(d) hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement, other than as provided in Section 1.5(d).

     Section 3.12 ERISA

     (a) Company Plans. Each Company Plan (as hereinafter defined) is listed in
Section 3.12(a) of the Company Letter. Except as would not have a Material Adverse Effect on the Company, each Company Plan complies in all respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations, and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan that is likely to have individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived.

     (b) Plan Liabilities. With respect to the Company Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate or Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law, other than liabilities for benefits payable in the normal course, which would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or a request for such a determination filed within the remedial amendment period of Section 401(b) of the Code is pending, and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Neither the Company nor any entity which is treated as a single employer along with the Company under

Section 414(b), (c), (m) or (o) of the Code maintains or contributes to, or has ever maintained or contributed to, or been required to contribute to or has otherwise incurred any liability with respect to a "multiemployer plan" within the meaning of Section 3(37) of ERISA or any plan subject to Title IV of ERISA. Except as disclosed in Section 3.12(b) of the Company Letter, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

     (c) Definitions. As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, and (iii) "ERISA Affiliate" means any corporation or trade or business controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Code or
Section 4001(a)(14) or 4001(b) of ERISA.

     (d) Employment Agreements. Section 3.12(d) of the Company Letter contains a true and complete list of all (i) severance and employment agreements with the current and former directors, officers, employees, independent contractors and consultants of the Company and each ERISA Affiliate containing any obligation or liability on or after the date of this Agreement, (ii) severance programs and policies of the Company and each ERISA Affiliate with or relating to its current and former directors, officers, employees, independent contractors and consultants containing any obligation or liability on or after the date of this Agreement, and (iii) plans, programs, agreements and other arrangements of the Company and each ERISA Affiliate with or relating to its current and former directors, officers, employees, independent contractors and consultants containing change of control, acceleration of the time of payment or vesting of benefits or similar provisions currently in effect (collectively, the "Employee Agreements").

     Section 3.13 Compliance with Worker Safety and Environmental Laws. The properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on the Company. None of the Company or any of its Subsidiaries has received or is aware of any claim or notice of violations of any applicable

Environmental Laws or Worker Safety Laws other than such claims or violations as would not individually or in the aggregate have a Material Adverse Effect on the Company.

     Section 3.14 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

     Section 3.15 State Takeover Statute. Section 203 of the DGCL is not applicable to the Transactions.

     Section 3.16 Required Vote of Company Stockholders. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is required to approve the Merger. No other vote of the security holders of the Company is required by law, the Certificate of Incorporation or By-laws of the Company or otherwise in order for the Company to consummate the Transactions.

     Section 3.17 Brokers. No broker, investment banker or other Person, other than Donaldson, Lufkin & Jenrette Securities Corporation (the "Financial Advisor"), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished Parent a true and correct copy of the engagement agreement with the Financial Advisor.

     Section 3.18 Opinion of Financial Advisor. The Company has received the opinion of the Financial Advisor addressed to the Company's Board of Directors, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of the shares of Company Common Stock is fair from a financial point of view to the Company's stockholders, other than NRG Energy, Inc. A signed copy of such opinion has been delivered to Parent.

     Section 3.19 Utility Regulation. None of the Company or any of its Subsidiaries is (i) subject to regulation under the Public Utility Holding Company Act of 1935 ("PUHCA") (other than any such regulation contemplated by Section 9(a)(2), 32 or 33 of PUHCA), (ii) subject to regulation as an "electric utility" or a "public utility" as such terms are defined in the Federal Power Act (other than as contemplated by 18 C.F.R. sec. 292.601(c) or Section 32 or 33 of PUHCA), or (iii) subject to regulation by any state respecting the rates of electric utilities or the financial and organizational regulation of electric utilities as those terms are used in Section 210(e) of the Public Utility Regulatory Policies Act of 1978 ("PURPA"), except with respect to participation in, or ownership of, an "exempt wholesale generator" as such term is defined in
Section 32 of PUHCA. Not more than 50% of the ultimate ownership of the projects operated by the Subsidiaries is held by Persons primarily engaged in the generation or sale of electric power (other than electric power solely from qualifying cogeneration facilities, qualifying small power production facilities, exempt wholesale generators or foreign utilities companies (as defined in Section 33 of PUHCA)) within the meaning of the Federal Power Act. Each such project has self-certified itself to be in compliance with such requirements without objection by FERC or FERC has issued a final order stating that each such project is a facility which complies with the definition of "cogeneration facility" as set forth in 18 C.F.R. sec. 292.202(c) and which meets all of the requirements for qualification set forth in 18 C.F.R. sec. 292.203(b).

     Section 3.20 Insurance. Section 3.20 of the Company Letter contains a true and complete list of all material insurance policies held by the Company or any of its Subsidiaries. All such policies are in full force and effect and all related premiums have been paid to date. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened disputes or communications with or from any insurance carrier denying or disputing any claim or regarding cancellation or non-renewal of any such policy which if determined adversely to the Company, would have a Material Adverse Effect on the Company.

     Section 3.21 Related Party Transactions. No director or officer of the Company or any of its Subsidiaries or any Person which as of the date of this Agreement has a Schedule 13D or 13G on file with the Securities and Exchange Commission with respect to the Company Common Stock (each such Person, a "Significant Holder"), or any member of the immediate family of any such director, officer, Significant Holder or any Person in which any such director, officer, Significant Holder, or any member of the immediate family of any such director or officer, is an officer, director, trustee, partner or holder of more than 50% of the outstanding capital stock or equity interests, is a party to any material executory transaction with the Company or any of its Subsidiaries. There are not loans, guarantees, letters of credit or other forms of credit support provided by or on behalf of any director or officer of the Company or any of its Subsidiaries to or in favor of the Company or any of its Subsidiaries. For purposes of this Agreement, "Affiliate Arrangements" shall mean the arrangements identified on Section 3.21 of the Company Letter that will terminate at the Effective Time.

                                   ARTICLE IV
                            COVENANTS OF THE COMPANY

     Section 4.1 Conduct of Business Pending the Merger. Except as expressly permitted by clauses (i) through (xvi) of this Section 4.1 or as set forth in the Company Letter, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

          (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than dividends and other distributions by Subsidiaries), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other interests or securities thereof or any rights, warrants or options to acquire any such shares or other interests or securities;

          (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or partnership interests, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares or interests, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms.

          (iii) amend its Certificate of Incorporation or charter or By-Laws;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions that are in the ordinary course of business consistent with past practice and that have a transaction value less than $250,000 individually or $1,000,000 in the aggregate and not material to the Company and its Subsidiaries taken as a whole;

          (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice and that have a transaction value less than $250,000 individually or $1,000,000 in the aggregate;

          (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person, other than (A) any such obligations incurred in the ordinary course of business consistent with past practices and that are less than $500,000 in the aggregate, and (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its Subsidiaries or between any of such Subsidiaries;

          (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or of any of its Subsidiaries;

          (viii) enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, except in the case of any amendments to any Company Plan, for any immaterial changes as required by applicable law;

          (ix) increase the compensation payable or to become payable to its current or former directors, officers, employees, independent contractors or consultants or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except in the case of any amendments to any Company Plan, for any immaterial changes as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate the payment or vesting of any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee, consultant or independent contractor;

          (x) violate or fail to perform any obligation or duty imposed upon it or any of its Subsidiaries by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

          (xi) make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

          (xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (xiii) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

          (xiv) enter into any contract which involves aggregate payments in excess of $250,000 for individual contracts or $1,000,000 in the aggregate for all contracts or amend, terminate, renew or waive any rights of material value under, any Material Contract of the Company or any of its Subsidiaries; or other than as described in Section 4.1(xiv) of the Company Letter, make or agree to make any new capital expenditure or expenditures in excess of $250,000 individually or $500,000 in the aggregate;

          (xv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (a) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice or (b) payments of principal and interest and related fees on indebtedness owed by the Company or any of its Subsidiaries under existing revolving credit facilities and scheduled payments of principal and interest and related fees on any other indebtedness owed by the Company or any of its Subsidiaries under any existing credit facility;

          (xvi) take any write-down of the value of any asset or take any write-off as uncollectible of any accounts or notes receivable or any portion thereof, except to the extent such write-down or write-off is required by generally accepted accounting principles or is consistent with the historic accounting policies adhered to by the Company or its Subsidiaries, as applicable; or

          (xvii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Section 4.2 No Solicitation

     (a) Takeover Proposals. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as hereafter defined), (ii) enter into any agreement with respect to any Takeover Proposal or
(iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that, if the Board of Directors of the Company reasonably determines the Takeover Proposal constitutes a Superior Proposal (as defined below), then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority of the disinterested members thereof after receiving the advice of independent legal counsel, the Company may, in response to an unsolicited request therefor, furnish information with respect to the Company to, and enter into discussions with, any Person that has made such Takeover Proposal pursuant to a customary confidentiality agreement. For purposes of this Agreement, (i) "Takeover Proposal" means any proposal for, offer or indication of interest in a merger or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, a substantial portion of the voting securities of, or a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, and (ii) "Superior Proposal" means a bona fide Takeover Proposal made by a third party which a majority of the disinterested members of the Board of Directors of the Company determines in its reasonable good faith judgment to be more favorable to the Company's stockholders than the Merger (after receiving the opinion, with only customary qualifications, of the Company's independent financial advisor of nationally recognized reputation that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members (after receiving the advice of the Company's independent financial advisor), is highly likely to be financed by such third party.

     (b) Recommendation of the Board of Directors. Except as expressly permitted by this Section 4.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of the Merger or (ii) approve or recommend, propose to approve or recommend, or cause the Company to enter into any letter of intent, agreement in principle or legally binding acquisition agreement (the "Company Acquisition Agreement") relating to any Takeover Proposal. Notwithstanding the foregoing, if the Company has received a Superior Proposal, the Board of Directors of the Company may (subject to this and the following sentences) terminate this Agreement, but only at a time that is more than four (4) business days following Parent's receipt of written notice advising Parent that the Company's Board of Directors is prepared to accept such Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided, however, that (x) at the time of such termination, such proposal continues to be a Superior Proposal, taking into account any amendment of the terms of the Merger by Parent or any proposal by Parent to amend the terms of this Agreement, the Merger or any other Takeover Proposal made by Parent (a "New Parent Proposal"), and (y) concurrently with or immediately after such termination, the Company's Board of Directors shall cause the Company to enter into a definitive agreement with respect to such Superior Proposal.

     (c) Notice of Takeover Proposal. The Company shall advise Parent orally (within one business day) and in writing (as promptly as practicable) of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal, (ii) the material terms of such Takeover Proposal and (iii) the identity of the Person making any such Takeover Proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal or inquiry.

     (d) Permitted Actions or Disclosures by the Company. Nothing contained in this Section 4.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with independent counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as expressly provided in this Section 4.2, neither the Company nor its Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or in connection with the Merger, or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     Section 5.1 Stockholder Meeting. The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a stockholder meeting (the "Stockholder Meeting") for the purpose of considering the approval of this Agreement and the transactions contemplated hereby. The Company has, through its Board of Directors, recommended to its stockholders the adoption or approval of this Agreement, the Merger and the Amendment, shall use all reasonable efforts to solicit such approvals by its stockholders and shall not withdraw such recommendation. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of a Takeover Proposal.

     Section 5.2 Preparation of the Proxy Statement and Schedule 13e-3. The Company shall promptly prepare and, after consultation with Parent, file with the SEC the Proxy Statement and shall use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC. In connection with the Company consulting with Parent concerning the Proxy Statement, the Company shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement and amendment or modification thereto prior to filing with the SEC, shall reasonably consider the comments and suggestions of Parent, shall not change without Parent's consent any information provided by Parent for inclusion in the Proxy Statement that the Company requests of Parent, shall promptly notify Parent of the receipt of any comments or other communications from the SEC regarding the Proxy Statement and shall provide Parent a reasonable opportunity to review and comment on any response by the Company to any comments or other communications from the SEC that requires a response. The Company shall mail the Proxy Statement to its stockholders at the earliest practical date. Parent, Sub and (to the extent required by law) their respective affiliates shall promptly prepare and file, concurrent with the filing of the Proxy Statement and after consultation with the Company, with the SEC the Schedule 13e-3 and the Company shall reasonably cooperate with Parent in connection with the preparation of the
Schedule 13e-3. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or Sub shall occur, which is required to be described in the Schedule 13e-3 or the Proxy Statement, such event shall be so described, and, in the case of the Schedule 13e-3, Parent will promptly give notice of such event to the Company and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required at that time to be described in the Proxy Statement or the Schedule 13e-3, such event shall be so described, and, in the case of the Proxy Statement, the Company shall promptly notify Parent of such event and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company.

     Section 5.3 Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent hereto reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement, dated May 17, 1999, between Parent and the Company (the "Confidentiality Agreement").

     Section 5.4 Fees and Expenses

     (a) Expenses. Except as provided below, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     (b) Termination Fee. The Company shall pay to Parent a termination fee of $7,500,000 if:

          (i) the Company terminates this Agreement pursuant to Section 7.1(d);

          (ii) (A) after the date of this Agreement and prior to the termination of this Agreement, any Person makes a Takeover Proposal, (B) this Agreement is terminated pursuant to Section 7.1(b)(iii) or (c) and (C) within 12 months of the date of termination of this Agreement, the Company executes a legally binding definitive agreement or an agreement in principle pursuant to which any Person, entity or group (other than Parent, Sub or any of their affiliates), in one transaction or a series of transactions, will acquire more than 50% of the outstanding Company Common Stock or assets of the Company through any open market purchases, merger, consolidation, tender or exchange offer, recapitalization, reorganization or other business combination and such transaction or series of transactions have been consummated (an "Third Party Acquisition Event"); or

          (iii) (A) after the date of this Agreement and prior to the termination of this Agreement, any Person makes a Takeover Proposal, (B) this Agreement is terminated by Parent pursuant to Section 7.1(e) or (f), and (C) a Third Party Acquisition Event occurs within 12 months of the date of termination of this Agreement.

Any termination fee due under this Section 5.4(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement in the case of a fee due under clause (i) of the preceding sentence, or on the date such Third Party Acquisition Event is consummated in the case of a fee due under clause
(ii) or (iii) of the preceding sentence. The payment of the termination fee pursuant to this Section 5.4(b) shall constitute liquidated damages and shall be the sole and exclusive remedy of Parent and Sub if this Agreement is terminated under the circumstances described above in this Section 5.4(b).

     Section 5.5 Best Efforts

     (a) Consummation of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act, the Regulatory Approval, the Applicable New Jersey Laws, and State Takeover Approvals), (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement and the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iii) the taking of all reasonable actions to minimize the effects of any State Takeover Approval on the transactions contemplated hereby, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

     (b) Representations and Warranties. Each party shall not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

     (c) Divestiture. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the material businesses, product lines or assets of Parent or any of its Subsidiaries or that otherwise would have a Material Adverse Effect on Parent.

     (d) Company Stock Option Termination Notices. At least sixty (60) days prior to the Effective Time, the Company will give the "Acceleration Notice" as defined in and contemplated by the Company Plans pursuant to which Company Stock Options were granted, provided that the holders of the Company Stock Options shall be entitled to the Option Consideration pursuant to Section 1.5(d) if such holder executes and delivers the option termination agreement as contemplated by
Section 1.5(d) above.

     Section 5.6 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market.

     Section 5.7 Real Estate Transfer and Gains Tax. Parent and the Company agree that either the Company or the Surviving Corporation will pay any state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger. The Company and Parent agree to cooperate with the other in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion.

     Section 5.8 Indemnification; Directors and Officers Insurance.

     (a) For six years from and after the Effective Time, Parent agrees to cause the Surviving Corporation to, and shall guarantee the obligation of the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's Certificate of Incorporation,

By-Laws or agreements in existence on the date hereof for acts or omissions occurring at or prior to the Effective Time.

     (b) Parent shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is substantially similar (with respect to limits and deductibles) to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required in any year to expend more than $360,000 for such coverage (the "Maximum Premium"), and provided, further, that if the Surviving Corporation is unable to obtain the amount of such insurance required by this Section 5.8(b) for such aggregate premiums, the Surviving Corporation shall purchase as much insurance as is obtainable for an aggregate annual premium of $360,000.

     (c) From and after the Effective Time, to the full extent permitted by the law, Parent shall, and shall cause the Company (or any successor to the Company) to, indemnify, defend and hold harmless the present officers and directors of the Company and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (collectively, "Losses") arising out of actions or omissions occurring at or prior to the Effective Time in connection with this Agreement, the Company Stockholder Agreement and the Transactions; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 5.8(c) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of this Agreement or the Company Stockholder Agreement, (ii) grossly negligent or criminal conduct or fraud, or (iii) any violation of federal, state or foreign securities laws. In order to be entitled to indemnification under this Section 5.8(c), an Indemnified Party must give Parent and the Company prompt written notice of any third party claim which may give rise to any indemnify obligation under this Section 5.8(c), and Parent and the Company shall have the right to assume the defense of any such claim through counsel of their own choosing, subject to such counsel's reasonable judgment that separate defenses that would create a conflict of interest on the part of such counsel are not available. If Parent and the Company do not assume any such defense, they shall be liable for all reasonable costs and expenses of defending such claim incurred by the Indemnified Party, including reasonable fees and disbursements of counsel, and shall advance such reasonable costs and expenses to the Indemnified Party; provided, however, that such advance shall be made only after receiving an undertaking from the Indemnified Party that such advance shall be repaid if it is determined that such Indemnified Party is not entitled to indemnification therefor. Neither Parent nor the Company shall be liable under this Section 5.8(c) for any Losses resulting from any settlement, compromise or offer to settle or compromise any such claim or litigation or other action, without the prior written consent of Parent and the Company.

     (d) In the event the Surviving Corporation or any successor to the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors of the Surviving Corporation honor the obligations of the Company set forth in this Section 5.8.

     Section 5.9 Notification of Certain Matters. Parent shall use its best efforts to give prompt notice to the Company, and the Company shall use its best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty by it contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects by it,
(ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on the Company; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.10 Employee Benefit Plans and Agreements

     (a) Company Plans. Parent shall cause the Surviving Corporation to perform the obligations of the Company under, and comply with, the Employee Agreements and to maintain through December 31, 1999 the Company Plans (other than plans providing for the issuance of Company Common Stock or based on the value of Company Common Stock) in effect on the date of this Agreement; provided, however, that Parent shall have no obligation to continue or renew any Employee Agreement or Company Plan that may be terminated in accordance with its terms; and provided, further, however, that nothing in this Agreement shall confer on any individual any right to employment, compensation for employment, or employee benefits. Notwithstanding the foregoing, Parent shall have the right, at its option, to replace the Company Plans with its own benefit plans provided such plans are in the aggregate comparable (taking into account all relevant factors) with the Company Plans.

     (b) Credit for Prior Service; Waiver of Pre-existing Conditions. In the event that Parent shall merge any Company Plan with any benefit plan of Parent or otherwise modify any Company Plan, prior service with the Company or any of its Subsidiaries will be counted for purposes of employee eligibility, seniority and vesting under such benefit plan, and any pre-existing condition shall be waived for each employee so long as such employee has had medical coverage under the Company Plans for at least six months immediately prior to the Effective Time.

     (c) Change of Control. Parent agrees that for purposes of any of the Company Plans conferring rights on a current or former employee, officer or director as a result of a change of control of the Company, the consummation of the Merger shall be deemed to constitute a "Change of Control" (as that term is defined in such Company Plans).

     Section 5.11 Performance by Sub. Parent shall cause Sub to comply with each of its obligations hereunder and pursuant to the Company Stockholder Agreement, including, without limitation, causing Sub to consummate the Merger as contemplated herein, and Parent hereby guarantees the performance by Sub of such obligations. Parent shall cause Sub to vote any shares of Common Stock owned by the Sub on the record date for the Stockholder Meeting to be voted for approval of this Agreement and the Merger.

     Section 5.12 Additional Consents and Approvals. The Company and Parent agree that they will cooperate and use their commercially reasonable efforts to seek any waiver and/or consent required such that consummation of the Transactions will not constitute a default under the terms of (1) that certain Credit Agreement, by and among NRG Generating (Newark) Cogeneration Inc. and NRG Generating (Parlin) Cogeneration Inc., Credit Suisse, Greenwich Funding Corporation and any Purchasing Lender as Lender and Credit Suisse as Agent, dated as of May 17, 1996, as amended by Amendment Number 1, dated June 28, 1996 and (2) that certain Construction and Term Loan Agreement, by and among NRG (Morris) Cogen, L.L.C., The Chase Manhattan Bank and other Banks as Lenders, The Chase Manhattan Bank as Agent and The Chase Manhattan Bank as Collateral Agent, dated September 15, 1997, as amended by the Amendment and Consent, dated December 10, 1997.

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

     Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law and the Certificate of Incorporation and By-laws of the Company.

     (b) HSR and Other Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have, individually or in the aggregate, a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

     (c) Governmental Actions. No statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or become applicable to this Agreement or the Merger and no other action shall have been taken by any court or other Governmental Entity other than the application to the Merger of the waiting period under the HSR Act, that, in each case, would be reasonably expected to result in any of the following effects: (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the making or consummation of the Merger or any other Transaction, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries in connection with the Offer, the Merger or the Agreement, or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company.

     Section 6.2 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

     (a) Performance of Obligations. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

     (b) Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct, provided that such representations and warranties shall be deemed to be true and correct unless the failure of such representations and warranties to be so true and correct would have a Material Adverse Effect on Parent or would prevent Parent from consummating the transactions contemplated by the Agreement, in each case as if such representations and warranties were made at the time of such termination (except to the extent such representations or warranties expressly relate to an earlier date).

     (c) Certain Consents. In obtaining any approval or consent required to consummate any of the transactions contemplated herein, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement which, in the reasonable opinion of the Company, individually or in the aggregate, would have a Material Adverse Effect on Parent (assuming the consummation of the Merger).

     Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

     (a) Performance of Obligations. The Company shall have complied with the provisions of Section 4.1 of the Agreement, and the Company shall have complied with any agreement or covenant in any material respect of the Company to be performed or complied with by it under the Agreement.

     (b) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct, provided that such representations and warranties shall be deemed to be true and correct unless the failure of such representations and warranties to be so true and correct would have a Material Adverse Effect on the Company or would prevent the Company from consummating the transactions contemplated by the Agreement, in each case as if such representations and warranties were made at the time of such termination (except to the extent such representations or warranties expressly relate to an earlier date).

     (c) Litigation. There shall not be instituted or pending any suit, action or proceeding by any Governmental Entity or by any other Person initiated as a result of this Agreement or any transactions contemplated hereby (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the making or consummation of the Merger or any other Transaction, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective

Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries in connection with the Merger or the Agreement, or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company.

     (d) Material Adverse Effect. Since the date of the Agreement, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on the Company.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or
Parent:

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company:

          (i) if the Merger has not been effected on or prior to the close of business on February 28, 2000 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose material and willful failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the Outside Date; provided; however that if the sole reason that the Merger shall not have been consummated by the Outside Date is the failure to hold the Stockholder Meeting by February 28, 2000, the Outside Date shall be extended to March 31, 2000;

          (ii) if any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

          (iii) if the stockholders of the Company fail to approve this Agreement and the Merger at the Stockholder Meeting or any adjournment or postponement thereof;

     (c) by Parent if prior to the Effective Time, the Company's Board of Directors or any committee thereof shall have withdrawn or modified in a manner adverse to Sub or Parent its approval or recommendation of the Transactions or shall have recommended or approved a Company Superior Proposal, or shall have resolved to do any of the foregoing;

     (d) by the Company, upon approval of its Board of Directors in accordance with Section 4.2(b); provided, however, that any termination of this Agreement pursuant to this Section 7.1(d) shall not be effective until the Company has made full payment of all amounts provided under Section 5.4(b);

     (e) by either Parent or the Company if the other party shall have breached or failed to comply in any material respect with any of its covenants or agreements other than Section 4.1 contained in this Agreement required to be performed or complied with prior to the date of such termination, which failure to comply has not been cured within thirty business days following receipt by such other party of written notice from the non-breaching party of such failure to comply or by Parent if the Company shall have breached or failed to comply with Section 4.1; or

     (f) by either Parent or the Company if there has been a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that individually or in the aggregate has a Material Adverse Effect on the breaching party or would prevent such breaching party from consummating the transactions contemplated by this Agreement.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

     Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.3 and the entirety of Sections 5.4, 8.6, 8.7, 8.9 and 8.10, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

     Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

     Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   (a) if to Parent or Sub, to

       Calpine Corporation
       50 West San Fernando Street
       San Jose, CA 95113
       Attention: John T. King, Vice President
       Fax: (408) 995-0505

       with a copy to:

       Howard, Smith & Levin LLP
       1330 Avenue of the Americas
       New York, NY 10019
       Attention: William R. Collins
       Fax: (212) 841-1010

   (b) if to the Company, to

       Cogeneration Corporation of America.
       One Carlson Parkway, Suite 240
       Minneapolis, Minnesota 55447-4454
       Attention: Julie A. Jorgensen
                   President and Chief Executive Officer
       Facsimile No.: (612) 745-7901

       with a copy to:

       Kaplan, Strangis and Kaplan, P.A.
       5500 Norwest Center
       Minneapolis, Minnesota 55402
       Attention: Bruce J. Parker
       Facsimile No.: (612) 375-1143

     Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except and as provided in the last sentence of Section 5.3, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as provided pursuant to Section 5.8 and 5.10, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

     Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

     Section 8.10 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the non-exclusive personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion.

     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          COGENERATION CORPORATION OF AMERICA

                                          By: /s/ JULIE A. JORGENSEN
                                             -----------------------------------
                                              Julie A. Jorgensen
                                              President and Chief Executive
                                              Officer

                                          CALPINE CORPORATION
                                          By: /s/ JOHN T. KING
                                             -----------------------------------
                                              John T. King
                                              Vice President

                                          CALPINE EAST ACQUISITION CORP.
                                          By: /s/ JOHN T. KING
                                             -----------------------------------
                                              John T. King
                                              Vice President

                                   EXHIBIT A
                      FORM OF CERTIFICATE OF INCORPORATION

     The following sentence shall be added at the end of Article Seventh of the Company's Amended and Restated Certificate of Incorporation:

     The provisions of this Article Seventh shall not apply to the transfer of shares of the Corporation's common stock by NRG Energy, Inc. to Calpine East Acquisition Corp. in contemplation of closing the merger contemplated
     by the agreement and plan of merger dated August   , 1999 among the
     Corporation, Calpine Corporation and Calpine East Acquisition Corp.

                                                                      APPENDIX B

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

     The following sentence shall be added at the end of Article Seventh of the Company's Amended and Restated Certificate of Incorporation:

     The provisions of this Article Seventh shall not apply to the transfer of shares of the Corporation's common stock by NRG Energy, Inc. to Calpine East Acquisition Corp. in contemplation of closing the merger contemplated by the agreement and plan of merger dated August 26, 1999 among the Corporation, Calpine Corporation and Calpine East Acquisition Corp.

                                                                      APPENDIX C

    FAIRNESS OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                                                                 August 26, 1999

The Independent Directors Committee
Cogeneration Corporation of America
One Carlson Parkway
Suite 240
Minneapolis, MN 55447-4454

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of Cogeneration Corporation of America, a Delaware corporation (the "Company"), other than NRG Energy, Inc. ("NRG") which currently owns approximately 45.3% of the Company's outstanding common stock, of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 26, 1999 (the "Agreement"), by and among Calpine Corporation, a Delaware corporation ("Buyer"), the Company and Calpine East Acquisition Corp., a Delaware corporation and a subsidiary of Buyer ("Sub"), pursuant to which Sub will be merged (the "Merger") with and into the Company.

     Pursuant to the Agreement, each issued and outstanding share of common stock of the Company, par value $.01 per share (the "Common Stock"), will be converted into the right to receive $25.00 per share in cash (the "Merger Price"), except for certain shares held by Sub, including shares that NRG will contribute to the Sub pursuant to the Contribution and Stockholders Agreement, dated August 26, 1999 (the "Stockholder Agreement"), by and among Buyer, Sub and NRG. After giving effect to the Merger and the Stockholder Agreement, 80% of the common stock of the Company surviving the Merger will be held by Buyer and 20% will be held by NRG.

     In arriving at our opinion, we have reviewed the Agreement, the Company Letter, dated August 26, 1999, described in Section 3.2 of the Agreement, and the Stockholder Agreement, which sets forth the essential terms and conditions under which NRG would be able to sell its Common Stock. We also have reviewed certain financial and other business information that was publicly available or furnished to us by the Company, including information provided during discussions with management, for recent years and interim periods to date. Included in the information provided during discussions with management were certain internal financial forecasts and projections of the Company for the period beginning January 1, 1999 and ending December 31, 2009 prepared by the management of the Company. We have met with the management of the Company to review and discuss such information and the Company's business, operations, assets, financial condition and future prospects. In addition, we have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for various other companies whose securities are traded in public markets, which we believe may be similar or comparable to the Company, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other recent acquisition or business combination transactions and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of rendering this opinion.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us, and we have not attempted independently to verify any of such information. With respect to the financial projections supplied to us by the Company, we have relied on representations that they were prepared in good faith and on bases reflecting the best currently available judgments and estimates of the management of the Company as to the future operating and financial performance of the Company. In addition, we have not conducted a physical inspection of the properties or facilities of the Company or assumed any responsibility for making an independent evaluation of any assets or liabilities of the Company or for making any independent verification of any of the information reviewed by us.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and should not be relied upon by any stockholder as such.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking services for the Company in the past and has been compensated for such services. We have also acted as financial advisor to the Company in connection with the proposed sale of the Company to Buyer, including participating in the discussions and negotiations between the Company and Buyer which resulted in the Agreement. We will also receive a fee from the Company for rendering this opinion and are continuing to provide financial advisory services to the Company with respect to the Merger and may receive additional fees for such services.

     Based upon and subject to the foregoing and such other factors as we deem relevant, including the various assumptions and limitations set forth herein, we are of the opinion that as of the date hereof the Merger Price to be received by the stockholders of the Company (other than NRG) pursuant to the Merger is fair from a financial point of view to such stockholders.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/ JAMES M. BRONER
                                             -----------------------------------
                                              James M. Broner
                                              Senior Vice President

                                                                      APPENDIX D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                      COGENERATION CORPORATION OF AMERICA
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR THE SPECIAL MEETING OF STOCKHOLDERS ON DECEMBER 16, 1999.
         The undersigned, hereby appoints David H. Peterson and Julie A. Jorgensen, or either of them, as proxies, each with full power of substitution, to represent and to vote, as designated below, all the undersigned's shares of Common Stock of Cogeneration Corporation of America, which the undersigned would be entitled to vote at the
     Special Meeting of Stockholders to be held on             , December
     16, 1999 at 9:00 a.m., and at any adjournment thereof.
         This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted "FOR" proposals 1, 2 and 3.

      PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 26, 1999 (the "Merger Agreement"), pursuant to which Calpine East Acquisition Corp ("Acquisition Sub"), a Delaware corporation and subsidiary of Calpine Corporation, a Delaware corporation ("Calpine"), will be merged (the "Merger") with and into Cogeneration Corporation of America ("CogenAmerica") and each outstanding share of CogenAmerica common stock will be converted into the right to receive $25.00 in cash, other than shares owned by CogenAmerica, Acquisition Sub and stockholders who exercise their appraisal rights under Delaware law. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement. The Merger Agreement is also summarized in the Proxy Statement.
                  [ ] FOR          [ ] AGAINST         [ ] ABSTAIN
     2. To consider and vote upon a proposal to approve an amendment to CogenAmerica's Certificate of Incorporation as set forth in Appendix B to the Proxy Statement. The charter amendment is also summarized in the Proxy Statement.
                  [ ] FOR          [ ] AGAINST         [ ] ABSTAIN
       PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.
                 (Continued and TO BE SIGNED on reverse side.)

                          (Continued from other side)
     3. To authorize the proxies to vote to postpone or adjourn the Special Meeting for the purpose of soliciting additional proxies for approval of proposals 1 and 2 above.
                  [ ] FOR          [ ] AGAINST         [ ] ABSTAIN
     4. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or adjournments thereof.
                  [ ] FOR          [ ] AGAINST         [ ] ABSTAIN
         Please vote, date, sign and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.

                                            Dated  , 1999

                                            -------------------------------
                                                     Signature(s)

                                            -------------------------------
                                                     Signature(s)
                                            (Please sign exactly as name
                                            appears hereon. Joint owners
                                            should each sign.) Where
                                            applicable, indicate official
                                            position or representative
                                            capacity.

                            YOUR VOTE IS IMPORTANT.
       PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.